Exhibit 10.25

TRANSMONTAIGNE INC.

$275,000,000

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 25, 2003

UBS AG, Stamford Branch

Administrative Agent and Collateral Agent

UBS SECURITIES LLC

Sole Lead Arranger and Sole Book Manager

WACHOVIA BANK, NATIONAL ASSOCIATION

Syndication Agent

BNP PARIBAS and SOCIÉTÉ GÉNÉRALE, New York Branch
Co-Documentation Agents

CERTAIN FINANCIAL INSTITUTIONS

Lenders

TABLE OF CONTENTS

1.	Definitions; Certain Rules of Construction

2.	The Credits.

	2.1.	Working Capital Credit.
	2.2.	[Reserved].
	2.3.	Swingline Credit.
	2.4.	Letters of Credit.
	2.5.	Application of Proceeds.
	2.6.	Nature of Obligations of Lenders to Make Extensions of Credit
	2.7.	Effect on Original Credit Agreement and Other Loan Documents

3.	Interest; Eurodollar Pricing Options; Fees.

	3.1.	Interest
	3.2.	Eurodollar Pricing Options.
	3.3.	Commitment Fees
	3.4.	Letter of Credit Fees
	3.5.	Reserve Requirements, etc
	3.6.	Taxes
	3.7.	Capital Adequacy
	3.8.	Regulatory Changes
	3.9.	Computations of Interest and Fees

4.	Payment.

	4.1.	Payment at Maturity
	4.2.	Prepayments and Reductions.
	4.3.	Letters of Credit
	4.4.	Reborrowing; Application of Payments, etc.

5.	Conditions to Effectiveness of this Agreement and to Extending Credit.

	5.1.	Conditions on Amendment and Restatement Date
	5.2.	Conditions to Each Extension of Credit

6.	General Covenants

	6.1.	Taxes and Other Charges; Accounts Payable.
	6.2.	Conduct of Business, etc.

i

	6.3.	Insurance.
	6.4.	Financial Statements and Reports
	6.5.	Certain Financial Tests.
	6.6.	Indebtedness
	6.7.	Guarantees; Letters of Credit
	6.8.	Liens
	6.9.	Investments and Acquisitions
	6.10.	Distributions
	6.11.	Merger, Consolidation and Dispositions of Assets
	6.12.	Lease Obligations
	6.13.	Issuance of Stock by Subsidiaries; Subsidiary Distributions.
	6.14.	Derivative Contracts
	6.15.	Negative Pledge Clauses
	6.16.	ERISA, etc.
	6.17.	Transactions with Affiliates
	6.18.	Open Positions
	6.19.	Environmental Laws.
	6.20.	Deposit of Funds

7.	Representations and Warranties

	7.1.	Organization and Business.
	7.2.	Financial Statements and Other Information; Material Agreements.
	7.3.	Agreements Relating to Financing Debt, Investments, etc
	7.4.	Changes in Condition
	7.5.	Title to Assets
	7.6.	Operations in Conformity with Law, etc.
	7.7.	Litigation
	7.8.	Authorization and Enforceability
	7.9.	No Legal Obstacle to Agreements
	7.10.	Defaults
	7.11.	Licenses, etc
	7.12.	Tax Returns
	7.13.	Certain Business Representations.
	7.14.	Environmental Regulations.
	7.15.	Pension Plans
	7.16.	Foreign Trade Regulations; Government Regulation; Margin Stock.
	7.17.	Minimum Petroleum Products Inventory Requirements
	7.18.	Solvency
	7.19.	Disclosure

8.	Defaults.

	8.1.	Events of Default
	8.2.	Certain Actions Following an Event of Default
	8.3.	Annulment of Defaults
	8.4.	Waivers

9.	Guarantees.

	9.1.	Guarantees of Credit Obligations
	9.2.	Continuing Obligation
	9.3.	Waivers with Respect to Credit Obligations
	9.4.	Lenders’ Power to Waive, etc
	9.5.	Information Regarding the Company, etc.
	9.6.	Certain Guarantor Representations
	9.7.	Subrogation
	9.8.	Subordination

10.	[Reserved].

11.	Expenses; Indemnity.

	11.1.	Expenses
	11.2.	General Indemnity
	11.3.	Indemnity with Respect to Letters of Credit

12.	Operations; Administrative Agent.

	12.1.	Interests in Credits
	12.2.	Administrative Agent’s Authority to Act, etc
	12.3.	Company to Pay Administrative Agent, etc
	12.4.	Lender Operations for Advances, Letters of Credit, etc.
	12.5.	Sharing of Payments, etc.
	12.6.	Amendments, Consents, Waivers, etc.
	12.7.	Administrative Agent’s Resignation.
	12.8.	Concerning the Administrative Agent.
	12.9.	Rights as a Lender
	12.10.	Independent Credit Decision
	12.11.	Indemnification
	12.12.	Regarding the Collateral Agent.

13.	Successors and Assigns; Lender Assignments and Participations

	13.1.	Assignments by Lenders.
	13.2.	Credit Participants

	13.3.	Replacement of Lender

14.	Confidentiality

15.	Foreign Lenders

16.	Notices

17.	Course of Dealing; Amendments and Waivers

18.	Defeasance

19.	No Strict Construction

20.	Certain Obligor Acknowledgments

21.	Venue; Service of Process; Certain Waivers

22.	WAIVER OF JURY TRIAL

23.	General

EXHIBITS

2.1.4	— Form of Working Capital Note

2.3.3	— Form of Swingline Note

5.2.1	— Form of Officer’s Certificate

6.2.5	— Risk Management Policies Manual dated February 11, 2000 of TransMontaigne Inc.

6.4.1	— Form of Covenant Compliance Certificate

6.4.4	— Form of Borrowing Base Certificate

7	— Disclosure Schedule

7.1	— Company and Subsidiaries

7.2.2	— Other Material Agreements

7.3	— Financing Debt, Certain Investments, etc.

7.14	— Hazardous Material Sites

7.15	— Multiemployer and Defined Benefit Plans

13.1.1	— Form of Assignment and Acceptance

A	— Form of Security Agreement

SCHEDULES

1.1	—Working Capital Commitments

6.8.11	— Existing Liens

v

TRANSMONTAIGNE INC.

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

This Agreement (this “Agreement”) dated as of June 25, 2003, is among TransMontaigne Inc., a Delaware corporation, the Subsidiaries of TransMontaigne Inc. from time to time party hereto, the Lenders from time to time party hereto, UBS AG, Cayman Islands Branch, in its capacity as a Lender, UBS AG, Stamford Branch, in its capacities as Administrative Agent and Collateral Agent for itself and the other Lenders.

RECITALS

WHEREAS, the Company, the Guarantors and UBS AG, Stamford Branch, as Administrative Agent and Collateral Agent entered into a credit agreement dated as of February 28, 2003 (the “Original Credit Agreement”).

WHEREAS, the Company and the Lenders desire to amend and restate the Original Credit Agreement in the form of this Agreement.

The parties hereby agree as follows:

1.                                       Definitions; Certain Rules of Construction.  Certain capitalized terms are used in this Agreement and in the other Credit Documents with the specific meanings defined below in this Section 1.  Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Section” refers to sections of this Agreement, (b) the capitalized term “Exhibit” refers to exhibits to this Agreement, (c) the capitalized term “Schedule” refers to schedules to this Agreement, (d) references to a particular Section include all subsections thereof, (e) the word “including” shall be construed as “including without limitation”, (f) accounting terms not otherwise defined herein have the meaning provided under GAAP, (g) terms defined in the UCC and not otherwise defined herein have the meaning provided under the UCC, (h) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (i) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and the other Credit Documents, (j) references to “Dollars” or “$” mean United States Funds. References to “the date hereof” mean the date first set forth above and (k) except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms and covenants (including without limitation Section 6.5) of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the date hereof (except that discretionary inventory held for immediate sale or exchange shall be deemed to be carried at fair value and base inventory and minimum inventory shall be deemed to be carried at the lower of cost or market as determined on a quarterly basis), unless agreed to by the Company and the Required Lenders.

“Accumulated Benefit Obligations” means the actuarial present value of the accumulated benefit obligations under any Plan, calculated in accordance with Statement No. 87 of the Financial Accounting Standards Board.

“Acquisition” means the acquisition of Coastal Fuels Marketing, Inc. and Coastal Tug and Barge, Inc. consummated on the Initial Closing Date pursuant to the Acquisition Documents.

“Acquisition Agreement” means the stock purchase agreement dated as of January 13, 2003 by and between El Paso GCP Company, as seller and TransMontaigne Product Services Inc., a Subsidiary of the Company, as buyer.

“Acquisition Documents” means the Acquisition Agreement, all schedules and exhibits thereto and all other agreements and instruments entered into in connection therewith.

“Adjusted EBITDA” means, for any period, the total of:

(a)                                  total operating income,

(b)                                 plus, depreciation and amortization,

(c)                                  plus, dividend income from and equity in earnings of petroleum related investments,

(d)                                 minus, Inventory Adjustments – Gross for such period;

provided that Adjusted EBITDA shall be increased by the following amounts with respect to any calculation thereof made at any time during the following periods: (i) as of the Initial Closing Date and for the fiscal quarter ending on March 31, 2003, by $27,500,000, (ii) for the fiscal quarter ending June 30, 2003, by $20,625,000, (iii) for the fiscal quarter ending September 30, 2003, by $13,750,000 and (iv) for the fiscal quarter ending December 31, 2003, by $6,875,000.

“Administrative Agent” means UBS AG, Stamford Branch, in its capacity as administrative agent for the Lenders hereunder, as well as its successors and assigns in such capacity pursuant to Section 13.

“Affected Lender” is defined in Section 13.3.

“Affiliate” means, with respect to the Company (or any other specified Person), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or with such other specified Person), and shall include (a) any executive officer or director or general partner of the Company (or of such other specified Person) and (b) any Person of which the Company (or such other specified Person) or any Affiliate (as defined in clause (a) above) of the Company (or of such other specified Person) shall, directly or indirectly, beneficially own either (i) at least 25% of the outstanding Equity Interests having the general power to vote or (ii) at least 25% of all Equity Interests; provided, however, that Lion Oil Company, an Arkansas corporation, shall not be deemed to be an Affiliate of the Company or of any Subsidiary of the Company under clause (b) of this definition, unless the Company or such Subsidiary shall, directly or indirectly, beneficially own either (x) at least 30% of the outstanding Equity Interests having the general power to vote of Lion Oil Company or (y) at least 30% of all Equity Interests in Lion Oil Company; and provided, further, that with respect to any Lender, the term “Affiliate” shall include any fund or other investment vehicle advised by such Lender or by an Affiliate of such Lender, any fund or other investment vehicle advised by the same investment vehicle as such Lender or the investment advisor of such Lender.

“Agreement” means this Agreement as from time to time amended, modified and in effect.

“Amendment and Restatement Date” means the date on which the Lenders shall have determined that all conditions precedent in Section 5.1 shall have been satisfied.

“Applicable Margin” means, with respect to any Working Capital Loan, (a) prior to the third Banking Day after the date of delivery of financial statements pursuant to Section 6.4.2 for the first fiscal quarter of the Company ending no earlier than 6 months after the Amendment and Restatement Date, the applicable percentage rate per annum in the table below assuming the Leverage Ratio is greater than 250% and (b) thereafter, the applicable percentage rate per annum in the table immediately below set opposite the Leverage Ratio as set forth on the most recent certificate referred to in this definition:

Leverage Ratio	Base Rate Applicable Margin	Eurodollar Applicable Margin
>250%	0.75%	2.75%
≥200% and ≤250%	0.50%	2.50%
≥150% and <200%	0.25%	2.25%
<150%	0.00%	2.00%

The Applicable Margin with respect to the Swingline Loan shall equal the Applicable Margin with respect to any Working Capital Loan subject to a Eurodollar Pricing Option. Changes in the Applicable Margin with respect to any Working Capital Loan shall occur on the third Banking Day after financial statements and a certificate calculating the Leverage Ratio have been furnished to the Administrative Agent in accordance with Section 6.4.1 or 6.4.2 from time to time. In the event that the information required to be delivered pursuant to

Section 6.4.1 or 6.4.2, as applicable, is not delivered when due, then during the period from the third Banking Day following the date such information was due until the third Banking Day following the date on which such information is actually delivered, the Applicable Margin for such Working Capital Loan shall be the maximum applicable amount set forth in the table above.

“Applicable Rate” means, at any date, the sum of

(a)                                  (i) with respect to each Loan subject to a Eurodollar Pricing Option, the sum of the Applicable Margin with respect thereto plus the Eurodollar Rate with respect to such Eurodollar Pricing Option; or (ii) with respect to each Loan, the sum of the Applicable Margin with respect thereto plus the Base Rate; plus

(b)                                 an additional 2% effective on the day the Administrative Agent notifies the Company that the interest rates hereunder are increasing as a result of the occurrence and continuance of an Event of Default until the earlier of such time as (i) such Event of Default is no longer continuing or (ii) such Event of Default is deemed no longer to exist, in each case pursuant to Section 8.3.

“Approved Fund” means, with respect to any Lender that is a fund or commingled investment vehicle that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved NYMEX Futures Contracts” has the meaning assigned to such term in the definition of Hedged Inventory Transaction.

“Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any property (including stock of any Subsidiary of the Company by the holder thereof) by the Company or any of its Subsidiaries to any Person other than the Company or any Guarantor and (b) any issuance or sale by any Subsidiary of the Company of its Equity Interests to any Person (other than to the Company or any Guarantor).

“Assignee” is defined in Section 13.1.1.

“Assignment and Acceptance” is defined in Section 13.1.1.

“Audit L/C” is defined in Section 2.5.4.

“Banking Day” means any day other than Saturday, Sunday or a day on which banks in New York, New York are authorized or required by law or other governmental action to close and, if such term is used with reference to a Eurodollar Pricing Option, any day on which dealings are effected in the Eurodollars in question by first-class banks in the inter-bank Eurodollar markets in New York, New York.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Default” means an Event of Default referred to in Section 8.1.10.

“Base Inventory” means the physical amount of petroleum products held for base operations, which was approximately 2.923 million barrels as of the Amendment and Restatement Date.

“Base Rate” means, on any date, the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the prime commercial lending rate of UBS AG, Stamford Branch, as established from time to time.

“Base Rate Loans” means a Loan bearing interest by reference to the Base Rate.

“Borrowing Base” means, on any date, the sum of the following (without duplication),

(a)                                  100% of Eligible Cash and Cash Equivalents,

(b)                                 plus 85% of Eligible Receivables,

(c)                                  plus 85% of Eligible Margin Deposits,

(d)                                 plus 80% of Eligible Exchange Contract Balances (if positive),

(e)                                  plus 80% of Eligible Inventory,

(f)                                    plus 80% of Eligible Letters of Credit,

(g)                                 minus any and all Indebtedness pari passu with respect to the Pledged Collateral,

(h)                                 minus any and all Indebtedness in respect of margin loans permitted under Section 6.6.14;

provided, however, that the Borrowing Base shall be reduced to $1.00 during any period when the Company has failed to furnish the computation of the Borrowing Base required by Section 6.4.4, commencing five days after such computation was originally due; and, provided, further, that items eligible for inclusion in the Borrowing Base shall be determined by the

Administrative Agent in its sole reasonable discretion from time to time; provided that no new components of the Borrowing Base may be created without the Required Lenders’ consent.

“Borrowing Base Certificate” is defined in Section 6.4.4.

“By-laws” means all written by-laws, rules, regulations and all other documents relating to the governance or internal regulation of any Person other than an individual, or interpretive of the Charter of such Person, all as from time to time in effect.

“Capital Expenditures” means, for any period, amounts added or required to be added to the property, plant and equipment or other fixed assets account on the Consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with GAAP, including expenditures in respect of (a) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment, leaseholds and any other real or personal property, (b) to the extent not included in clause (a) above, materials, contract labor and direct labor relating thereto (excluding amounts properly expensed as repairs and maintenance in accordance with GAAP), (c) software development costs to the extent not expensed and (d) the purchase price for the acquisition of another Person (or substantially all the assets of another Person) as a going concern or the acquisition of one or more assets that constitute an operating business.

“Capitalized Lease” means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

“Cash Equivalents” means

(a)                                  negotiable certificates of deposit, time deposits (including sweep accounts), demand deposits and bankers’ acceptances having a maturity of nine months or less and issued by any United States financial institution having capital and surplus and undivided profits aggregating at least $100,000,000 and rated at least Prime-1 by Moody’s or A-1 by S&P or issued by any Lender;

(b)                                 corporate obligations having a maturity of nine months or less and rated at least Prime-1 by Moody’s or A-1 by S&P or issued by any Lender;

(c)                                  any direct obligation of the United States of America or any agency or instrumentality thereof, or of any state or municipality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or which is subject to a fully collateralized repurchase agreement with any Lender (or any other financial institution referred to in clause (a) above) exercisable within one year from the time of purchase and (ii) which, in the case of obligations of any state or municipality, is rated at least Aa by Moody’s or AA by S&P; and

(d)                                 any mutual fund or other pooled investment vehicle rated at least Aa by Moody’s or AA by S&P which invests principally in obligations described above.

“Casualty Event” means, with respect to any property (including Real Property) of any Person, any loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Charter” means the articles of organization, certificate of incorporation, statute, constitution, joint venture agreement, partnership agreement, trust indenture, limited liability company agreement or other charter document of any Person other than an individual, each as from time to time in effect.

“Code” means the federal Internal Revenue Code of 1986, as amended.

“Collateral Agent” means UBS AG, Stamford Branch, in its capacity as collateral agent for the Lenders hereunder, as well as its successors and assigns in such capacity.

“Commitment Fee Rate” means (a) prior to the third Banking Day after the date of delivery of financial statements pursuant to Section 6.4.2 for the first fiscal quarter of the Company ending no earlier than six months after the Amendment and Restatement Date, the applicable percentage rate per annum in the table below assuming the Leverage Ratio is greater than 200% and (b) thereafter, the percentage rate per annum in the table below set opposite the Leverage Ratio:

Leverage Ratio	Commitment Fee
≥200%	0.500%
<200%	0.375%

Changes in the Commitment Fee Rate shall occur on the third Banking Day after financial statements and a certificate calculating the Leverage Ratio have been furnished to the Administrative Agent in accordance with Section 6.4.1 or 6.4.2 from time to time.  In the event that the information required to be delivered pursuant to Section 6.4.1 or 6.4.2, as applicable, is not delivered when due, then during the period from the third Banking Day following the date such information was due until the third Banking Day following the date on which such information is actually delivered, the Commitment Fee Rate shall be the maximum amount set forth in the table above.

“Commodity Account” has the meaning ascribed thereto in the Security Agreement.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company” means TransMontaigne Inc., a Delaware corporation.

“Computation Covenants” means Sections 6.5, 6.6.7, 6.6.12, 6.6.14, 6.9.6, 6.11.1, 6.12.2 and 6.18.

“Consolidated” and “Consolidating”, when used with reference to any term, mean that term as applied to the accounts of the Company (or other specified Person) and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, consolidated (or combined) or consolidating (or combining), as the case may be, in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries.

“Consolidated Current Assets” means, at any date, all amounts that are or should be carried as current assets on the balance sheet of the Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis (except for inventory which shall be at fair value) and (without duplication) all amounts that are carried as minimum petroleum products inventory assets on the balance sheet of the Company and its Subsidiaries at fair value on a Consolidated basis (whether or not using fair value as a valuation method is then permitted by GAAP).

“Consolidated Current Liabilities” means, at any date, all amounts that are or should be carried as current liabilities on the balance sheet of the Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis, including the current portion of all Funded Debt; provided that Consolidated Current Liabilities shall not include any amounts under Working Capital Loans.

“Consolidated Fixed Charges” means, for any period, the sum of

(a)                                  Consolidated Interest Expense,

(b)                                 plus, the aggregate amount of all mandatory scheduled payments, mandatory scheduled prepayments and sinking fund payments, all with respect to Financing Debt of the Company and its Subsidiaries in accordance with GAAP on a Consolidated basis, including payments in the nature of principal under Capitalized Leases, but in no event including contingent prepayments required by Section 4.2,

(c)                                  plus, any Distributions declared by the Company or paid or payable in cash by the Company or any of its Subsidiaries to third parties, including any Distributions on the Series B Convertible Preferred Stock; provided, that any such Distribution paid in cash in such period that was declared and included in Consolidated Fixed Charges in a prior period shall not be included in Consolidated Fixed Charges in such period,

(d)                                 plus, any taxes based upon or measured by net income paid or payable in cash for such period by the Company or any of its Subsidiaries,

(e)                                  plus, the aggregate fixed rental obligations (excluding payments required to be made by the lessee in respect of taxes and insurance whether or not denominated as rent) of the Company and its Subsidiaries in such period determined in accordance with GAAP on a Consolidated basis as lessee under all leases of real and/or personal property (other than Capitalized Leases).

“Consolidated Free Cash Flow” means, for any period, the total of

(a)                                  Adjusted EBITDA for such period,

(b)                                 minus, Consolidated Interest Expense for such period,

(c)                                  minus, any Distributions declared by the Company or paid or payable in cash by the Company or any of its Subsidiaries to third parties during such period; provided that any such Distribution paid in cash in such period that was declared and subtracted from Consolidated Free Cash Flow in a prior period shall not be subtracted from Consolidated Free Cash Flow in such period.

“Consolidated Interest Expense” means, for any period, the total of

(a)                                  the aggregate amount of interest, including without limitation commitment fees and Letter of Credit fees, payments in the nature of interest under Capitalized Leases and net payments under Interest Rate Protection Agreements, accrued by the Company and its Subsidiaries (whether such interest is reflected as an item of expense or capitalized) in accordance with GAAP on a Consolidated basis, minus

(b)                                 to the extent otherwise included in clause (a) above, the amortization of deferred financing fees and costs, original issue discount relating to Indebtedness and accrued interest on Indebtedness not paid in cash to the extent permitted by the terms, including subordination terms, of such Indebtedness (including PIK Interest), plus

(c)                                  actual cash payments with respect to accrued and unpaid interest (including PIK Interest) that has previously reduced Consolidated Interest Expense pursuant to clause (b) above.

“Consolidated Net Income” means, for any period, the net earnings (or loss) before dividend requirements for preferred stock of the Company and its Subsidiaries, determined in accordance with GAAP on a Consolidated basis; provided, however, that Consolidated Net Income shall not include

(a)                                  the earnings (or loss) of any Person accrued prior to the date such Person becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries;

(b)                                 the earnings (or loss) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest; provided, however, that Consolidated Net Income shall include amounts in respect of the earnings of such Person when actually received in cash by the Company or such Subsidiary in the form of dividends or similar Distributions;

(c)                                  all amounts included in computing such net earnings (or loss) in respect of the write-up of any asset (other than any write-up as a result of “mark to market” accounting in accordance with GAAP) or the retirement of any Indebtedness or equity at less than face value after June 30, 2002;

(d)                                 extraordinary and nonrecurring gains;

(e)                                  the earnings of any Subsidiary to the extent the payment of such earnings in the form of a Distribution or repayment of Indebtedness to the Company or a Wholly Owned Subsidiary is not permitted, whether on account of any Charter or By-law restriction, any agreement, instrument, deed or lease or any law, statute, judgment, decree or governmental order, rule or regulation applicable to such Subsidiary;

(f)                                    any after-tax gains or losses attributable to returned surplus assets of any Plan; or

(g)                                 any amounts (whether positive or negative) constituting Inventory Adjustments—Net.”

“Consolidated Net Tangible Assets” means, at any date, the total of

(a)                                  the total assets of the Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis; minus

(b)                                 Consolidated Current Liabilities; minus

(c)                                  all other liabilities of the Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis other than liabilities for Funded Debt; minus

(d)                                 the amount of intangible assets carried on the balance sheet of the Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis, including goodwill, patents, patent applications, copyrights, trademarks, trade names, research and development expense, organizational expense, annualized debt discount and expense, deferred financing charges and debt acquisition costs; minus

(e)                                  the amount at which any minority interest in a Subsidiary appears as a liability on the Consolidated balance sheet of the Company and its Subsidiaries.

“Consolidated Tangible Net Worth” means, at any date, the total of

(a)                                  stockholders’ equity of the Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis adjusted for the cumulative net amount of Inventory Adjustments-Net since December 31, 2002, excluding the effect of any foreign currency translation adjustments (but in any event including in such equity, on a Consolidated basis, the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and any other convertible preferred stock of the Company at the time outstanding); minus

(b)                                 the amount by which such stockholders’ equity has been increased after December 31, 2002, 2002 by the items described in clause (a), (b), (c), (e) or (f) of the definition of Consolidated Net Income; minus

(c)                                  to the extent not already deducted from the amount in clause (a) above, (i) treasury stock, (ii) receivables due from an employee stock ownership plan and (iii) Guarantees of Indebtedness incurred by an employee stock ownership plan; minus

(d)                                 the amount of intangible assets carried on the balance sheet of the Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis, including goodwill, patents, patent applications, copyrights, trademarks, trade names, research and development expense, organizational expense, unamortized debt discount and expense, deferred financing charges and debt acquisition costs.

“Consolidated Total Funded Debt” means, at any date, all Funded Debt of the Company and its Subsidiaries on a Consolidated basis.

“Consolidated Total Senior Funded Debt” means, at any date, all Funded Debt of the Company and its Subsidiaries that is not by its terms subordinated in right of payment to the Credit Obligations on a Consolidated basis.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in Section 6.8.2, 6.8.3 or 6.8.4, the following conditions:

(a)                                  the Company shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Pledged Collateral on account of such Lien;

(b)                                 to the extent such Lien is probable of an unfavorable outcome and in an amount in excess of $1,000,000, the appropriate Obligor shall maintain cash reserves or, at the option and upon request of the Administrative Agent, obtain a bond in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c)                                  such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Control Agreement” has the meaning ascribed thereto in the Security Agreement.

“Credit Documents” means

(a)                                  this Agreement, the Notes, each Letter of Credit, each draft presented or accepted under a Letter of Credit, the Fee Letter, the Security Documents and each Hedging Agreement provided by a Lender (or an Affiliate of a Lender) to the Company or any of its Subsidiaries, each as from time to time in effect;

(b)                                 all financial statements, reports, notices, mortgages, assignments, UCC financing statements or certificates delivered to the Administrative Agent or any of the Lenders by the Company, any of its Subsidiaries or any other Obligor in connection herewith or therewith; and

(c)                                  any other present or future agreement or instrument from time to time entered into among the Company, any of its Subsidiaries or any other Obligor, on one hand, and the Administrative Agent, any Letter of Credit Issuer or all the Lenders, on the other hand, relating to, amending or modifying this Agreement or any other Credit Document referred to above or which is stated to be a Credit Document, each as from time to time in effect.

“Credit Obligations” means all present and future liabilities, obligations and Indebtedness of the Company, any of its Subsidiaries or any other Obligor owing to the Administrative Agent, Collateral Agent or any Lender (or any Affiliate of a Lender) under or in connection with this Agreement or any other Credit Document, including without limitation obligations in respect of principal, interest, reimbursement obligations under Letters of Credit and Hedging Agreements provided by a Lender (or an Affiliate of a Lender), commitment fees, facility fees, Letter of Credit fees, amounts provided for in Sections 3.2.4, 3.5, 3.6, 3.7, 3.8 and 11, amounts payable under the Fee Letter and other fees, charges, indemnities and expenses from time to time owing hereunder or under any other Credit Document (all whether accruing before or after a Bankruptcy Default and regardless of whether allowed as a claim in bankruptcy or similar proceedings).

“Credit Participant” is defined in Section 13.2.

“Default” means any Event of Default and any event or condition which with the passage of time or giving of notice, or both, would become an Event of Default, including the filing against the Company, any of its Subsidiaries or any other Obligor of a petition commencing an involuntary case under the Bankruptcy Code.

“Delinquency Period” is defined in Section 12.4.4.

“Delinquent Lender” is defined in Section 12.4.4.

“Delinquent Payment” is defined in Section 12.4.4.

“Deposit Account” has the meaning ascribed thereto in the Security Agreement.

“Distribution” means, with respect to the Company (or other specified Person),

(a)                                  the declaration or payment of any dividend or distribution, including dividends payable in shares of capital stock of or other Equity Interests in the Company (or such specified Person), on or in respect of any shares of any class of capital stock of or other Equity Interests in the Company (or such specified Person);

(b)                                 other than the redemption and/or repurchase of the Series A Convertible Preferred Stock at a purchase or redemption, as the case may be, price per share no greater than the liquidation preference thereof as of the Initial Closing Date, the purchase, redemption or other retirement of any shares of any class of capital stock of or other Equity Interest in the Company (or such specified Person) or any of its Subsidiaries, or of options, warrants or other rights for the purchase of such shares, directly, indirectly through a Subsidiary or corporate parent or otherwise;

(c)                                  any other distribution on or in respect of any shares of any class of capital stock of or equity or other beneficial interest in the Company (or such specified Person);

(d)                                 any payment of principal or interest with respect to, or any purchase, redemption or defeasance of, any Financing Debt of the Company (or such specified Person) or any of its Subsidiaries which by its terms or the terms of any agreement is subordinated to the payment of the Credit Obligations;

(e)                                  any payment of principal with respect to, or any purchase, redemption or defeasance of, any Financing Debt of the Company (or such specified Person) or any of its Subsidiaries (other than the Credit Obligations) prior to the stated maturity thereof (excluding repayment of Financing Debt with the proceeds of asset sales approved by the Required Lenders and scheduled amortization of principal of Financing Debt); and

(f)                                    any payment, loan or advance by the Company (or such specified Person) to, or any other Investment by the Company (or such specified Person) in, the holder of any shares of any class of Equity Interest in the Company (or such specified Person) or any of its Subsidiaries, or any Affiliate of such holder;

provided, however, that the term “Distribution” shall not include (i) the accrual of unpaid dividends on the Series A Convertible Preferred Stock, dividends on the Series A Convertible Preferred Stock paid solely in the form of additional shares of the Series A Convertible Preferred Stock or shares of Common Stock issued upon the redemption or conversion of the Series A Convertible Preferred Stock, (ii) the accrual of unpaid dividends on the Series B Convertible Preferred Stock, dividends on the Series B Convertible Preferred Stock paid solely in the form of additional shares of the Series B Convertible Preferred Stock in lieu of cash dividends or shares of Common Stock issued upon the redemption or conversion of the Series B Convertible Preferred Stock, (iii) dividends payable in perpetual common stock of or other similar Equity Interests in the Company (or such specified Person), (iv) payments in the ordinary course of business in respect of (A) reasonable compensation paid to employees, officers and directors or (B) advances to employees for travel expenses, drawing accounts and similar expenditures, (v) any loan or advance by the Company to any Guarantor, (vi) any other loan or advance by the Company which constitutes an Investment permitted under Section 6.9.5 or (vii) the payment of obligations in respect of the Interest Rate Protection Agreement existing on the Initial Closing Date or Interest Rate Protection Agreements permitted to be entered into after the Initial Closing Date by Section 6.14.

“Documentation Agents” mean BNP Paribas and Société Générale, New York Branch.

“Eligible Cash and Cash Equivalents” means, at any date, cash and Cash Equivalents of the Company and its Subsidiaries that are held in restricted accounts that are accounts “blocked” (through possession or through a control agreement with the Administrative Agent) in favor of the Collateral Agent for the benefit of the Lenders, or otherwise subject to a valid, first priority, perfected Lien in favor of the Collateral Agent for its benefit or the benefit of the Secured Parties and under the dominion of the Collateral Agent.

“Eligible Exchange Contract Balances” means, at any date, the amount of the balance, determined in accordance with prices set forth in the applicable exchange contracts, based on current value on a mark to market basis, of any rights of the Company and its Subsidiaries to receive petroleum products, money or other value arising from the trading, lending, borrowing or exchange of petroleum products with trading partners acceptable to the Administrative Agent in its sole discretion, net of any offsets or counterclaims, and subject to a valid, first priority, perfected Lien in favor of the Collateral Agent for its benefit or the benefit of the Secured Parties.

“Eligible Inventory” means, at any date, the fair market value (whether or not using the fair market value as a valuation method is then permitted by GAAP) of all inventory of refined petroleum products owned by the Company or any of its Subsidiaries (excluding minimum volumes representing linefill and tank-bottom inventories that, in each case, are contained in any facilities of the Company and its Subsidiaries), and which meets all of the following requirements:

(a)                                  is subject to a valid, first priority, perfected Lien in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties;

(b)                                 is in good saleable condition, is not deteriorating in quality and is not obsolete;

(c)                                  is physically located within the United States of America;

(d)                                 is located at the places of business or the locations specified in the Security Agreement or the Perfection Certificate, as the same may be modified or supplemented from time to time pursuant to the Security Agreement or the Perfection Certificate, or at other locations owned by third parties and approved in advance by the Administrative Agent;

(e)                                  is owned by the Company or any of its Subsidiaries free and clear of Liens, other than Liens in favor of the Collateral Agent for the benefit of the Secured Parties;

(f)                                    has not been placed on consignment; and

(g)                                 is otherwise satisfactory to the Administrative Agent in its sole discretion.

For the purposes of this definition, the fair market value of all inventory of refined petroleum products contracted for by the Company or any of its Subsidiaries as of any date of determination, solely to the extent that (i) the suppliers of such inventory are the named beneficiaries of Letters of Credit, (ii) such Letters of Credit were issued to support such purchases of inventory, (iii) such inventory has not yet been delivered to or received by the Company or any of its Subsidiaries and (iv) such inventory is not otherwise included in Eligible Inventory, shall be included in the calculation of the amount of Eligible Inventory.  For the purposes of this definition, (a) any amount included in the calculation of Eligible Exchange Contract Balances shall be excluded from the calculation of Eligible Inventory to the extent necessary to avoid duplication and (b) the amount of Eligible Exchange Contract Balances (if negative) shall be subtracted from the calculation of the amount of Eligible Inventory.

“Eligible Letters of Credit” means, at any date, the aggregate undrawn portion of the face amount of any Letters of Credit issued hereunder for the account of the Company or a Guarantor solely for the purpose of purchasing inventory, as to which: (a) the expiration date has not occurred and (b) as of the date of inclusion of such Letters of Credit in the most recently delivered Borrowing Base Certificate, by virtue of the terms of such Letters of Credit it is not possible to have arisen any liability of the Letter of Credit Issuer with respect to drawings under such Letters of Credit.

“Eligible Margin Deposits” means, at any date, the initial margin deposits of the Company or any of its Subsidiaries in accounts at commodity brokers pre-approved by the Administrative Agent and with whom the Collateral Agent and the Company and/or its Subsidiaries have executed pledge or other agreements in form and substance satisfactory to the Administrative Agent.

“Eligible Receivables” means, at any date, the aggregate amount (without duplication) of (i) all accounts receivable carried on the books of the Company and its Subsidiaries in accordance with GAAP on a Consolidated basis arising in the ordinary course of business, less all reserves with respect to such accounts receivable and less any and all offsets, counterclaims or contras in respect thereof (including the amount of any account payable (including any uninvoiced account payable) or other liability owed by the Company or any of its Subsidiaries to the account debtor on such account receivable, whether or not a specific netting agreement may exist, excluding, however, any portion of any such account payable or other liability which is at the date of determination covered by a Letter of Credit), and (ii) uninvoiced accounts receivable arising from deliveries during the 30-day period ending on the last Banking Day for which calculations are provided in the most recent Borrowing Base Certificate delivered in accordance with Section 6.4.4, in each case which accounts receivable or uninvoiced accounts receivable meet all of the following requirements:

(a)                                  are not outstanding for more than 60 days past the applicable invoice date;

(b)                                 constitute the valid, binding and legally enforceable obligation of the account debtor thereon, and are not subordinate to any other claim against such account debtor;

(c)                                  are not evidenced by any instrument, unless such instrument has been pledged and delivered to the Collateral Agent for the benefit of the Secured Parties;

(d)                                 are owned by the Company or any of its Subsidiaries free and clear of all Liens, other than Liens in favor of the Collateral Agent for the benefit of the Secured Parties;

(e)                                  are not the subject of a return, rejection, loss of or damage to the goods, the sale of which gave rise to the account receivable, or any request for credit or adjustment, or any other dispute with the account debtor on the account receivable;

(f)                                    do not arise out of transactions with a Subsidiary or an Affiliate;

(g)                                 are not due from a Person located outside the United States of America;

(h)                                 are with respect to an account debtor on the account receivable which is creditworthy in the judgment of the Administrative Agent;

(i)                                     the account debtor with respect to such account receivable has not filed a petition for relief under any existing or future law relating to bankruptcy, insolvency, reorganization or relief of debtors, made a general assignment for the benefit of creditors, had filed against it any petition or other application for relief under any existing or future law relating to bankruptcy, insolvency, reorganization or relief of debtors, failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs;

(j)                                     are subject to a valid, first priority, perfected Lien in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties;

(k)                                  are not denominated in other than United States Funds or payable outside the United States; and

(l)                                     are otherwise satisfactory to the Administrative Agent in its sole discretion.

For the purposes of this definition, (a) to the extent that the aggregate of all Eligible Receivables owing by any single account debtor and its Affiliates exceeds 25% of the amount of all Eligible Receivables (calculated excluding all accounts receivable owing by such account debtor and its Affiliates), such excess shall not be included in the calculation of the amount of Eligible Receivables, unless the Company has received the prior written approval of the Administrative Agent, (b) to the extent the Company or any of its Subsidiaries is contingently indebted for any reason to any account debtor, the accounts receivable owing to the Company or any of its Subsidiaries by such account debtor shall be deemed to be subject to offset, counterclaim or contra in the amount of such indebtedness, and (c) to the extent that the aggregate of all Eligible Receivables that are 31-60 days past the applicable invoice date exceeds 10% of the aggregate amount of all Eligible Receivables (calculated excluding all accounts receivable that are 31-60 days past the applicable invoice date), such excess shall not be included in the calculation of the amount of Eligible Receivables.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) and the common law relating to public and occupational health and safety, and protection of the environment, including, without limitation, OSHA.

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the Initial Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“ERISA Group Person” means the Company, any Subsidiary of the Company and any Person which is a member of the controlled group or under common control with the Company or any of its Subsidiaries within the meaning of section 414 of the Code or section 4001(a)(14) of ERISA.

“Eurodollars” means, with respect to any Lender, deposits of United States Funds in a non-United States office or an international banking facility of such Lender.

“Eurodollar Basic Rate” means, for any Eurodollar Interest Period, the sum of the Eurodollar Basic Reference Rates furnished by the Reference Lenders to the Administrative Agent divided by the number of such Reference Lenders.

“Eurodollar Basic Reference Rate” means, for any Eurodollar Interest Period and any Reference Lender, the rate of interest at which Eurodollar deposits in an amount comparable to the Percentage Interest of such Reference Lender in the portion of the Loan as to which a Eurodollar Pricing Option has been elected and which have a term corresponding to such Eurodollar Interest Period are offered to such Reference Lender by first class banks in the inter-bank Eurodollar market for delivery in immediately available funds at a Eurodollar Office on the first day of such Eurodollar Interest Period as determined by such Reference Lender at approximately 10:00 a.m. (New York City time) two Banking Days prior to the date upon which such Eurodollar Interest Period is to commence (which determination by such Reference Lender shall, in the absence of demonstrable error, be conclusive) and as furnished promptly thereafter by such Reference Lender to the Administrative Agent.

“Eurodollar Interest Period” means any period, selected as provided in Section 3.2.1, of one, two, three or six months, commencing on any Banking Day and ending on the corresponding date in the subsequent calendar month so indicated (or, if such subsequent calendar month has no corresponding date, on the last day of such subsequent calendar month); provided, however, that subject to Section 3.2.3, if any Eurodollar Interest Period so selected would otherwise begin or end on a date which is not a Banking Day, such Eurodollar Interest Period shall instead begin or end, as the case may be, on the immediately preceding or succeeding Banking Day as determined by the Administrative Agent in accordance with the then current banking practice in the inter-bank Eurodollar market with respect to Eurodollar deposits at the applicable Eurodollar Office, which determination by the Administrative Agent shall, in the absence of demonstrable error, be conclusive.

“Eurodollar Office” means such non-United States office or international banking facility of any Lender as such Lender may from time to time select.

“Eurodollar Pricing Options” means the options granted pursuant to Section 3.2.1 to have the interest on any portion of a Loan computed on the basis of a Eurodollar Rate.

“Eurodollar Rate” for any Eurodollar Interest Period means the rate, rounded upward to the nearest one thousandth of one percent, obtained by dividing (a) the Eurodollar Basic Rate for such Eurodollar Interest Period by (b) an amount equal to 1 plus the Eurodollar Reserve Rate; provided, however, that if at any time during such Eurodollar Interest Period the Eurodollar Reserve Rate applicable to any outstanding Eurodollar Pricing Option changes, the Eurodollar Rate for such Eurodollar Interest Period shall automatically be adjusted to reflect such change.

“Eurodollar Rate Loan” means a Loan subject to a Eurodollar Pricing Option.

“Eurodollar Reserve Rate” means the stated maximum rate (expressed as a decimal) of all reserves (including any basic, supplemental, marginal or emergency reserve or any reserve asset), if any, as from time to time in effect, required by any Legal Requirement to be maintained by any Lender against (a) “Eurocurrency liabilities” as specified in Regulation D of the Board of Governors of the Federal Reserve System applicable to Eurodollar Pricing Options, (b) any other category of liabilities that includes Eurodollar deposits by reference to which the interest rate on portions of the Loan subject to Eurodollar Pricing Options is determined, (c) the principal amount of or interest on any portion of the Loan subject to a Eurodollar Pricing Option or (d) any other category of extensions of credit, or other assets, that includes loans subject to a Eurodollar Pricing Option by a non-United States office of any of the Lenders to United States residents, in each case without the benefits of credits for prorations, expenses or offsets that may be available to a Lender.

“Event of Default” is defined in Section 8.1.

“Exchange Act” means the federal Securities Exchange Act of 1934.

“Federal Funds Rate” means, for any day, the rate equal to the weighted average (rounded upward to the nearest 1/8%) of (a) the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as such weighted average is published for such day (or, if such day is not a Banking Day, for the immediately preceding Banking Day) by the Federal Reserve Bank of New York, or (b) if such rate is not so published for such Banking Day, as determined by the Administrative Agent using any reasonable means of determination.  Each determination by the Administrative Agent of the Federal Funds Rate shall, in the absence of demonstrable error, be conclusive.

“Fee Letter” means that certain fee letter among the Company, UBS AG, Cayman Islands Branch and UBS Securities LLC dated as of February 20, 2003.

“Financial Officer” of the Company (or other specified Person) means its chief executive officer, chief financial officer, chief operating officer, chairman, president, treasurer or any of its vice presidents whose primary responsibility is for its financial affairs, in each case whose incumbency and signatures have been certified to the Administrative Agent by the secretary or other appropriate attesting officer of the Company (or such specified Person).

“Financing Debt” means each of the items described in clauses (a) through (f) of the definition of the term “Indebtedness” and, without duplication, any Guarantees of such items.

“First Reserve Common Stock” means 4,130,473 shares of Common Stock that were purchased by the Company for aggregate consideration of $20,445,841 from First Reserve Fund VI, Limited Partnership.

“Fixed Charges EBITDA” means, for any period, the sum of

(a)                                  Adjusted EBITDA,

(b)                                 plus, fixed rental obligations of the Company or any of its Subsidiaries as lessee under leases of real and/or personal property (excluding (A) payments required to be made by the Company or any of its Subsidiaries as lessee in respect of taxes and insurance whether or not denominated as rent and (B) obligations under Capitalized Leases).

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Foreign Trade Regulations” means (a) any act that prohibits or restricts, or empowers the President or any executive agency of the United States of America to prohibit or restrict, exports to or financial transactions with any foreign country or foreign national, (b) the regulations with respect to certain prohibited foreign trade transactions set forth at 22 C.F.R. Parts 120-130 and 31 C.F.R. Part 500 and (c) any order, regulation, ruling, interpretation, direction, instruction or notice relating to any of the foregoing.

“Funded Debt” means all Indebtedness of the Company or other specified Person which is payable more than one year from the date of creation thereof and shall include (a) current maturities of such Indebtedness and (b) all Indebtedness consisting of reimbursement obligations with respect to letters of credit other than letters of credit issued to finance inventory purchases or to secure other debt appearing on the balance sheet of the obligor.

“Funding Liability” means (a) any Eurodollar deposit which was used (or deemed by Section 3.2.6 to have been used) to fund any portion of a Loan subject to a Eurodollar

Pricing Option, and (b) any portion of a Loan subject to a Eurodollar Pricing Option funded (or deemed by Section 3.2.6 to have been funded) with the proceeds of any such Eurodollar deposit.

“GAAP” means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board and any predecessor or successor entity.

“General Corporate Purposes” means (a) financing acquisitions permitted by Section 6.9.6 (other than the Acquisition), (b) making or incurring Capital Expenditures or (c) repurchasing and/or redeeming Series A Convertible Preferred Stock and warrants to purchase Common Stock held by the holders of such Series A Convertible Preferred Stock to the extent permitted by Section 6.10.4.

“Governmental Authority” shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality, board or regulatory body.

“Guarantee” means, with respect to the Company (or other specified Person),

(a)                                  any guarantee by the Company (or such specified Person) of the payment or performance of, or any contingent obligation by the Company (or such specified Person) in respect of, any Indebtedness or other obligation of any primary obligor;

(b)                                 any other arrangement whereby credit is extended to a primary obligor on the basis of any promise or undertaking of the Company (or such specified Person) including any binding “comfort letter” or “keep well agreement” written by the Company (or such specified Person), to a creditor or prospective creditor of such primary obligor, to (i) pay the Indebtedness of such primary obligor, (ii) purchase an obligation owed by such primary obligor, (iii) pay for the purchase or lease of assets or services regardless of the actual delivery thereof or (iv) maintain the capital, working capital, solvency or general financial condition of such primary obligor;

(c)                                  any liability of the Company (or such specified Person) as a general partner of a partnership in respect of Indebtedness or other obligations of such partnership;

(d)                                 any liability of the Company (or such specified Person) as a joint venturer of a joint venture in respect of Indebtedness or other obligations of such joint venture;

(e)                                  any liability of the Company (or such specified Person) with respect to the tax liability of others as a member of a group (other than a group consisting solely of the Company and its Subsidiaries) that is consolidated for tax purposes; and

(f)                                    reimbursement obligations, whether contingent or matured, of the Company (or such specified Person) with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and Interest Rate Protection Agreements, in each case whether or not any of the foregoing are reflected on the balance sheet of the Company (or such specified Person) or in a footnote thereto; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee and the amount of Indebtedness resulting from such Guarantee shall be the maximum amount that the guarantor may become obligated to pay in respect of the obligations (whether or not such obligations are outstanding at the time of computation).

“Guarantor” means each Subsidiary listed on the signature page hereto or which subsequently becomes party to this Agreement as a Guarantor.

“Hazardous Material” means any pollutant, toxic or hazardous material or waste, including any “hazardous substance” or “pollutant” or “contaminant” as defined in section 101(14) of CERCLA or any other Environmental Law or regulated as toxic or hazardous under RCRA or any other Environmental Law.

“Hedged Inventory Borrowings” means Indebtedness under any Working Capital Loan or Working Capital Loans incurred for the purpose of financing the acquisition and maintenance by the Company or a Guarantor of refined petroleum product inventory subject to Hedged Inventory Transactions; provided that for the period commencing on the date the Company or the Guarantor, as applicable, is obligated to take delivery of such petroleum inventory so purchased by it, and until and including the date on which delivery to the purchaser is fulfilled, the Company or the Guarantor, as applicable, has the right and ability to store such quantity and quality of petroleum inventory in storage facilities and pipelines owned, leased, operated or otherwise used by the Company or the Guarantor, as applicable, and approved by the Administrative Agent.

“Hedged Inventory Transaction” means a transaction in which the Company or any Guarantor either (i) possesses refined petroleum product inventory or (ii) establishes one or more positions using New York Mercantile Exchange futures contracts arranged through brokers approved by the Administrative Agent and with whom control agreements among the Company or Guarantor, as applicable, the Administrative Agent and such brokers have been entered into in form and substance satisfactory to the Administrative Agent (“Approved NYMEX Futures Contracts”) to purchase (at a purchase price not to exceed the price at which the applicable refined petroleum product inventory is to be sold pursuant to clause (a) or (b) of this definition) refined petroleum product inventory for future delivery to the Company or Guarantor, as applicable, within 45 days of the establishment of any such position, and either (a) establishes one or more positions using Approved NYMEX Futures

Contracts to sell for future delivery within 370 days after delivery to the Company or Guarantor, as applicable, a similar aggregate quantity and quality of refined petroleum product inventory, (b) enters into a contract with a Qualified Person to sell for future delivery within 370 days after delivery to the Company or Guarantor, as applicable, a similar aggregate quantity and quality of refined petroleum product inventory, or (c) otherwise hedges any such position in a manner satisfactory to the Administrative Agent.

“Hedging Agreement” means any Interest Rate Protection Agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified upon the balance sheet of the Company (or other specified Person) as liabilities, but in any event including (without duplication)

(a)                                  borrowed money;

(b)                                 indebtedness evidenced by notes, debentures or similar instruments;

(c)                                  Capitalized Lease Obligations;

(d)                                 the deferred purchase price of assets, services or securities, including related noncompetition, consulting and stock repurchase obligations (other than ordinary trade accounts payable within six months after the incurrence thereof in the ordinary course of business);

(e)                                  mandatory redemption or dividend obligations on capital stock (or other equity) (excluding, however, any such obligation in respect of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock), including provisions that require the exchange of such capital stock (or other equity) for Indebtedness from the issuer;

(f)                                    reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and Interest Rate Protection Agreements;

(g)                                 unfunded pension liabilities;

(h)                                 obligations that are immediately and directly due and payable out of the proceeds of or production from property;

(i)                                     liabilities secured by any Lien existing on property owned or acquired by the Company (or such specified Person), whether or not the liability secured thereby shall have been assumed; and

(j)                                     all Guarantees in respect of Indebtedness of others.

“Indemnified Party” is defined in Section 11.2.

“Initial Closing Date” means February 28, 2003.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate hedge or other contractual arrangement that converts variable interest rates into fixed interest rates, fixed interest rates into variable interest rates or other similar arrangements.

“Inventory Adjustments – Gross” means the sum of (i) any gain recognized on beginning inventory-held for immediate sale or exchange, (ii) plus, any net margin recognized on sale of inventories-minimum volumes, (iii) minus, any gain deferred on ending inventory-held for immediate sale or exchange, (iv) minus, any lower of cost or market write-downs on discretionary inventories-base operating volumes or plus the reversal of any such write-downs, as the case may be, (v) minus, any lower of cost or market write-downs on inventories-minimum volumes.

“Inventory Adjustments – Net”  means the Company’s Inventory Adjustments – Gross minus the Company’s Inventory Adjustments – Tax Effect.

“Inventory Adjustments – Tax Effect” means the product of  the Company’s combined federal and state income tax rate and its Inventory Adjustments – Gross.

“Investment” means, with respect to the Company (or other specified Person),

(a)                                  any share of capital stock, partnership or other equity interest, evidence of Indebtedness or other security issued by any other Person to the Company (or such other specified Person);

(b)                                 any loan, advance or extension of credit to, or contribution to the capital of, any other Person;

(c)                                  any Guarantee of the obligations of any other Person;

(d)                                 any acquisition of all or any part of the business of any other Person or the assets comprising such business or part thereof; and

(e)                                  any other similar investment.

The investments described in the foregoing clauses (a) through (e) shall be included in the term “Investment” whether they are made or acquired by purchase, exchange, issuance of stock or other securities, merger, reorganization or any other method; provided, however, that the term “Investment” shall not include (i) current trade and customer accounts receivable for property leased, goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms, (ii) advances and prepayments to suppliers for property leased, goods furnished and services rendered in the ordinary course of business, (iii) advances to employees for travel expenses, drawing accounts and similar expenditures, (iv) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due to the Company (or such specified Person) or as security for any such Indebtedness or claim, (v) demand deposits in banks or similar financial institutions or (vi) joint operating agreements conducted by Wholly Owned Subsidiaries of the Company with each other or with third parties.

In determining the amount of outstanding Investments,

(a)                                  the amount of any Investment shall be the cost thereof (excluding any amounts paid in respect of inventory or other working capital items) minus any returns of capital in cash on such Investment (determined in accordance with GAAP without regard to amounts realized as income on such Investment);

(b)                                 the amount of any Investment in respect of a purchase described in clause (d) above shall be increased by the amount of any Financing Debt assumed in connection with such purchase or secured by any asset acquired in such purchase (whether or not any Financing Debt is assumed) or for which any Person that becomes a Subsidiary is liable on the date on which the securities of such Person are acquired; and

(c)                                  no Investment shall be increased as the result of an increase in the undistributed retained earnings of the Person in which the Investment was made or decreased as a result of an equity interest in the losses of such Person.

“Investment Property” is defined in the Security Agreement.

“ISP” is defined in Section 2.4.7.

“LC Disbursement” shall mean a payment or disbursement made by UBS AG, Cayman Islands Branch pursuant to a Letter of Credit.

“LC Sub-Account” is defined in Section 10.1(d).

“Legal Requirement” means any present or future requirement imposed upon any of the Lenders or the Company and its Subsidiaries by any law, statute, rule, regulation,

directive, order, decree or guideline (or any interpretation thereof by courts or of administrative bodies) of the United States of America, or any jurisdiction in which any Eurodollar Office is located or any state or political subdivision of any of the foregoing, or by any board, governmental or administrative agency, central bank or monetary authority of the United States of America, any jurisdiction in which any Eurodollar Office is located or where the Company or any of its Subsidiaries owns property or conducts its business, or any political subdivision of any of the foregoing and, without limitation of the foregoing, shall include with respect to the Obligors ERISA and all Environmental Laws.  Any such requirement imposed on any of the Lenders not having the force of law shall be deemed to be a Legal Requirement if such Lender reasonably believes that compliance therewith is in the best interest of such Lender.

“Lender” means each of the Persons listed as lenders on the signature page hereto, in its capacity as a Lender and such other Persons who may from time to time own a Percentage Interest in the Credit Obligations pursuant to Section 13.1.1, but the term “Lender” shall not include any Credit Participant in such capacity.

“Lending Officer” means such individuals whom the Administrative Agent may designate by notice to the Company from time to time as an officer or employee who may receive telephone requests for extensions of credit under Sections 2.1.3 and 2.3.2.

“Letter of Credit” is defined in Section 2.4.1.

“Letter of Credit Exposure” means, at any date, the sum of (a) the aggregate face amount of all drafts that may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding, plus (b) the aggregate face amount of all drafts that the Letter of Credit Issuer has previously accepted under Letters of Credit but has not paid.

“Letter of Credit Fee Rate” means on any date an amount equal to the Applicable Margin applicable to any portion of the Working Capital Loans subject to a Eurodollar Pricing Option.

“Letter of Credit Issuer” means, for any Letter of Credit, UBS AG, Stamford Branch or another Lender designated by the Company (and approved by the Administrative Agent) to issue such Letter of Credit in accordance with Section 2.4.

“Leverage Ratio” means, on the last day of each fiscal quarter of the Company, the ratio (expressed as a percentage) of the Consolidated Total Funded Debt of the Company and its Subsidiaries to the consolidated Adjusted EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters then ended; provided, however, that Hedged Inventory Borrowings of up to $100,000,000 shall be excluded from the calculation of Consolidated Total Funded Debt and all other Indebtedness under the Credit Obligations (regardless of maturity) shall be included in the calculation of Consolidated Total

Funded Debt; and, provided, further, however, that in the event during such period the Company or any of its Subsidiaries (a) (i) makes an acquisition permitted by Section 6.9.6 or (ii) makes or incurs a Capital Expenditure to acquire an asset with a prior operating history or (b) makes a disposition of all or substantially all of an operating business or of an asset with a prior operating history permitted by Section 6.11.1, for purposes of the Leverage Ratio, Adjusted EBITDA shall be calculated on a pro forma basis in a manner acceptable to the Administrative Agent as if such acquisition, Capital Expenditure or disposition had occurred on the first day of such period (except that the Acquisition shall, for the purposes of this definition, be in all cases deemed to have occurred on April 1, 2003) and using the historical audited financial statements (to the extent such audited financial statements are available) of any business so acquired or sold and other financial information reasonably acceptable to the Administrative Agent.  In making the computations contemplated by the immediately preceding proviso, the Company may make appropriate adjustments to reflect immediate cost savings and other transaction-related items so long as all such adjustments are acceptable to the Administrative Agent.

“Lien” means, with respect to the Company (or any other specified Person),

(a)                                  any lien, encumbrance, mortgage, pledge, charge or security interest of any kind upon any property or assets of the Company (or such specified Person), whether now owned or hereafter acquired, or upon the income or profits therefrom;

(b)                                 the acquisition of, or the agreement to acquire, any property or asset upon conditional sale or subject to any other title retention agreement, device or arrangement (including a Capitalized Lease);

(c)                                  the sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of the Company (or such specified Person), with or without recourse;

(d)                                 in the case of securities, any purchase option, call or similar purchase right of a third party;

(e)                                  the transfer of any tangible property or assets for the purpose of subjecting such items to the payment of previously outstanding Indebtedness in priority to payment of the general creditors of the Company (or such specified Person); and

(f)                                    the existence for a period of more than 120 consecutive days of any Indebtedness against the Company (or such specified Person) which if unpaid would by law or upon a Bankruptcy Default be given any priority over general creditors.

“Loan Account” means each Working Capital Loan Facility and Swingline Loan Facility, as applicable.

“Loans” means the collective reference to the Working Capital Loans and Swingline Loans, whether being carried as Base Rate Loans or Eurodollar Rate Loans.

“Mandatory Borrowing” is defined in Section 2.3.4.

“Margin Stock” means “margin stock” within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

“Material Adverse Change” means, since any specified date or from the circumstances existing immediately prior to the happening of any specified event, a material adverse change in the business, assets, financial condition or income of the Company and its Subsidiaries on a Consolidated basis, whether as a result of (a) general economic conditions affecting the petroleum industry, (b) difficulties in obtaining supplies and raw materials, (c) fire, flood or other natural calamities, (d) environmental pollution, (e) regulatory changes, judicial decisions, war or other governmental action or (f) any other event or development, whether or not related to those enumerated above.

“Material Adverse Effect” means (i) a materially adverse effect on the business, assets, operations, prospects, income or condition, financial or otherwise, of the Company and its Subsidiaries on a Consolidated basis, (ii) material impairment of the ability of the Company or any of its Subsidiaries to perform any of its obligations under this Agreement or any of the other Credit Documents, or (iii) material impairment of the rights of or benefits available to the Lenders under this Agreement or any of the other Credit Documents.

“Minimum Petroleum Products Inventory Requirements” means, on any date, the physical amount of petroleum products, consisting of pipeline fill and tank bottoms, which must be maintained by the Company and its Subsidiaries within their pipelines and terminals.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” as defined in section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)                                  with respect to any Asset Sale, the cash proceeds received by any Obligor (including cash proceeds subsequently received (as and when received by any Obligor) in respect of noncash consideration initially received) net of (i) selling expenses (including customary brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Company’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) the Company’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within 90 days of such Asset Sale (provided that to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a senior Lien on the asset sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); and

(b)                                 with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Non-Guarantor Subsidiary” means any Subsidiary of the Company that is not a Guarantor.

“Nonperforming Lender” is defined in Section 12.4.4.

“Notes” means the Working Capital Notes and the Swingline Notes, as applicable.

“Obligor” means the Company, each Guarantor and each Person guaranteeing, providing collateral for, or subordinating obligations to, the Credit Obligations.

“Officers’ Certificate” shall mean a certificate executed or authenticated by any two Financial Officers, each in his or her official (and not individual) capacity.

“Open Position” means any difference (whether positive or negative) between (a) the number of barrels of petroleum product the Company and its Subsidiaries hold in inventory (other than the Minimum Petroleum Products Inventory Requirements and Base Inventory) or have contracted to buy and (b) the number of barrels of petroleum product the Company and its Subsidiaries have contracted to sell.

“Original Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“OSHA” means the federal Occupational Safety and Health Act.

“Other Material Agreements” is defined in Section 7.2.2.

“Overdue Rate” is defined in Section 3.1.

“Payment Date” means (a) the last Banking Day of each calendar quarter occurring after the Initial Closing Date and (b) the Working Capital Commitment Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity.

“Percentage Interest” means (a) at all times when no Event of Default under Section 8.1.1 and no Bankruptcy Defaults exists, the ratio that the Working Capital Commitment of each Lender bears to the total Working Capital Commitments of all Lenders as from time to time in effect and reflected in the Register and the Percentage Interest of each Lender in the Working Capital Commitments shall be the ratio of such Lender’s Working Capital Commitment to the total Working Capital Commitments of all Lenders and (b) at all other times, the ratio that the respective amounts of the outstanding Credit Obligations owing to the Lenders in respect of extensions of credit under Section 2 bear to the total outstanding Credit Obligations owing to all Lenders.

“Perfection Certificate” means the perfection certificate delivered on the Original Closing Date relating to the Original Credit Agreement.

“Performing Lender” is defined in Section 12.4.4.

“Permitted Liens” is defined in Section 6.8.

“Person” means any present or future natural Person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any Governmental Authority or political subdivision thereof.

“PIK Interest” means any accrued interest payments on Financing Debt that are postponed or made through the issuance of “payment-in-kind” notes or other similar securities (including book-entry accrual with respect to such postponed interest payments), all in accordance with the terms of such Financing Debt; provided, however, that in no event shall PIK Interest include payments made with cash or Cash Equivalents.

“Plan” means, at any date, any pension benefit plan subject to Title IV of ERISA maintained, or to which contributions have been made or are required to be made, by any ERISA Group Person within six years prior to such date.

“Pledged Collateral” has the meaning assigned to such term in the Security Agreement.

“Pledged Securities” is defined in the Security Agreement.

“Preferred Stock Recapitalization Agreement” means the preferred stock recapitalization agreement dated as of June 28, 2002 between the Company and holders of Series A Convertible Preferred Stock.

“Prior Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of June 27, 2002 among the Company and Fleet National Bank, as administrative agent and collateral agent, Fleet Securities, Inc., as co-arranger and joint book manager, Wachovia Securities, as co-arranger and joint book manager, Wachovia Bank, National Association, as syndication agent, BNP Paribas, as documentation agent and certain other financial institutions.

“Prior Lien” shall have the meaning ascribed thereto in the appropriate Security Document.

“Qualified Person” means (a) a Person which has a Senior Debt Rating equal to or higher than BBB from S&P and a Senior Debt Rating equal to or higher than Baa2 from Moody’s, (b) a Person all of whose obligations to the Company or any Subsidiary described in clause (a)(x)(ii) of the definition of Hedged Inventory Transaction herein are irrevocably and unconditionally guaranteed by a Person having the Senior Debt Ratings required by the preceding clause (a) and/or are secured by an irrevocable letter of credit issued by one or more commercial banks having Senior Debt Ratings equal to or higher than A- from S&P and equal to or higher than A3 from Moody’s or (c) a Person who has been approved by the Required Lenders.

“RCRA” means the federal Resource Conservation and Recovery Act, as amended.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in Real Property owned, leased or operated by any Person and in which the Company or any Guarantor holds any easement, servitude or other similar right in the case of any pipeline assets, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Reference Lender” means UBS AG, Stamford Branch.

“Register” is defined in Section 13.1.4.

“Reimbursement Obligations” shall mean the Company’s obligations under Section 2.4 to reimburse LC Disbursements.

“Replacement Lender” is defined in Section 13.3.

“Required Lenders” means, with respect to any approval, consent, modification, waiver or other action to be taken by the Administrative Agent or the Lenders under the Credit Documents which require action by the Required Lenders, such Lenders as own at least a majority of the Percentage Interests (other than Delinquent Lenders during the existence of a Delinquency Period so long as such Delinquent Lender is treated the same as the other Lenders with respect to any actions being taken by the Required Lenders); provided, however, that with respect to any matters referred to in paragraph (b) of the proviso to Section 12.6, Required Lenders means such Lenders as own at least the portion of the Percentage Interests required by such paragraph (b).  This definition of “Required Lenders” may be amended or modified only in accordance with Section 12.6(b)(vi).

“Risk Management Policies Manual” means that certain Risk Management Policies Manual dated February 11, 2000 of TransMontaigne Inc., a copy of which is attached hereto as Exhibit 6.2.5.

“Secured Obligations” has the meaning ascribed thereto in the Security Agreement.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Securities Account” has the meaning assigned to such term in the Security Agreement.

“Securities Act” means the federal Securities Act of 1933.

“Security Agreement” means the first amended and restated inventory and accounts security agreement in the form of Exhibit A hereto dated as of the date hereof by and among the Company, the Guarantors and the Collateral Agent, as in effect from time to time.

“Security Documents” means the Security Agreement, the Perfection Certificate and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement to be filed with respect to the security interests in property created pursuant to the Security Agreement and any other document or instrument utilized to pledge as collateral for the obligations any property of whatever kind or nature.

“Senior Debt Rating” means a senior unsecured long-term debt rating issued and maintained by S&P or Moody’s.

“Senior Leverage Ratio” means, on the last day of each fiscal quarter of the Company, the ratio (expressed as a percentage) of the Consolidated Total Senior Funded Debt of the Company and its Subsidiaries to the consolidated Adjusted EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters then ended; provided, however, that Hedged Inventory Borrowings of up to $100,000,000 shall be excluded from the calculation of Consolidated Total Senior Funded Debt and all other Indebtedness under the Credit Obligations (regardless of maturity) shall be included in the calculation of Consolidated Total Senior Funded Debt; and, provided, further, however, that in the event during such period the Company or any of its Subsidiaries (a) (i) makes an acquisition permitted by Section 6.9.6 or (ii) makes or incurs a Capital Expenditure to acquire an asset with a prior operating history or (b) makes a disposition of all or substantially all of an operating business or of an asset with a prior operating history permitted by Section 6.11.1, for purposes of the Leverage Ratio, Adjusted EBITDA shall be calculated on a pro forma basis in a manner acceptable to the Administrative Agent as if such acquisition, Capital Expenditure or disposition had occurred on the first day of such period (except that the Acquisition shall, for the purposes of this definition, be in all cases deemed to have occurred on April 1, 2003) and using the historical audited financial statements (to the extent such audited financial statements are available) of any business so acquired or sold and other financial information reasonably acceptable to the Administrative Agent.  In making the computations contemplated by the immediately preceding proviso, the Company may make appropriate adjustments to reflect immediate cost savings and other transaction-related items so long as all such adjustments are acceptable to the Administrative Agent.

“Senior Subordinated Notes” means the Company’s 9-1/8% senior subordinated notes due 2010.

“Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $.01 per share, issued by the Company on or after March 25, 1999 in the aggregate initial amount of up to 200,000 shares having an initial liquidation value of $1,000 per share and any additional shares of such series of convertible preferred stock issued as or in lieu of dividends thereon.

“Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, par value $.01 per share, issued by the Company on or after June 27, 2002 in the aggregate initial amount of up to 100,000 shares having an initial liquidation value of $1,000 per share and any additional shares of such series of convertible preferred stock issued as or in lieu of dividends thereon.

“Sole Lead Arranger” means UBS Securities LLC, in its capacity as sole lead arranger and sole book-runner for this Agreement.

“Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured; (iii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iv) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Stamford Office” means the principal banking office of UBS AG, Stamford Branch in New York City.

“Subsequent Closing Date” means the date on which any extension of credit other than the initial extension is made pursuant to Section 2.1, 2.3 or 2.4.

“Subsidiary” means any Person of which the Company (or other specified Person) shall at the time, directly or indirectly through one or more of its Subsidiaries, (a) own more than 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or (b) hold more than 50% of the partnership, joint venture or similar interests.

“Swingline Lender” means UBS AG, Cayman Islands Branch, in its capacity as swingline lender hereunder.

“Swingline Loan” is defined in Section 2.3.1.

“Swingline Loan Facility” is defined in Section 2.3.3.

“Swingline Note” is defined in Section 2.3.3.

“Swingline Rate” means the rate equal to the sum of (a) the Federal Funds Rate plus the Applicable Margin, plus (b) an additional 2% per annum effective on the day the Administrative Agent notifies the Company that the interest rates hereunder are increasing as a result of the occurrence and continuance of an Event of Default until the earlier of such time as (i) such Event of Default is no longer continuing or (ii) such Event of Default is deemed no longer to exist, in each case pursuant to Section 8.3.

“Syndication Agent” means Wachovia Bank, National Association.

“Tax” means any present or future tax, levy, duty, impost, deduction, withholding or other charges of whatever nature at any time required by any Legal Requirement (a) to be paid by any Lender or (b) to be withheld or deducted from any payment otherwise required hereby to be made to any Lender, in each case on or with respect to its obligations hereunder, the Loan, any payment in respect of the Credit Obligations or any Funding Liability not included in the foregoing; provided, however, that the term “Tax” shall not include any franchise tax or taxes imposed upon or measured by the net income of such Lender (or withholding taxes with respect to such taxes) at the time such Lender became a party to this Agreement, except in the case of an Assignee, to the extent the applicable assignor was entitled to receive additional amounts in respect of any such tax or taxes.

“Transactions” means the consummation of the Acquisition, repayment of all amounts under, and the termination of, the Prior Credit Agreement, and the making of initial extensions of credit under the Original Credit Agreement on the Initial Closing Date.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof; provided, however, that with respect to the perfection of the Administrative Agent’s Lien in the Pledged Collateral and the effect of nonperfection thereof, the term “UCC” means the Uniform Commercial Code as in effect in any jurisdiction the laws of which are made applicable by Section 9-301 of the Uniform Commercial Code as in effect in the State of New York.

“UCP” is defined in Section 2.4.7.

“United States Funds” means such coin or currency of the United States of America as at the time shall be legal tender therein for the payment of public and private debts.

“Wholly Owned Subsidiary” means any Subsidiary of which all of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally (other than directors’ qualifying shares) is owned by the Company (or other specified Person) directly, or indirectly through one or more Wholly Owned Subsidiaries.

“Working Capital Borrowings” means Indebtedness under the Working Capital Loans incurred for working capital and other lawful corporate purposes of the Company and its Subsidiaries, including for the purpose of financing the acquisition of inventory in the ordinary course of business by the Company or a Guarantor, but excluding the purposes described in the definition of “General Corporate Purposes.” Working Capital Borrowings shall include Hedged Inventory Borrowings.

“Working Capital Commitments” means with respect to each Lender, such Lender’s obligations (if any) to extend the credit in respect of the Working Capital Loans up to the amount set forth opposite such Lender’s name on Schedule 1.1, and as the same may be (a) reduced pursuant to Section 4.2 or (b) reduced or increased from time to time pursuant to Section 13 by assignment by or to such Lender.  The aggregate amount of the Lenders’ Working Capital Commitments on the Amendment and Restatement Date is $275,000,000.

“Working Capital Commitment Termination Date” means the earlier of (a) the third anniversary of the Initial Closing Date, or if such date is not a Banking Day, the immediately preceding Banking Day and (b) such other date as the commitments to make extensions of credit have been terminated pursuant to Section 8.2.1

“Working Capital Lender” means each Lender with a Working Capital Commitment.

“Working Capital Loan” is defined in Section 2.1.1.

“Working Capital Loan Facility” is defined in Section 2.1.4.

“Working Capital Notes” is defined in Section 2.1.4.

2.                                       The Credits.

2.1.                              Working Capital Credit.

2.1.1                        Working Capital Loans.  Subject to all the terms and conditions of this Agreement and so long as no Default exists, from time to time on and after the Amendment and Restatement Date and prior to the Working Capital Commitment Termination Date, each Working Capital Lender will, severally and not jointly, in an aggregate principal amount not exceeding its Working Capital Commitment, make a loan (each, a “Working Capital Loan” and, collectively, the “Working Capital Loans”) to the Company in such amounts as may be requested by the Company in accordance with Section 2.1.3. The sum of the aggregate principal amount of Working Capital Loans made under this Section 2.1.1 at any one time outstanding plus the Swingline Loan plus the Letter of Credit Exposure shall in no event exceed the lesser of (a) the Borrowing Base and (b) the aggregate Working Capital Commitment in effect from time to time.  In no event will the principal amount of Working Capital Loans at any one time outstanding made by any Working Capital Lender pursuant to this Section 2.1 exceed such Working Capital Lender’s Working Capital Commitment.

2.1.2                        [Reserved.]

2.1.3                        Working Capital Borrowing Requests.  The Company may from time to time request a Working Capital Loan under Section 2.1.1 by providing to the Administrative Agent a notice (which may be given by a telephone call received by a Lending Officer if promptly confirmed in writing).  Such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) on the same Banking Day as the Amendment and Restatement Date or requested Subsequent Closing Date for such Working Capital Loan (third Banking Day prior to the Amendment and Restatement Date or the requested Subsequent Closing Date, as the case may be, of such Working Capital Loan if any portion of such Working Capital Loan will be subject to a Eurodollar Pricing Option on the Amendment and Restatement Date or the requested Subsequent Closing Date, as the case may be).  The notice must specify (a) the amount of the requested Working Capital Loan (which shall be not less than $500,000 and an integral multiple of $100,000) and (b) the Amendment and Restatement Date or requested Subsequent Closing Date therefor (which shall be a Banking Day).  Upon receipt of such notice, the Administrative Agent will promptly inform each other Working Capital Lender (by telephone or otherwise).  Each such Working Capital Loan will be made at the Stamford Office by depositing the amount thereof to an account designated by the Company in such notice that is subject to a Control Agreement.  In connection with each such Working Capital Loan, the Company shall furnish to the Administrative Agent a certificate in substantially the form of Exhibit 5.2.1.

2.1.4                        Working Capital Loan Facility; Working Capital Notes.  The Administrative Agent has established on its books a loan account for the Company (the “Working Capital Loan Facility”) which the Administrative Agent shall administer as follows: (a) the Administrative Agent shall add to the Working Capital Loan Facility, and the Working Capital Loan Facility shall evidence, the principal amount of all Working Capital Loans from time to time made by the Working Capital Lenders to the Company pursuant to Section 2.1.1 and (b) the Administrative Agent shall reduce the Working Capital Loan Facility by the amount of all payments made on account of the Indebtedness evidenced by the Working Capital Loan Facility.  The Working Capital Loans shall be deemed owed to each Working Capital Lender severally in accordance with such Working Capital Lender’s Percentage Interest, and all payments credited to the Working Capital Loan Facility shall be for the account of each Working Capital Lender in accordance with its Percentage Interest.  The Company’s obligations to pay each Working Capital Lender’s Percentage Interest in the Working Capital Loans shall be evidenced by a separate note of the Company in substantially the form of Exhibit 2.1.4 (the “Working Capital Notes”), payable to each Working Capital Lender in maximum principal amount equal to such Working Capital Lender’s Percentage Interest in the Working Capital Loans.

2.2.                              [Reserved].

2.3.                              Swingline Credit.

2.3.1                        Swingline Loan.  Subject to all the terms and conditions of this Agreement and so long as no Default exists, from time to time on and after the Amendment and Restatement Date and prior to the Working Capital Commitment Termination Date, the Swingline Lender will make loans (“Swingline Loans”) to the Company in such amounts as may be requested by the Company in accordance with Section 2.3.2. The sum of the aggregate principal amount of Swingline Loans made under this Section 2.3 at any one time outstanding plus the aggregate principal amount of Working Capital Loans plus the Letter of Credit Exposure shall in no event exceed the lesser of (a) the Borrowing Base and (b) the aggregate amount of the Working Capital Commitments (whether drawn or undrawn).  In no event will the principal amount of Swingline Loans made pursuant to this Section 2.3 at any one time outstanding exceed $35,000,000.

2.3.2                        Borrowing Requests.  The Company may from time to time request a Swingline Loan under Section 2.3.1 by providing to the Swingline Lender a notice (which may be given by a telephone call received by a Lending Officer).  Such a notice must be not later than 2:00 p.m. (New York City time) on the requested Subsequent Closing Date (which must be a Banking Day) for such Swingline Loan.  Each such Swingline Loan will be made at the Stamford Office by depositing the amount thereof to an account, designated by the Company in such notice that is subject to a Control Agreement, of the Company with the Swingline Lender.  In connection with each such Swingline Loan, if the Swingline Lender shall so request, the Company shall furnish to the Swingline Lender a certificate in substantially the form of Exhibit 5.2.1.

2.3.3                        Swingline Loan Facility; Swingline Notes.  The Swingline Lender will establish on its books a loan account for the Company (the “Swingline Loan Facility”) which the Swingline Lender shall administer as follows:  (a) the Swingline Lender shall add to the Swingline Loan Facility, and the Swingline Loan Facility shall evidence, the principal amount of all loans from time to time made by the Swingline Lender to the Company pursuant to Section 2.3.1 and (b) the Swingline Lender shall reduce the Swingline Loan Facility by the amount of all payments made on account of the Indebtedness evidenced by the Swingline Loan Facility.  The aggregate principal amount of the Indebtedness evidenced by the Swingline Loan Facility is referred to as the “Swingline Loan”.  The Company’s obligation to pay the Swingline Loan shall be evidenced by a note of the Company in substantially the form of Exhibit 2.3.3 (the “Swingline Note”), payable to the Swingline Lender in maximum principal amount equal to the Swingline Loan.

2.3.4                        Conversion of Swingline Loan into Working Capital Loan.  Whether or not the Working Capital Commitment Termination Date has already occurred, on any Banking Day after the occurrence and during the continuance of an Event of Default, the Swingline Lender may, in its sole discretion, give notice to the other Working Capital Lenders and the Company that the Swingline Loan shall be paid in full with a mandatory borrowing under the Working Capital Commitments (the “Mandatory Borrowing”).  Such a notice of a Mandatory Borrowing shall be deemed to have been automatically given upon a Bankruptcy Default or upon the exercise of any of the remedies provided in Section 8.2.  Upon the giving of any such notice or deemed notice, a Mandatory Borrowing under the Working Capital Commitments in the amount of the Swingline Loan shall be made on the next Banking Day from all Working Capital Lenders in accordance with their respective Percentage Interests in the Working Capital Commitments, and the proceeds thereof shall be applied to the Swingline Lender as a repayment of the Swingline Loan.  Each Working Capital Lender irrevocably agrees to make such Working Capital Loan pursuant to each such Mandatory Borrowing notice in the amount and in the manner specified above in this Section 2.3.4, notwithstanding (a) whether any conditions specified in Section 5 have been satisfied, (b) that a Default or an Event of Default has occurred and is continuing or (c) the date of such Mandatory Borrowing.  In the event that any Mandatory Borrowing cannot for any reason be made on the date required above (including as a result of the commencement of a proceeding under the Bankruptcy Code), each Working Capital Lender shall promptly purchase from the Swingline Lender as of the date the Mandatory Borrowing otherwise would have occurred such participation in the Swingline Loan as shall be necessary to cause the Working Capital Lenders to share in the Swingline Loan ratably based upon their respective Percentage Interests in the Working Capital Commitments.  In the event of such participations, all interest payable on the Swingline Loan shall be for the account of the Swingline Lender until the date on which the participations are required to be purchased and, to the extent attributable to the purchased participations, shall be payable to the participants from and after such date.  At the time any such purchase of participations is actually made, the purchasing Working Capital Lenders shall pay the Swingline Lender interest on the principal amount of the participation purchased at the overnight Federal Funds Rate for each day, commencing with the date the Mandatory Borrowing otherwise would have occurred, to the date of payment for such participation.

2.4.                              Letters of Credit.

2.4.1                        Issuance of Letters of Credit.  Subject to all the terms and conditions of this Agreement and so long as no Default exists, from time to time on and after the Amendment and Restatement Date and prior to the date 90 Banking Days preceding the Working Capital Commitment Termination Date, the Letter of Credit Issuer will issue for the account of the Company or, if the Company shall so direct, for the account of any Guarantor one or more irrevocable documentary or standby letters of credit (the “Letters of Credit”); provided, that after giving effect to such issuance (i) the Letter of Credit Exposure (not including Letter of Credit Exposure in respect of the Audit L/C) shall not be greater than $50,000,000 and (ii) the sum of the Letter of Credit Exposure plus the Working Capital Loans plus the Swingline Loan shall in no event exceed the lesser of (a) the Borrowing Base and (b) the aggregate Working Capital Commitments (whether drawn or undrawn).

2.4.2                        Requests for Letters of Credit.  The Company may from time to time request a Letter of Credit to be issued by providing to the Letter of Credit Issuer (and the Administrative Agent if the Letter of Credit Issuer is not the Administrative Agent) a notice which is actually received not less than two Banking Days prior to the Amendment and Restatement Date or requested Subsequent Closing Date, as the case may be, for such Letter of Credit specifying (a) the amount of the requested Letter of Credit, (b) the beneficiary thereof, (c) the Amendment and Restatement Date or requested Subsequent Closing Date, as the case may be, and (d) the principal terms of the text for such Letter of Credit.  Each Letter of Credit will be issued by forwarding it to the Company or to such other Person as directed in writing by the Company, with a copy to the Company.  In connection with the issuance of any Letter of Credit, the Company shall furnish to the Letter of Credit Issuer (and the Administrative Agent if the Letter of Credit Issuer is not the Administrative Agent) a certificate in substantially the form of Exhibit 5.2.1 and any customary application forms required by the Letter of Credit Issuer.  In the event of an inconsistency between such application form and this Agreement, this Agreement shall govern.

2.4.3                        Form and Expiration of Letters of Credit.  Each Letter of Credit issued under this Section 2.4 and each draft accepted or paid under such a Letter of Credit shall be issued, accepted or paid, as the case may be, by the Letter of Credit Issuer at its principal office.  No Letter of Credit shall provide for the payment of drafts drawn thereunder, and no draft shall be payable, at a date which is later than the earlier of (a) the date 12 months after the date of issuance and (b) five Banking Days prior to the Working Capital Commitment Termination Date.  Each Letter of Credit and each draft accepted under a Letter of Credit shall be in such form as is generally acceptable in the petroleum industry and to the Administrative Agent and the Letter of Credit Issuer, shall be in such amount as the Letter of Credit Issuer and the Company may agree upon at the time such Letter of Credit is issued and shall include a requirement of not less than three Banking Days after presentation of a draft before payment must be made thereunder.

2.4.4                        Lenders’ Participation in Letters of Credit.  Upon the issuance of any Letter of Credit, a participation therein, in an amount equal to each Working Capital Lender’s Percentage Interest, shall automatically be deemed granted by the Letter of Credit Issuer to each such Working Capital Lender on the date of such issuance and such Working Capital Lender shall automatically be obligated, as set forth in Section 12.4, to reimburse the Letter of Credit Issuer to the extent of their respective Percentage Interests for all obligations incurred by the Letter of Credit Issuer to third parties in respect of such Letter of Credit not reimbursed by the Company.  The Letter of Credit Issuer will send to each Working Capital Lender (and the Administrative Agent if the Letter of Credit Issuer is not the Administrative Agent) a confirmation regarding the participations in Letters of Credit outstanding during such month.

2.4.5                        Presentation.  The Letter of Credit Issuer may accept or pay any draft presented to it, regardless of when drawn and whether or not negotiated, if such draft, the other required documents and any transmittal advice are presented to the Letter of Credit Issuer and dated on or before the expiration date of the Letter of Credit under which such draft is drawn.  Except insofar as instructions actually received may be given by the Company in writing expressly to the contrary with regard to, and prior to, the Letter of Credit Issuer’s issuance of any Letter of Credit for the account of the Company and such contrary instructions are reflected in such Letter of Credit, the Letter of Credit Issuer may honor as complying with the terms of the Letter of Credit and with this Agreement any drafts or other documents otherwise in order signed, authenticated or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for benefit of creditors, liquidator, receiver or other legal representative of the party authorized under such Letter of Credit to draw or issue such drafts or other documents.  Within two Banking Days following the presentation of a draft under any Letter of Credit, the Letter of Credit Issuer shall give notice thereof to the Company, which notice shall be accompanied by copies of the draft and all documents presented therewith.

2.4.6                        Payment of Drafts.  At such time as a Letter of Credit Issuer makes any payment on a draft presented or accepted under a Letter of Credit, the Company will on demand pay to such Letter of Credit Issuer in immediately available funds the amount of such payment.  Unless the Company shall otherwise pay to the Letter of Credit Issuer the amount required by the foregoing sentence, any such amount paid prior to the Working Capital Commitment Termination Date shall be considered a loan under Section 2.1.1 and part of the Working Capital Loans.  So long as no Default shall exist or be created thereby, the addition of such amount to the Working Capital Loans pursuant to the preceding sentence shall constitute payment for the purposes of this Section 2.4.6.

2.4.7                        UCP; ISP.  As to any Letter of Credit that is a documentary letter of credit, the most recent Uniform Customs and Practice for Documentary Credits adopted by a Congress of the International Chamber of Commerce and adhered to by the Letter of Credit Issuer (the “UCP”), shall be binding on the Company and the Letter of Credit Issuer except to the extent otherwise provided herein, in any Letter of Credit or in any other Credit Document.  As to any Letter of Credit that is a standby letter of credit, the most recent International Standby Practices adopted by a Congress of the International Chamber of Commerce, and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Letter of Credit Issuer (the “ISP”), shall be binding on the Company and the Letter of Credit Issuer except to the extent otherwise provided herein, in any Letter of Credit or in any other Credit Document.  Without limiting the foregoing, in the event of an unexpected closure of the Letter of Credit Issuer, Letter of Credit draws may be made up to only two Banking Days after the reopening of the Letter of Credit Issuer rather than the 30 day period provided in Rule 3.14(a) of the ISP.  Anything in the UCP or the ISP to the contrary notwithstanding, the following shall apply:

(a)                                  Neither the Company nor any beneficiary of any Letter of Credit shall be deemed an agent of any Letter of Credit Issuer.

(b)                                 With respect to each Letter of Credit, neither the Letter of Credit Issuer nor its correspondents shall be responsible for or shall have any duty to ascertain:

(i)                           the genuineness of any signature;

(ii)                        the validity, form, sufficiency, accuracy, genuineness or legal effect of any endorsements;

(iii)                     delay in giving, or failure to give, notice of arrival, notice of refusal of documents or of discrepancies in respect of which any Letter of Credit Issuer refuses the documents or any other notice, demand or protest;

(iv)                    the performance by any beneficiary under any Letter of Credit of such beneficiary’s obligations to the Company;

(v)                       inaccuracy in any notice received by the Letter of Credit Issuer;

(vi)                    the validity, form, sufficiency, accuracy, genuineness or legal effect of any instrument, draft, certificate or other document required by such Letter of Credit to be presented before payment of a draft, or the office held by or the authority of any Person signing any of the same; or

(vii)                 failure of any instrument to bear any reference or adequate reference to such Letter of Credit, or failure of any Person to note the amount of any instrument on the reverse of such Letter of Credit or to surrender such Letter of Credit on to forward documents in the manner required by such Letter of Credit.

Except insofar as a particular Letter of Credit contains express, contrary instructions, the Letter of Credit Issuer may honor as complying with the terms of any Letter of Credit and with this Agreement any drafts or other documents otherwise in order signed, authenticated or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for benefit of creditors, liquidator, receiver or other legal representative of the party authorized under such Letter of Credit to draw or issue such drafts or other documents.

The occurrence of any of the events referred to in the UCP or the ISP or in the preceding clauses of this Section 2.4.7 shall not affect or prevent the vesting of any of the Letter of Credit Issuer’s rights or powers hereunder or the Company’s obligation to make reimbursement (whether by cash payment or refinancing with proceeds of the Working Capital Loans) of amounts paid under any Letter of Credit or any draft accepted thereunder.

Upon receipt, the Company will promptly examine (i) each Letter of Credit (and any amendments thereof) sent to it by the Letter of Credit Issuer and (ii) all instruments and documents delivered to it from time to time by the Letter of Credit Issuer.  The Company will notify the Letter of Credit Issuer of any claim of noncompliance by notice actually received within 36 hours (excluding hours included in non-Banking Days) after receipt of any of the foregoing documents, the Company being conclusively deemed to have waived any such claim against such Letter of Credit Issuer and its correspondents unless such notice is given.

In the event of any conflict between the provisions of this Agreement and either the UCP or the ISP, the provisions of this Agreement shall govern.

2.4.8                        Subrogation.  Upon any payment by a Letter of Credit Issuer under any Letter of Credit and until the reimbursement of such Letter of Credit Issuer by the Company with respect to such payment as provided in Section 2.4.6, the Letter of Credit Issuer shall be entitled to be subrogated to, and to acquire and retain, the rights which the Person to whom such payment is made may have against the Company, all for the benefit of the Lenders.  The Company will take such action as the Letter of Credit Issuer may reasonably request, including requesting the beneficiary of any Letter of Credit to execute such documents as the Letter of Credit Issuer may reasonably request, to assure and confirm to the Letter of Credit Issuer such subrogation and such rights, including the rights, if any, of the beneficiary to whom such payment is made in accounts receivable, inventory and other properties and assets of any Obligor.

2.4.9                        Modification, Consent, etc.  If the Company requests or consents in writing to any modification or extension of any Letter of Credit, or waives in writing any failure of any draft, certificate or other document to comply with the terms of such Letter of Credit, and if the Letter of Credit Issuer consents thereto, the Letter of Credit Issuer shall be entitled to rely on such request, consent or waiver.  This Agreement shall be binding upon the Company with respect to such Letter of Credit as so modified or extended, and with respect to any action taken or omitted by such Letter of Credit Issuer pursuant to any such request, consent or waiver.

2.5.                              Application of Proceeds.

2.5.1                        Working Capital Loans.  Subject to Section 2.5.5 and the other provisions of this Agreement, the Company on the Initial Closing Date has applied no more than $120,000,000 in the proceeds of Working Capital Loans for the purpose of consummating a portion of the Transactions, and from and after the Amendment and Restatement Date Working

Capital Loans shall be used for the purposes described in the definitions of General Corporate Purposes and Working Capital Borrowings in Section 1.

2.5.2                        [Reserved].

2.5.3                        Swingline Loan.  Subject to Section 2.5.5 and the other provisions of this Agreement, the Company will apply the proceeds of the Swingline Loan for General Corporate Purposes and Working Capital Borrowings of the Company and its Subsidiaries.

2.5.4                        Letters of Credit.  Subject to Section 2.5.5 and the other provisions of this Agreement, Letters of Credit shall be issued only to support purchases of inventory in the ordinary course of business and such other obligations incurred in the ordinary course of business as the Company has requested in writing (excluding purposes described in the definition of General Corporate Purposes); provided that the Letter of Credit issued on the Initial Closing Date at the request of the Company (the “Audit L/C”) in an amount equal to $25,000,000 to support the obligations of TransMontaigne Product Services Inc. under Section 5.11 of the Acquisition Agreement shall not be deemed to have violated this Section 2.5.4.

2.5.5                        Specifically Prohibited Applications.  The Company will not, directly or indirectly, apply any part of the proceeds of any extension of credit made pursuant to the Credit Documents to purchase or to carry Margin Stock (except the First Reserve Common Stock) or to any transaction prohibited by the Foreign Trade Regulations, by other Legal Requirements applicable to the Lenders or by the Credit Documents.

2.6.                              Nature of Obligations of Lenders to Make Extensions of Credit.  The Lenders’ obligations to extend credit under this Agreement are several and are not joint or joint and several.  Notwithstanding the foregoing, the obligation to make a Swingline Loan shall be an obligation solely of the Swingline Lender.  If on the Amendment and Restatement Date or any Subsequent Closing Date any Lender shall fail to perform its obligations under this Agreement, the aggregate amount of Working Capital Commitments to make the extensions of credit under this Agreement shall be reduced by the amount of unborrowed Working Capital Commitment of the Lender so failing to perform and the Percentage Interests shall be appropriately adjusted.  Lenders that have not failed to perform their obligations to make the extensions of credit contemplated by Section 2 may, if any such Lender so desires, assume, in such proportions as such Lenders may agree, the obligations of any Lender who has so failed and the Percentage Interests shall be appropriately adjusted.  The provisions of this Section 2.6 shall not affect the rights of the Company against any Lender failing to perform its obligations hereunder.

2.7.                              Effect on Original Credit Agreement and Other Loan Documents.  Upon the execution and delivery by the parties hereto of this Agreement and the satisfaction (or waiver) of the conditions set forth in Section 5, (i) this Agreement shall be deemed to amend, restate and supersede the Original Credit Agreement, except that the grants of security interests and Liens (other than those security interests and Liens that may be terminated by the operation of this Agreement) under and pursuant to the Credit Documents shall continue unaltered and each other Credit Document shall continue in full force and effect in accordance with its terms and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement, (ii) all Credit Obligations under the Original Credit Agreement and the other Credit Documents shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Credit Documents, it being agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Credit Obligation under the Original Credit Agreement or any other Credit Document except as expressly modified by the Agreement, nor does it operate as a waiver of any right, power or remedy of any Lender under any Credit Document (other than the Original Credit Agreement) and (iii) all references to the Original Credit Agreement in any Credit Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

3.                                       Interest; Eurodollar Pricing Options; Fees.

3.1.                              Interest.  The Loans shall accrue and bear interest at a rate per annum which shall at all times equal the Applicable Rate.  Prior to any stated or accelerated maturity of the Loans, the Company will, on each Payment Date, pay the accrued and unpaid interest on each Loan which was not subject to a Eurodollar Pricing Option.  On the last day of each Eurodollar Interest Period or on any earlier termination of any Eurodollar Pricing Option, the Company will pay the accrued and unpaid interest on each Loan which was subject to the Eurodollar Pricing Option which expired or terminated on such date.  In the case of any Eurodollar Interest Period longer than three months, the Company will also pay the accrued and unpaid interest on the portion of the Loans subject to the Eurodollar Pricing Option having such Eurodollar Interest Period at three-month intervals, the first such payment to be made on the last Banking Day of the three-month period which begins on the first day of such Eurodollar Interest Period.  On the stated or any accelerated maturity of any Loan, the Company will pay all accrued and unpaid interest on the such Loan, including any accrued and unpaid interest on any Loan which is subject to a Eurodollar Pricing Option.  The Swingline Loan shall accrue and bear interest at a rate per annum which shall at all times equal the Swingline Rate.  Interest on the Swingline Loan shall be calculated on a daily basis and on the basis of a year of 360 days.  Prior to any stated or accelerated maturity of the Swingline Loan, the Company will on each Wednesday, beginning on the first Wednesday after the Amendment and Restatement Date, pay the accrued and unpaid interest, if any, on such Indebtedness.  On any stated or accelerated maturity of the Swingline Loan all accrued and unpaid interest thereon shall be forthwith due and payable.  All payments of interest hereunder in respect of the Swingline Loan shall be made by the Company to the Administrative Agent for the account of the Swingline Lender.  In addition, the Company will on demand pay interest on any overdue installments of principal and, to the extent not prohibited by applicable law, on any overdue installments of interest, fees and any other overdue amounts owed under any Credit Document at a rate per annum equal to the sum of 2% plus the highest Applicable Rate then in effect or at a rate per annum equal to the sum of 2% plus the Swingline Rate then in effect in the case of overdue installments of principal and interest with respect to a Swingline Loan (the “Overdue Rate”).  Upon the occurrence and during the continuance of an Event of Default, the Required Lenders may require accrued interest to be payable on demand or at regular intervals more frequent than each Payment Date.  All payments of interest hereunder shall be made to the Administrative Agent for the account of each Lender in accordance with such Lender’s Percentage Interest.

3.2.                              Eurodollar Pricing Options.

3.2.1                        Election of Eurodollar Pricing Options.  Subject to all of the terms and conditions hereof and so long as no Default exists, the Company may from time to time, by irrevocable notice to the Administrative Agent actually received by noon (New York City time) not less than three Banking Days prior to the commencement of the Eurodollar Interest Period selected in such notice, elect to have any Loan (excluding the Swingline Loan) specified by the Company in such notice accrue and bear interest during the Eurodollar Interest Period so selected at the Applicable Rate computed on the basis of the Eurodollar Rate.  In the event the Company at any time does not elect a Eurodollar Pricing Option under this Section 3.2.1 for any Loan (upon termination of a Eurodollar Pricing Option or otherwise), then such Loan will accrue and bear interest at the Applicable Rate based on the Base Rate.  No such election shall become effective

(a)                                  if, prior to the commencement of any such Eurodollar Interest Period, the Administrative Agent determines that (i) the electing or granting of the Eurodollar Pricing Option in question would violate a Legal Requirement, (ii) Eurodollar deposits in an amount comparable to the principal amount of the Loan as to which such Eurodollar Pricing Option has been elected and which have a term corresponding to the proposed Eurodollar Interest Period are not readily available in the inter–bank Eurodollar market, or (iii) by reason of circumstances affecting the inter-bank Eurodollar market, adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the proposed Eurodollar Interest Period; or

(b)                                 if any Lender shall have advised the Administrative Agent by telephone or otherwise at or prior to noon (New York City time) on the second Banking Day prior to the commencement of such proposed Eurodollar Interest Period (and shall have subsequently confirmed in writing) that, after reasonable efforts to determine the availability of such Eurodollar deposits, such Lender reasonably anticipates that Eurodollar deposits in an amount equal to the Percentage Interest of such Lender’s Loan as to which such Eurodollar Pricing Option has been elected and which have a term corresponding to the Eurodollar Interest Period in question will not be offered in the Eurodollar market to such Lender.

3.2.2                        Notice to Lenders and Company.  The Administrative Agent will promptly inform each Lender (by telephone or otherwise) of each notice received by it from the Company pursuant to Section 3.2.1 and of the Eurodollar Interest Period specified in such notice.  Upon determination by the Administrative Agent of the Eurodollar Rate for such Eurodollar Interest Period or in the event such election shall not become effective, the Administrative Agent will promptly notify the Company and each Lender (by telephone or otherwise) of the Eurodollar Rate so determined or why such election did not become effective, as the case may be.

3.2.3                        Election of Eurodollar Interest Periods.  Eurodollar Interest Periods shall be selected so that

(a)                                  the minimum principal amount of any Loan subject to any Eurodollar Pricing Option shall be $1,000,000 and an integral multiple of $500,000;

(b)                                 no more than eight Eurodollar Pricing Options shall be outstanding at any one time; and

(c)                                  no Eurodollar Interest Period with respect to any Loan subject to a Eurodollar Pricing Option shall expire later than the Working Capital Commitment Termination Date.

3.2.4                        Additional Interest.  If any Loan subject to a Eurodollar Pricing Option is repaid, or any Eurodollar Pricing Option is terminated for any reason (including without limitation any requirement hereunder that such Loan be prepaid or any acceleration of the maturity of such Loan), on a date which is prior to the last Banking Day of the Eurodollar Interest Period applicable to such Eurodollar Pricing Option, the Company will pay to the Administrative Agent for the account of each Lender in accordance with such Lender’s Percentage Interest in addition to any amounts of interest otherwise payable hereunder, an amount equal to the present value (calculated in accordance with this Section 3.2.4) of interest for the unexpired portion of such Eurodollar Interest Period on the portion of such Loan so repaid, or as to which a Eurodollar Pricing Option was so terminated, at a per annum rate equal to the excess, if any, of (a) the rate applicable to such Eurodollar Pricing Option minus (b) the lowest rate of interest obtainable by the Administrative Agent upon the purchase of debt securities customarily issued by the Treasury of the United States of America which have a maturity date approximating the last Banking Day of such Eurodollar Interest Period.  The present value of such additional interest shall be calculated by discounting the amount of such interest for each day in the unexpired portion of such Eurodollar Interest Period from such day to the date of such repayment or termination at a per annum interest rate equal to the interest rate determined pursuant to clause (b) of the preceding sentence, and by adding all such amounts for all such days during such period.  The determination by the Administrative Agent of such amount of interest shall, in the absence of demonstrable error, be conclusive.  For purposes of this Section 3.2.4, if any portion of the Loan which was to have been subject to a Eurodollar Pricing Option is not outstanding on the first day of the Eurodollar Interest Period applicable to such Eurodollar Pricing Option other than for reasons described in Section 3.2.1, the Company shall be deemed to have terminated such Eurodollar Pricing Option with respect to such Loan.

3.2.5                        Violation of Legal Requirements.  If any Legal Requirement shall prevent any Lender from funding or maintaining through the purchase of deposits in the interbank Eurodollar market any Loan subject to a Eurodollar Pricing Option or otherwise from giving effect to such Lender’s obligations as contemplated by Section 3.2, (a) the Administrative Agent may by notice to the Company describing such Legal Requirement terminate all of the affected Eurodollar Pricing Options, (b) such Loan so subject to such terminated Eurodollar Pricing Options shall immediately bear interest thereafter at the Applicable Rate computed on the basis of the Base Rate and (c) the Company shall make any payment required by Section 3.2.4.

3.2.6                        Funding Procedure.  The Lenders may fund any Loan subject to a Eurodollar Pricing Option out of any funds available to the Lenders.  Regardless of the source of the funds actually used by any of the Lenders to fund any Loan subject to a Eurodollar Pricing Option, however, all amounts payable hereunder, including the interest rate applicable to such Loan and the amounts payable under Sections 3.2.4, 3.5, 3.6, 3.7 and 3.8, shall be computed as if each Lender had actually funded such Loan through the purchase of deposits in such amount of the type by which the Eurodollar Basic Rate was determined with a maturity the same as the applicable Eurodollar Interest Period relating thereto and through the transfer of such deposits from an office of the Lender having the same location as the applicable Eurodollar Office to one of such Lender’s offices in the United States of America.

3.3.                              Commitment Fees.  In consideration of the Working Capital Lenders’ commitments to make the extensions of credit provided for in Section 2.1, while such commitments are outstanding, the Company will pay to the Administrative Agent for the account of the Working Capital Lenders in accordance with the Working Capital Lenders’ respective Percentage Interests, on each Payment Date and on the Working Capital Commitment Termination Date, an amount equal to interest computed at the Commitment Fee Rate on the amount by which (a) the average aggregate Working Capital Commitments (whether drawn or undrawn) during the quarter or portion thereof ending on such Payment Date or, as the case may be, the Working Capital Commitment Termination Date, exceeded (b) the sum of (i) the average principal amount of the Working Capital Loans during such period or portion thereof plus (ii) the daily Letter of Credit Exposure during such period or portion thereof plus (iii) the daily Swingline Loan during such period or portion thereof; provided, however, that the first such payment shall be for the period beginning on the Amendment and Restatement Date and ending on the first Payment Date..

3.4.                              Letter of Credit Fees.  The Company will pay to the Administrative Agent for the account of each of the Working Capital Lenders, in accordance with the Working Capital Lenders’ respective Percentage Interests in the Working Capital Commitments, on each Payment Date and on the Working Capital Commitment Termination Date, a Letter of Credit fee equal to interest at a rate per annum equal to the Letter of Credit Fee Rate on the average daily Letter of Credit Exposure during the quarter or portion thereof ending on such Payment Date or, as the case may be, the Working Capital Commitment Termination Date; provided, that if any Letter of Credit or any extension of a Letter of Credit would produce a fee hereunder that is less than $250 during the term of such Letter of Credit or extension, the fee owing to the Lenders hereunder with respect to such Letter of Credit or extension shall be $250.  The Company also will pay to the Letter of Credit Issuer (i) on the date of issuance of each Letter of Credit an issuance fee of $150 with respect to such Letter of Credit, (ii) on each Payment Date and on the Working Capital Commitment Termination Date, an additional Letter of Credit fee equal to interest at the rate of one-eighth of one percent (1/8%) per annum on the average daily Letter of Credit Exposure during the quarter or portion thereof ending on such Payment Date or, as the case may be, the Working Capital Commitment Termination Date and (iii) as invoiced, other customary service charges and expenses for the services of the Letter of Credit Issuer in connection with the Letters of Credit at the times and in the amounts from time to time in effect in accordance with its general rate structure, including fees and expenses relating to issuance, amendment, negotiation, cancellation and similar operations.

3.5.                              Reserve Requirements, etc.  If any Legal Requirement shall (a) impose, modify, increase or deem applicable any insurance assessment, reserve, special deposit or similar requirement against any Funding Liability or the Letters of Credit, (b) impose, modify, increase or deem applicable any other requirement or condition with respect to any Funding Liability or the Letters of Credit, or (c) change the basis of taxation of Funding Liabilities or payments in respect of any Letter of Credit (other than changes in the rate of taxes measured by the overall net income of such Lender) and the effect of any of the foregoing shall be to increase the cost to any Lender of issuing, making, funding or maintaining its respective Percentage Interest in the Loans or Working Capital Commitments subject to a Eurodollar Pricing Option or any Letter of Credit, to reduce the amounts received or receivable by such Lender under this Agreement or to require such Lender to make any payment or forego any amounts otherwise payable to such Lender under this Agreement, then, within 15 days after the receipt by the Company of a certificate from such Lender setting forth why it is claiming compensation under this Section 3.5 and computations (in reasonable detail) of the amount thereof, the Company shall pay to the Administrative Agent for the account of such Lender such additional amounts as are specified by such Lender in such certificate as sufficient to compensate such Lender for such increased cost or such reduction, together with interest at the Overdue Rate on such amount from the 15th day after receipt of such certificate until payment in full thereof; provided, however, that the foregoing provisions shall not apply to any Tax or to any reserves which are included in computing the Eurodollar Reserve Rate.  The determination by such Lender of the amount of such costs shall, in the absence of demonstrable error, be conclusive.  The Company shall be entitled to replace any such Lender in accordance with Section 13.3.

3.6.                              Taxes.  All payments of the Credit Obligations shall be made without set-off or counterclaim and free and clear of any deductions, including deductions for Taxes, unless the Company is required by law to make such deductions.  If (a) any Lender shall be subject to any Tax with respect to any payment of the Credit Obligations or its obligations hereunder or (b) the Company shall be required to withhold or deduct any Tax on any payment on the Credit Obligations, within 15 days after the receipt by the Company of a certificate from such Lender setting forth why it is claiming compensation under this Section 3.6 and computations (in reasonable detail) of the amount thereof, the Company shall pay to the Administrative Agent for such Lender’s account such additional amount as is necessary to enable such Lender to receive the amount of Tax so imposed on the Lender’s obligations hereunder or the full amount of all payments which it would have received on the Credit Obligations (including amounts required to be paid under Sections 3.5, 3.7, 3.8 and this Section 3.6) in the absence of such Tax, as the case may be, together with interest at the Overdue Rate on such amount from the 15th day after receipt of such certificate until payment in full thereof.  Whenever Taxes must be withheld by the Company with respect to any payments of the Credit Obligations, the Company shall promptly furnish to the Administrative Agent for the account of the applicable Lender official receipts (to the extent that the relevant governmental authority delivers such receipts) evidencing payment of any such Taxes so withheld.  If the Company fails to pay any such Taxes when due or fails to remit to the Administrative Agent for the account of the applicable Lender the required receipts evidencing payment of any such Taxes so withheld or deducted, the Company shall indemnify the affected Lender for any incremental Taxes and interest or penalties that may become payable by such Lender as a result of any such failure.  The determination by such Lender of the amount of such Tax and the basis therefor shall, in the absence of demonstrable error, be conclusive.  The Company shall be entitled to replace any such Lender in accordance with Section 13.3.

3.7.                              Capital Adequacy.  If any Lender shall determine that compliance by such Lender with any Legal Requirement regarding capital adequacy of banks or bank holding companies has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of such Lender’s commitment to make the extensions of credit contemplated hereby, or such Lender’s maintenance of the extensions of credit contemplated hereby, to a level below that which such Lender could have achieved but for such compliance (taking into consideration such Lender’s policies with respect to capital adequacy immediately before such compliance and assuming that such Lender’s capital was fully utilized prior to such compliance) by an amount deemed by such Lender to be material, then, within 15 days after the receipt by the Company of a certificate from such Lender setting forth why it is claiming compensation under this Section 3.7 and computations (in reasonable detail) of the amount thereof, the Company shall pay to the Administrative Agent for the account of such Lender such additional amounts as shall be sufficient to compensate such Lender for such reduced return, together with interest at the Overdue Rate on each such amount from the 15th day after receipt of such certificate until payment in full thereof.  The determination by such Lender of the amount to be paid to it and the basis for computation thereof shall, in the absence of demonstrable error, be conclusive.  In determining such amount, such Lender may use any reasonable averaging, allocation and attribution methods.  The Company shall be entitled to replace any such Lender in accordance with Section 13.3.

3.8.                              Regulatory Changes.  If any Lender shall determine that (a) any change in any Legal Requirement (including any new Legal Requirement) after the date hereof shall directly or indirectly (i) reduce the amount of any sum received or receivable by such Lender with respect to the Loan or the Letters of Credit or the return to be earned by such Lender on the Loan or the Letters of Credit, (ii) impose a cost on such Lender or any Affiliate of such Lender that is attributable to the making or maintaining of, or such Lender’s commitment to make, its portion of the Loan or the Letters of Credit, or (iii) require such Lender or any Affiliate of such Lender to make any payment on, or calculated by reference to, the gross amount of any amount received by such Lender under any Credit Document, and (b) such reduction, increased cost or payment shall not be fully compensated for by an adjustment in the Applicable Rate or the Letter of Credit fees, then, within 15 days after the receipt by the Company of a certificate from such Lender setting forth why it is claiming compensation under this Section 3.8 and computations (in reasonable detail) of the amount thereof, the Company shall pay to such Lender such additional amounts as such Lender determines will, together with any adjustment in the Applicable Rate, fully compensate for such reduction, increased cost or payment, together with interest on such amount from the 15th day after receipt of such certificate until payment in full thereof at the Overdue Rate.  The determination by such Lender of the amount to be paid to it and the basis for computation thereof hereunder shall, in the absence of demonstrable error, be conclusive.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  The Company shall be entitled to replace any such Lender in accordance with Section 13.3.

3.9.                              Computations of Interest and Fees.  For purposes of this Agreement, interest, commitment fees and Letter of Credit fees (and any other amount expressed as interest or such fees) shall be computed on the basis of a 360–day year for actual days elapsed; provided, however, that interest with respect to each portion of the Loans that are not subject to a Eurodollar Pricing Option shall be calculated on the basis of a 365-day year for actual days elapsed.  If any payment required by this Agreement becomes due on any day that is not a Banking Day, such payment shall, except as otherwise provided in the definition of “Eurodollar Interest Period”, be made on the next succeeding Banking Day.  If the due date for any payment of principal is extended as a result of the immediately preceding sentence, interest shall be payable for the time during which payment is extended at the Applicable Rate or, in the case of principal of the Swingline Loan, at the Swingline Rate.

4.                                       Payment.

4.1.                              Payment at Maturity.  On the Working Capital Commitment Termination Date and on any accelerated maturity of any Loan, the Company will pay to the Administrative Agent for the account of the Lenders an amount equal to such Loan then due, together with all accrued and unpaid interest thereon and all other Credit Obligations then outstanding.

4.2.                              Prepayments and Reductions.

4.2.1                        Excess Credit Exposure.  If at any time the sum of the aggregate principal amount of the Working Capital Loans plus the aggregate principal amount of the Swingline Loans plus the Letter of Credit Exposure exceeds the lesser of (a) the Borrowing Base and (b) the aggregate of Working Capital Commitments (whether drawn or undrawn) of all the Lenders, the Company will within three Banking Days pay the amount of such excess to the Swingline Lender as a prepayment of the Swingline Loan.  If after prepayment of the Swingline Loan there is any such excess amount remaining, the Company will immediately pay the amount of such excess to the Administrative Agent as a prepayment of the Working Capital Loans.  If after prepayment of the Working Capital Loans there is any such excess amount still remaining, the Company will deposit with the Administrative Agent an amount of cash equal to such excess to collateralize outstanding Letters of Credit.  If at any time the Swingline Loans exceed $35,000,000, the Company will within three Banking Days pay the amount of such excess to the Swingline Lender.

4.2.2                        [Reserved].

4.2.3                        Letter of Credit Exposure.  If at any time the Letter of Credit Exposure exceeds the limits set forth in Section 2.4, the Company will promptly pay the amount of such excess to the Administrative Agent for the account of the Working Capital Lenders to be applied as provided in Section 4.4.

4.2.4                        Asset Sales.  Not later than five Banking Days following the receipt of any Net Cash Proceeds in excess of $500,000 from any Asset Sale, the Company shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay the Swingline Loan and Working Capital Loans in accordance with Section 4.4.2; provided that no such prepayment shall be required with respect to (a) any Asset Sale permitted by Section 6.11.1(a), (b) the disposition of assets subject to a condemnation or eminent domain proceeding or insurance settlement to the extent it does not constitute a Casualty Event or (c) any Net Cash Proceeds from Asset Sales permitted under clause (b) or (c) of Section 6.11.1, in each case so long as (1) no Default or Event of Default shall then exist or would arise therefrom and (2) the Net Cash Proceeds therefrom are used within 180 days following the date of such Asset Sale to purchase replacement assets and the Company shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such fifth Banking Day confirming that such Net Cash Proceeds shall be so used; provided that if the property that was the subject of such Asset Sale constituted Pledged Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this paragraph shall be made subject to the Lien of the applicable Security Document(s) in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties; provided further that if such purchase is not consummated within such 180-day period, 100% of such Net Cash Proceeds shall immediately be applied to prepay the Swingline Loan and Working Capital Loans in accordance with Section 4.4.2.  In the event the amount of Net Cash Proceeds to be applied to the prepayment of the Swingline Loan and the Working Capital Loans exceeds the sum of the then outstanding Swingline Loan plus the Working Capital Loans, the Company may use such excess in any manner not prohibited by the Credit Documents.

4.2.5                        Casualty Events.  Not later than five Banking Days following the receipt of any Net Cash Proceeds from a Casualty Event, the Company shall apply an amount equal to 100% of such Net Cash Proceeds to prepay the Swingline Loan and Working Capital Loans in accordance with Section 4.4.2; provided that so long as no Default shall then exist or arise therefrom, such Net Cash Proceeds shall not be required to be so applied on such date to the extent that the Company shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date confirming that such Net Cash Proceeds shall be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid no later than 180 days following the date of receipt of such proceeds (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if the property subject to such Casualty Event constituted Pledged Collateral under any Security Document, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Document in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties thereunder; provided, further that if such Net Cash Proceeds are not used to so repair, restore or replace such property within such 180-day period, 100% of such Net Cash Proceeds shall immediately be applied to prepay the Swingline Loan and Working Capital Loans in accordance with Section 4.4.2.  In the event the amount of Net Cash Proceeds to be applied to the prepayment of the Swingline Loan and the Working Capital Loans exceeds the sum of the then outstanding Swingline Loan plus the Working Capital Loans, the Company may use such excess in any manner not prohibited by the Credit Documents.

4.2.6                        Voluntary Prepayments.  In addition to the prepayments required by Section 4.2, the Company may from time to time prepay all or any portion of any Loan or permanently terminate all or any portion of a Working Capital Commitment (in each case in a minimum amount of $1,000,000 and an integral multiple of $500,000).  Any such prepayments of Loans or reductions in commitments shall be without premium or penalty of any type (except as provided in Section 3.2.4 with respect to the early termination of Eurodollar

Pricing Options).  The Company shall give the Administrative Agent at least three Banking Days prior notice of its intention to prepay or terminate, as the case may be, specifying the date of payment or commitment termination, as the case may be, the total amount of the Loans to be paid or Working Capital Commitments to be terminated, as the case may be, on such date and, in the case of a prepayment of a Loan, the amount of interest to be paid with such prepayment.  At any time or from time to time upon telephone notice to the Swingline Lender, given not later than 3:00 p.m. (New York City time) on any Banking Day, the Company shall have the right to prepay, without premium or penalty of any type, all or any part of the outstanding principal amount of its Swingline Loan in such amounts as are not less than $100,000 and in integral multiples of $50,000, unless such payment is equal to the entire outstanding principal amount of the Swingline Loan.

4.3.                              Letters of Credit.  If on the stated or any accelerated maturity of the Credit Obligations the Lenders shall be obligated to honor a drawing in respect of a Letter of Credit or a draft accepted under a Letter of Credit, the Company will either

(a)                                  prepay such obligation by depositing with the Administrative Agent an amount of cash, or

(b)                                 deliver to the Administrative Agent a standby letter of credit (designating the Administrative Agent as beneficiary and issued by a bank and on terms reasonably acceptable to the Administrative Agent), in each case in an amount equal to the portion of the then Letter of Credit Exposure issued for the account of the Company.  Any such cash so deposited and the cash proceeds of any draw under any standby letter of credit so furnished, including any interest thereon, shall be returned by the Administrative Agent to the Company only when, and to the extent that, the amount of such cash held by the Administrative Agent exceeds the Letter of Credit Exposure at a time when no Default exists; provided, however, that if an Event of Default occurs and the Credit Obligations become or are declared immediately due and payable, the Administrative Agent may apply such cash, including any interest thereon, to the payment of any of the Credit Obligations.

4.4.                              Reborrowing; Application of Payments, etc.

4.4.1                        Reborrowing.  The amounts of the Working Capital Loans prepaid pursuant to Section 4.2 or 4.3 may be reborrowed from time to time prior to the Working Capital Commitment Termination Date in accordance with Section 2.1, subject to the limits set forth therein.  The amounts of the Swingline Loan prepaid pursuant to Section 4.2.1 or 4.3 may be reborrowed from time to time prior to the Working Capital Commitment Termination Date in accordance with Section 2.3, subject to the limits set forth therein.  For the avoidance of doubt, it is agreed that any prepayments of the Swingline Loan or any Working Capital Loan required by Section 4.2.4 or Section 4.2.5 shall not constitute a reduction in the Working

Capital Commitments and that any amount so prepaid or collateralized may, subject to compliance with the other terms hereof (including, without limitation, Section 5.2), be reborrowed.

4.4.2                        Order of Application.  Any prepayment of the Loans shall be applied first to the portion thereof not then subject to Eurodollar Pricing Options, then the balance of any such prepayment shall be applied to the portion thereof then subject to Eurodollar Pricing Options, in the chronological order of the respective maturities thereof, together with any payments required by Section 3.2.4.  Net Cash Proceeds that are required by Section 4.2.4 or Section 4.2.5 to be used for prepayment of the Loans shall be applied first as a prepayment of the Swingline Loan.  If after prepayment of the Swingline Loan there is any such Net Cash Proceeds remaining, the Company will immediately pay the amount of such excess to the Administrative Agent as a prepayment of the Working Capital Loans.  If any prepayment of the Swingline Loan or Working Capital Loans would result in the Company being liable for payment under Section 3.2.4, then, so long as the Net Cash Proceeds that are to be applied to such prepayment held in an account subject to a Control Agreement,  such prepayment may be deferred until the first time that such prepayment would not result in the Company becoming so liable,

4.4.3                        Payments for Lenders.  All payments of principal hereunder shall be made to the Administrative Agent for the account of the Lenders in accordance with the Lenders’ respective Percentage Interests.

5.                                       Conditions to Effectiveness of this Agreement and to Extending Credit.

5.1.                              Conditions on Amendment and Restatement Date.  The effectiveness of this First Amended and Restated Credit Agreement (and the occurrence of the Amendment and Restatement Date) shall be subject to the satisfaction of the following conditions:

5.1.1                        Payment of Fees.  The Company shall have paid to the Administrative Agent the fees and disbursements of Cahill Gordon & Reindel llp, the Administrative Agent’s special counsel and other costs and expenses of the Administrative Agent for which statements have been rendered on or prior to the Amendment and Restatement Date.

5.1.2                        Order, Injunction or Litigation.  There has been no order, injunction or other pending litigation, which in the sole judgment of the Administrative Agent, causes a reasonable possibility of a decision which could materially adversely affect the ability of the Company or its Subsidiaries to perform under the Credit Documents or affect the Administrative Agent’s rights under the Credit Documents or its ability to exercise such rights.

5.1.3                        Consent of Lenders.  The Administrative Agent shall have received executed signatures pages to this Agreement from UBS AG, Cayman Islands Branch and from at least that number of Lenders which comprise the Required Lenders under the Original Credit Agreement.

5.1.4                        Collateral Filings.  The Administrative Agent shall have received financing statements (or amendments thereof) and other instruments necessary to perfect the Liens created by the Security Documents.

5.1.5                        Company Representations and Warranties; No Default; No Material Adverse Change.  The representations and warranties contained in Section 7 shall be true and correct on and as of the Amendment and Restatement Date, with the same force and effect as though made on and as of such date (except as to any representation or warranty which refers to a specific earlier date); provided, that the information contained in Exhibits 7.1, 7.3 and 7.15 shall be correct as most recently supplemented, including any supplements thereto noted in the certificate provided under this Section 5.1.5; no Default shall exist on the Amendment and Restatement Date prior to or immediately after giving effect to any extension of credit made on the Amendment and Restatement Date; and no Material Adverse Change shall have occurred since June 30, 2002 and be continuing on the Amendment and Restatement Date.

5.1.6                        Proper Proceedings.  This Agreement, each other Credit Document and the transactions contemplated hereby and thereby shall have been authorized by all necessary corporate or other proceedings.  All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person of any of the transactions contemplated hereby or by any other Credit Document shall have been obtained and shall be in full force and effect.

5.1.7                        General.  All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent; and the Administrative Agent shall have received copies of all documents, including certified copies of the Charter and By-Laws of the Company and the other Obligors, records of corporate proceedings and certificates as to signatures and incumbency of officers, which the Administrative Agent may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

5.2.                              Conditions to Each Extension of Credit.  The obligations of the Lenders to make any extension of credit pursuant to Section 2 (which, for the avoidance of any doubt, shall not include any pricing election under Section 3.2.1 with respect to any portion of the Loan that is already outstanding) shall be subject to the satisfaction, on or before the Amendment and Restatement Date or Subsequent Closing Date, as the case may be, for such extension of credit, of the following conditions:

5.2.1                        Company Representations and Warranties; No Default; No Material Adverse Change.  The representations and warranties contained in Section 7 shall be true and correct on and as of the Amendment and Restatement Date or Subsequent Closing Date, as the case may be, with the same force and effect as though made on and as of such date (except as to any representation or warranty which refers to a specific earlier date); provided, that the information contained in Exhibits 7.1, 7.3 and 7.15 shall be correct as most recently supplemented, including any supplements thereto noted in the certificate provided under this Section 5.2.1; no Default shall exist on the Amendment and Restatement Date or Subsequent Closing Date, as the case may be, prior to or immediately after giving effect to the requested extension of credit; no Material Adverse Change shall have occurred since June 30, 2002 and be continuing on the Amendment and Restatement Date or the Subsequent Closing Date, as the case may be; and the Company shall have furnished to the Administrative Agent in connection with the requested extension of credit a certificate to these effects, in substantially the form of Exhibit 5.2.1, signed or authenticated by a Financial Officer.

5.2.2                        Proper Proceedings.  This Agreement, each other Credit Document and the transactions contemplated hereby and thereby shall have been authorized by all necessary corporate or other proceedings.  All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person of any of the transactions contemplated hereby or by any other Credit Document shall have been obtained and shall be in full force and effect.

5.2.3                        Legality, etc.  The making of the requested extension of credit shall not (a) subject any Lender to any penalty or special tax (other than a Tax for which the Company is required to reimburse the Lenders under Section 3.6), (b) be prohibited by any Legal Requirement or (c) violate any credit restraint program of the executive branch of the government of the United States of America, the Board of Governors of the Federal Reserve System or any other governmental or administrative agency so long as any Lender reasonably believes that compliance therewith is in the best interests of such Lender.

5.2.4                        General.  All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent; and the Administrative Agent shall have received copies of all documents, including certified copies of the Charter and By-Laws of the Company and the other Obligors, records of corporate proceedings, certificates as to signatures and incumbency of officers and opinions of counsel, which the Administrative Agent may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

6.                                       General Covenants.  Each of the Company and the Guarantors covenants that, until, unless specified otherwise, all of the Credit Obligations shall have been paid in full and until the Lenders’ commitments to extend credit under this Agreement and any other Credit Document shall have been irrevocably terminated, the Company and its Subsidiaries will comply with the following provisions:

6.1.                              Taxes and Other Charges; Accounts Payable.

6.1.1                        Taxes and Other Charges.  Each of the Company and its Subsidiaries shall duly pay and discharge, or cause to be paid and discharged, before the same becomes in arrears, all material taxes, assessments and other governmental charges imposed upon such Person and its properties, sales or activities, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a Lien upon any of its property; provided, however, that any such tax, assessment, charge or claim need not be paid if the validity or amount thereof shall at the time be contested in good faith by appropriate proceedings and if such Person shall have set aside on its books adequate reserves with respect thereto to the extent required by GAAP; and provided, further, that each of the Company and its Subsidiaries shall pay or bond, or cause to be paid or bonded, all such taxes, assessments, charges or other governmental claims immediately upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (except to the extent such proceedings have been dismissed or stayed).

6.1.2                        Accounts Payable.  Each of the Company and its Subsidiaries shall promptly pay when due, or in conformity with customary trade terms, all accounts payable incident to the operations of such Person not referred to in Section 6.1.1; provided, however, that any such accounts payable need not be paid if the validity or amount thereof shall at the time be contested in good faith and if such Person shall have set aside on its books adequate reserves with respect thereto to the extent required by GAAP.

6.2.                              Conduct of Business, etc.

6.2.1                        Types of Business.  The Company and its Subsidiaries shall engage principally in the business of (a) providing transportation, terminaling and storage services for petroleum products and the distribution, purchase and/or sale of petroleum products, chemicals and other bulk liquids, (b) natural gas gathering, processing, transmission and marketing, (c) crude oil gathering, processing, transportation and marketing, and (d) other activities related thereto.  The Company and its Subsidiaries may engage in businesses other than those described in the preceding sentence, provided that the gross revenues of such other businesses in any fiscal year of the Company shall not exceed 10% of the Consolidated gross revenues of the Company and its Subsidiaries.

6.2.2                        Maintenance of Properties.  Each of the Company and its Subsidiaries

(a)                                  shall keep its properties in such repair, working order and condition, and shall from time to time make such repairs, replacements, additions and improvements thereto as are necessary for the efficient operation of its businesses and shall comply at all times in all material respects with all material franchises, licenses and leases to which it is party so as to prevent any loss or forfeiture thereof or thereunder, except where (i) compliance is at the time being contested in good faith by appropriate proceedings and (ii) failure to comply with such provisions has not resulted, and does not create a material risk of resulting, in the aggregate in any Material Adverse Change; and

(b)                                 shall do all things necessary to preserve, renew and keep in full force and effect and in good standing its legal existence and authority necessary to continue its business; provided, however, that this Section 6.2.2(b) shall not prevent the merger, consolidation or liquidation of Subsidiaries permitted by Section 6.11.

6.2.3                        Statutory Compliance.  Each of the Company and its Subsidiaries shall comply in all material respects with all valid Legal Requirements applicable to it, except where (a) compliance therewith shall at the time be contested in good faith by appropriate proceedings and (b) failure so to comply with the provisions being contested has not resulted, and does not create a material risk of resulting, in the aggregate in any Material Adverse Change.

6.2.4                        Limitation on Modification and Prepayments of Indebtedness; Modifications of Certificate of Incorporation, or Other Constitutive Documents, By-laws and Certain Other Agreements, etc.

(a)                                  The Company shall not, and shall not permit any Subsidiary of the Company to (i) amend or modify, or permit the amendment or modification of, any provision of Indebtedness of the Company or any such Subsidiary or of any agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to Indebtedness of the Company or any such Subsidiary which do not, and would not reasonably be expected to, in any way materially adversely affect the interests of the Lenders and are otherwise permitted under Section 6.6; (ii) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness of the Company or any such Subsidiary; (iii) without the prior written consent of the Administrative Agent, amend or modify, or permit the amendment or modification of, any provision of any agreement or instrument governing Financing Debt (other than the Credit Documents) other than amendments or modifications which do not, and would not reasonably be expected to, in any way materially adversely affect the interests of the Lenders; (iv) without the prior consent of the Administrative Agent, designate any Indebtedness of the Company or any such Subsidiary (other than Indebtedness under the Credit Documents) as senior indebtedness under any indenture or similar agreement; (v) amend or modify, or permit the amendment or modification of, any Acquisition Document, in each case except for amendments or modifications which are not, and would not reasonably be expected to, in any way adverse in any material respect to the interests of the Lenders; or (vi) amend, modify or change its articles of incorporation or other constitutive documents (including by the filing or modification of any certificate of designation

(including but not limited to the certificates of designation (or other similar designating documents) relating to the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock) or by-laws, or any agreement entered into by it, with respect to its capital stock (including any shareholders’ agreement), or enter into any new agreement with respect to its capital stock, other than any amendments, modifications, agreements or changes pursuant to this clause (vi) or any such new agreements pursuant to this clause (vi) which do not, and would not reasonably be expected to, in any way materially adversely affect in any material respect the interests of the Lenders.

(b)                                 Further, each of the Company and its Subsidiaries shall comply in all material respects with the Other Material Agreements (to the extent not in violation of the other provisions of this Agreement or any other Credit Document).  Without the prior written consent of the Required Lenders, no Other Material Agreement shall be amended, modified, waived or terminated in any manner that would have in any material respect an adverse effect on the interests of the Lenders.

6.2.5                        Trading Policy.  The Company and its Subsidiaries will maintain and follow a policy of managing petroleum inventory risk with the objective of minimizing potentially adverse impacts on earnings arising from volatility in refined petroleum product prices.  The Lenders acknowledge that the policy described in the Risk Management Policies Manual dated February 11, 2000 of the Company, a full copy of which is attached to this Agreement as Exhibit 6.2.5, represents such a policy.

6.2.6                        [Reserved].

6.2.7                        Inactive Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall make an Investment in or sell, lease, sublease, exchange, transfer or dispose of any assets to any of K123 Corporation, a Colorado corporation, Republic Natural Gas Company, a Kansas corporation, GOIN Inc.  and TransMontaigne Canada Ltd., each of which is a Wholly Owned Subsidiary of the Company, and Refined Solutions Inc., a Delaware corporation, which is a 97%-owned Subsidiary of the Company, without the prior written consent of the Administrative Agent.

6.3.                              Insurance.

6.3.1                        Business Interruption Insurance.  Each of the Company and its Subsidiaries shall maintain with financially sound and reputable insurers insurance related to interruption of business, either for loss of revenues or for extra expense, in the manner customary for businesses of similar size engaged in similar activities.

6.3.2                        Property Insurance.  Each of the Company and its Subsidiaries shall keep its assets which are of an insurable character insured on an “all risk” basis by financially sound and reputable insurers against theft and fraud and against loss or damage by fire and extended coverage, explosion (with respect to boilers, machinery and similar apparatus), lightning, hail, riot, water damage, sprinkler leakage, collapse and hazards insured against by extended coverage to the extent, in amounts and with deductibles as the Collateral Agent may from time to time require and at least as favorable as those generally maintained by businesses of similar size engaged in similar activities.

6.3.3                        Liability Insurance.  Each of the Company and its Subsidiaries shall maintain with financially sound and reputable insurers insurance against liability for hazards, risks and liability to Persons and property to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities including worker’s compensation insurance as required by the laws of the states where all material properties of the Company or any Subsidiary of the Company are located to protect the Company (or applicable Guarantor) and the Collateral Agent against claims for injuries sustained in the course of employment at such material properties; provided, however, that it may effect workers’ compensation insurance or similar coverage with respect to operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction.

6.3.4                        Flood Insurance.  Each of the Company and its Subsidiaries shall at all times keep each parcel of Real Property owned or leased by it which is included in the Pledged Collateral and which is (i) in an area determined by the Director of the Federal Emergency Management Agency to be subject to special flood hazard and (ii) in a community participating in the National Flood Insurance Program, insured against such special flood hazards in an amount necessary to ensure compliance with the federal National Flood Insurance Act of 1968.

6.3.5                        Other Insurance.  Each of the Company and its Subsidiaries shall obtain such other insurance, against risks and with such policy limits and deductibles in such amounts as the Collateral Agent may from time to time reasonably require, and, if no such requirements shall have been imposed, in such amounts as would be generally maintained by businesses of similar size engaged in similar activities.

6.4.                              Financial Statements and Reports.  Each of the Company and its Subsidiaries shall maintain a system of accounting in which correct entries shall be made of all transactions in relation to their business and affairs in accordance with generally accepted accounting practice on no less than a quarterly basis.  The fiscal year of the Company and its Subsidiaries shall end on June 30 in each year and the fiscal quarters of the Company and its Subsidiaries shall end on September 30, December 31, March 31 and June 30 in each year.

6.4.1                        Annual Reports.  The Company shall furnish to the Lenders as soon as available, and in any event on or before the earlier of (x) the 95th day after the end of each fiscal year of the Company and (y) the fifth day after the date on which the Company is required to file a Form 10-K under the Exchange Act for such fiscal year, the Consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, the Consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year (all in reasonable detail) and, in the case of Consolidated financial statements, comparative figures for the immediately preceding fiscal year, all accompanied by the following:

(a)                                  Unqualified reports of KPMG LLP (or, if they cease to be auditors of the Company and its Subsidiaries, other independent certified public accountants of recognized national standing reasonably satisfactory to the Required Lenders), containing no material qualification, to the effect that they have audited the foregoing Consolidated financial statements in accordance with generally accepted auditing standards and that such Consolidated financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries covered thereby at the dates thereof and the results of their operations for the periods covered thereby in conformity with GAAP.

(b)                                 The statement of such accountants that they have audited the foregoing Consolidated financial statements and that in the course of their audit of the Company and its Subsidiaries, nothing came to their attention that caused them to believe that the Company or any of its Subsidiaries failed to comply with the terms, covenants, provisions or conditions set forth in Sections 6.5 through 6.19 insofar as they relate to accounting matters or, if such is not the case, specifying the noncompliance and the nature thereof.  This statement is furnished by such accountants with the understanding that the audit was not directed primarily towards obtaining knowledge of such noncompliance.

(c)                                  A certificate of the Company signed or authenticated by a Financial Officer to the effect that such officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof, and what action the Company has taken, is taking or proposes to take with respect thereto.

(d)                                 Computations by the Company in the form set forth in Exhibit 6.4.1 hereto demonstrating, as of the end of such fiscal year, compliance with the Computation Covenants, certified by a Financial Officer.  In the event of an inconsistency between Exhibit 6.4.1 and this Agreement, this Agreement shall govern.

(e)                                  Calculations, as at the end of such fiscal year, of (i) the Accumulated Benefit Obligations for each Plan covered by Title IV of ERISA (other than Multiemployer Plans), if any, and (ii) the fair market value of the assets of any such Plan allocable to such benefits.

(f)                                    Supplements to Exhibits 7.1, 7.3 and 7.15 showing any changes in the information set forth in such Exhibits not previously furnished to the Lenders in writing, as well as any changes in the Charter, By-laws or incumbency of officers of the Company or its Subsidiaries from those previously certified to the Administrative Agent.

6.4.2                        Quarterly Reports.  The Company shall furnish to the Lenders as soon as available and, in any event, on or before the earlier of (x) the 50th day after the end of each of the first three fiscal quarters of the Company and (y) the fifth day after the date on which the Company is required to file a Form 10-Q under the Exchange Act for such fiscal quarter, the internally prepared Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, the Consolidated statements of income, of changes in shareholders’ equity and of cash flows of the Company and its Subsidiaries for such fiscal quarter and for the portion of the fiscal year then ended (all in reasonable detail) and, in the case of Consolidated statements, comparative figures for the same period in the preceding fiscal year, all accompanied by the following:

(a)                                  A certificate of the Company signed or authenticated by a Financial Officer to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Company and its Subsidiaries covered thereby at the dates thereof and the results of their operations for the periods covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes.

(b)                                 A certificate of the Company signed or authenticated by a Financial Officer to the effect that such officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

(c)                                  Computations by the Company in the form set forth in Exhibit 6.4.1 hereto demonstrating, as of the end of such quarter, compliance with the Computation Covenants, certified by a Financial Officer.  In the event of an inconsistency between Exhibit 6.4.1 and this Agreement, this Agreement shall govern.

(d)                                 Supplements to Exhibits 7.1, 7.3 and 7.15 showing any changes in the information set forth in such Exhibits not previously furnished to the Lenders in writing, as well as any changes in the Charter, By-laws or incumbency of officers of the Company and its Subsidiaries from those previously certified to the Administrative Agent.

6.4.3                        Monthly Reports.  The Company shall furnish to the Lenders as soon as available and, in any event, within 45 days after the end of each of the first two months of each fiscal quarter, the internally prepared Consolidated balance sheet of the Company and its Subsidiaries as at the end of such month and the Consolidated statements of income and of cash flows of the Company and its Subsidiaries for such month (all in reasonable detail), all accompanied by a certificate of the Company signed or authenticated by a Financial Officer to the effect that such financial statements were prepared in accordance with GAAP (except that discretionary inventory held for immediate sale or exchange shall be deemed to be carried at fair value and base inventory and minimum inventory shall be deemed to be carried at the lower of cost or market as determined on a quarterly basis) and present fairly, in all material respects, on a summary basis the financial position of the Company and its Subsidiaries at the dates thereof and the results of their operations for the periods covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes.  The Company shall also furnish to the Lenders as soon as available and, in any event, within 45 days after the end of the first two months of each fiscal quarter, a summary accounts receivable aging report in form and substance satisfactory to the Administrative Agent.

6.4.4                        Other Reports.  The Company shall promptly furnish to the Lenders the following:

(a)                                  As soon as prepared and in any event within 105 days after the beginning of each fiscal year, an annual budget and operating projections for such fiscal year of the Company and its Subsidiaries, prepared in a manner consistent with the manner in which the financial projections described in Section 7.2.1 were prepared and shall include a capital expenditure plan for such fiscal year.

(b)                                 Any material updates of such budget and projections.

(c)                                  Any management letters furnished to the Company or any of its Subsidiaries by the Company’s auditors.

(d)                                 All budgets, projections, statements of operations and other reports furnished generally to the shareholders of the Company.

(e)                                  Such registration statements, proxy statements and reports, including Forms S-1, S-2, S-3, S-4, 10-K, 10-Q and 8-K, as may be filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission.

(f)                                    Any 90-day or 30-day letter from the federal Internal Revenue Service asserting material tax deficiencies against the Company or any of its Subsidiaries; and any similar notice from a state or other taxing authority asserting material tax deficiencies against the Company or any of its Subsidiaries that are not fully resolved without the assessment of a material tax deficiency (and any tax paid) within 90 days following the date of such notice.

(g)                                 Any revised versions of the Risk Management Policies Manual referred to in Section 6.2.5.

(h)                                 As soon as available and, in any event within two (2) Banking Days after the end of every second week, or within two (2) Banking Days following any request by the Administrative Agent, a certificate in substantially the form of Exhibit 6.4.4 hereto (the “Borrowing Base Certificate”) signed or authenticated by a Financial Officer of the Company supplying computations of the Borrowing Base as of the last Banking Day of such week.  In the event of an inconsistency between Exhibit 6.4.4 and this Agreement, this Agreement shall govern.  Such Borrowing Base Certificate shall be accompanied by such supporting documentation as the Administrative Agent may reasonably request, including but not limited to (i) a summary of all Loans and Letters of Credit issued and outstanding and (ii) a summary of accounts receivable of the Company and its Subsidiaries.

(i)                                     As soon as available and, in any event within two (2) Banking Days after the end of every second week, or within two (2) Banking Days following any request by the Administrative Agent, a certificate signed or authenticated by a Financial Officer of the Company summarizing Open Positions of the Company and its Subsidiaries as of the last Banking Day of such week, in form and substance satisfactory to the Administrative Agent.

6.4.5                        Notice of Litigation.  The Company shall promptly furnish to the Lenders notice of any litigation or any administrative or arbitration proceeding (a) to which the Company or any of its Subsidiaries may hereafter become a party if the damages claimed in such proceeding exceed $2,000,000 or (b) which creates a material risk of resulting, after giving effect to any applicable insurance, in the payment by the Company and its Subsidiaries of more than $1,000,000 or (c) which results, or creates a material risk of resulting, in a Material Adverse Change.

6.4.6                        Notice of Defaults.  Promptly upon acquiring knowledge thereof, the Company shall notify the Lenders of the existence of any Default or Material Adverse Change, specifying the nature thereof and what action the Company or any of its Subsidiaries has taken, is taking or proposes to take with respect thereto.

6.4.7                        ERISA Reports.  The Company shall furnish to the Working Capital Lenders as soon as available the following items with respect to any Plan:

(a)                                  any request for a waiver of the funding standards or an extension of the amortization period,

(b)                                 notice of any reportable event (as defined in section 4043 of ERISA), unless the notice requirement with respect thereto has been waived by regulation,

(c)                                  any notice received by any ERISA Group Person that the PBGC has instituted or intends to institute proceedings to terminate any Plan, or that any Multiemployer Plan is insolvent or in reorganization,

(d)                                 notice of the possibility of the termination of any Plan by its administrator pursuant to section 4041 of ERISA, and

(e)                                  notice of the intention of any ERISA Group Person to withdraw, in whole or in part, from any Multiemployer Plan.

6.4.8                        Other Information; Audit.  From time to time at reasonable intervals upon request of the Administrative Agent or the Required Lenders, each of the Company and its Subsidiaries shall furnish to the Lenders such other information regarding the business, assets, financial condition, income or prospects of the Company and its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request, including copies of all tax returns, licenses, agreements, leases and instruments to which any of the Company or its Subsidiaries is party.  The authorized officers and representatives of the Administrative Agent shall have the right during normal business hours upon reasonable notice and at reasonable intervals to examine the books and records of the Company and its Subsidiaries, to make copies and notes therefrom for the purpose of ascertaining compliance with or obtaining enforcement of this Agreement or any other Credit Document.  The Administrative Agent, upon reasonable advance notice, may at the expense of the Company undertake to have the Company and its Subsidiaries reviewed by the Administrative Agent’s commercial financial examiners and fixed asset appraisers.

6.4.9                        Notice of Material Impairment to Accounts Receivable.  The Company shall immediately notify the Administrative Agent if any account receivable that is included in Eligible Receivables that individually is equal to or greater than $5,000,000 in value becomes uncollectible or if the account debtor with respect to any such account receivable files a petition for relief under any existing or future law relating to bankruptcy, insolvency, reorganization or relief of debtors, makes a general assignment for the benefit of creditors, has had filed against it any petition or other application for relief under any existing or future law relating to bankruptcy, insolvency, reorganization or relief of debtors, fails, suspends business operations, becomes insolvent, calls a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or has or suffers a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs.

6.4.10                  Security Interests; Further Assurances.  Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at the Company’s expense, the Company shall execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the

Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Pledged Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Prior Liens and Permitted Liens and subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents, including, without limitation, landlord or similar lien waivers and consents, as may be necessary or appropriate in connection therewith.  The Company shall deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Pledged Collateral pursuant to the Security Documents.  Upon the exercise by the Administrative Agent, the Collateral Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or the Lenders may be so required to obtain.

6.4.11                  Additional Collateral.

(a)                                  Subject to this Section 6.4.11, with respect to any property acquired after the Initial Closing Date by the Company or any other Obligor that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any property described in paragraph (b) or (c) of this subsection) promptly (and in any event within 30 days after the acquisition thereof):  (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, having the relevant priorities as set forth in the Security Documents, a Lien on such property subject to no Liens other than Liens permitted under this Agreement, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(b)                                 With respect to any Person that is or becomes a Wholly Owned Subsidiary (other than any Foreign Subsidiary that is not a direct Subsidiary of an Obligor or a Non-Guarantor Subsidiary) the Company shall promptly (and in any event within 30 days after such Person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing the Equity Interests of such Subsidiary (provided that with respect to any Foreign Subsidiary of the Company, in no event shall more than 66% of the Equity Interests of such Foreign Subsidiary be subject to any Lien or pledged under any Security Document), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of such Subsidiary’s parent, as the case may be, and all intercompany notes owing from such Subsidiary to any Obligor together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Subsidiary, and (ii) cause such new Subsidiary (other than any Foreign Subsidiary or a Non-Guarantor Subsidiary) (A) to execute a joinder agreement to this Agreement and a joinder agreement to the Security Agreement in the form annexed thereto which is in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that in the event such Subsidiary is prohibited by any valid law, statute, rule or regulation from entering into this Agreement or such a joinder agreement, the obligations of such Subsidiary under this Agreement or such joinder agreement will be limited to the extent necessary to comply with such prohibition or, if such limitation is not sufficient to avoid such prohibition, the Company will cause the Equity Interests of such Subsidiary (or as much of such Equity Interests as may be pledged considering such prohibition) to the Collateral Agent for its benefit and the benefit of the other Secured Parties to secure the Secured Obligations pursuant to a pledge agreement in form and substance satisfactory to the Collateral Agent; and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Legal Requirements, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c)                                  If at any time any two or more Wholly Owned Subsidiaries in the aggregate (other than any Foreign Subsidiary of the Company that is not a “first-tier” Foreign Subsidiary) not otherwise subject to Section 6.4.11(b) have assets having either a book value or fair market value in excess of $10,000,000, then the Company shall, and shall cause one or more of such Subsidiaries to, comply with Section 6.4.11(b) within the time frames set forth in such subsection so that no two or more such Subsidiaries hold assets having either a book value or fair market value in excess of $10,000,000.

(d)                                 [Reserved].

(e)                                  The Company shall furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in any Obligor’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) with respect to any Obligor which does not constitute a “registered organization” (as defined in Section 9-102 of the UCC) in the location of any Obligor’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Pledged Collateral owned by it or any office or facility at which Pledged Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Obligor’s legal form of organization, (iv) in any Obligor’s Federal Taxpayer Identification Number or (v) in any Obligor’s jurisdiction of organization.  The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Pledged Collateral.  The Company also agrees promptly to notify the Administrative Agent and the Collateral Agent if any material portion of the Pledged Collateral is subject to a Casualty Event.

(f)                                    Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.4.1, deliver to the Administrative Agent and the Collateral Agent a certificate of a Financial Officer and the chief legal officer (if any) of the Company setting forth the information required pursuant to Sections 1 through 14, inclusive, of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Initial Closing Date or the date of the most recent certificate delivered pursuant to this Section 6.4.11(f).

6.4.12                  Post Amendment and Restatement Date Collateral Matters.   The Company shall, and shall cause each of its Subsidiaries to, as expeditiously as possible, but in no event later than the 45th day following the Amendment and Restatement Date (or such later date designated by the Administrative Agent in its sole discretion), to the extent required under the Security Documents, endorse, execute and deliver, or cause to be endorsed, executed and delivered, as applicable, all other certificates, agreements (including Control Agreements), or instruments necessary to perfect the Collateral Agent’s security interest in all Deposit Accounts, all Securities Accounts, all Commodity Accounts and all Investment Property of each Pledgor together with all applicable  consents from all applicable banks, depositaries, securities intermediaries, and others pursuant to Control Agreements.

6.5.                              Certain Financial Tests.

6.5.1                        Fixed Charges Coverage.  For each fiscal quarter of the Company, the ratio (expressed as a percentage) of the Fixed Charges EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters then ended to the Consolidated Fixed Charges of the Company and its Subsidiaries for such period shall equal or exceed 150%.

6.5.2                        Consolidated Tangible Net Worth.  The Consolidated Tangible Net Worth of the Company and its Subsidiaries shall exceed at all times an amount equal to the Consolidated Tangible Net Worth as at December 31, 2002 minus $20,000,000; provided, however, that on the last day of each fiscal quarter of the Company commencing with the fiscal quarter ending March 31, 2003, the then effective dollar amount of the Consolidated Tangible Net Worth (including any prior increases of such amount as provided in clauses (a) and (b) below) shall be increased by the sum of (a) 50% of the net proceeds of Equity Interests issued during the fiscal quarter then ended by the Company and its Subsidiaries, calculated on a Consolidated basis in accordance with GAAP, plus (b) 50% of Consolidated Net Income (if positive) for the fiscal quarter then ended.

6.5.3                        Maximum Senior Leverage Ratio.  On the last day of each fiscal quarter of the Company, the Senior Leverage Ratio (expressed as a percentage) for the period of four consecutive fiscal quarters then ended shall not exceed 450%.

6.5.4                        Minimum Current Ratio.  The ratio (expressed as a percentage) of the Consolidated Current Assets of the Company and its Subsidiaries to the Consolidated Current Liabilities of the Company and its Subsidiaries shall not at any time be less than 120%.

6.5.5                        General Corporate Purposes Expenditures.  Other than in respect of the Acquisition, expenditures made or incurred by the Company or any of its Subsidiaries in respect of General Corporate Purposes shall not exceed $80,000,000 in the aggregate since the Initial Closing Date; provided that such amount shall be increased by the aggregate Consolidated Free Cash Flow generated on and after the Initial Closing Date.

6.6.                              Indebtedness.  Neither the Company nor any of its Subsidiaries shall create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, including Guarantees of Indebtedness of others and reimbursement obligations, whether contingent or matured, under letters of credit or other financial guarantees by third parties (or become contractually committed to do so), except the following:

6.6.1                        Indebtedness in respect of the Credit Obligations.

6.6.2                        Guarantees permitted by Section 6.7.

6.6.3                        Current liabilities, other than Financing Debt, incurred in the ordinary course of business.

6.6.4                        To the extent that payment thereof shall not at the time be required by Section 6.1, Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials and supplies.

6.6.5                        Indebtedness secured by Liens of carriers, warehouses, mechanics and landlords permitted by Sections 6.8.5 and 6.8.6.

6.6.6                        Indebtedness in respect of judgments or awards (a) which have been in force for less than the applicable appeal period or (b) in respect of which the Company or any Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and, in the case of each of clauses (a) and (b), the Company or such Subsidiary shall have taken appropriate reserves therefor in accordance with GAAP and execution of such judgment or award shall not be levied.

6.6.7                        To the extent permitted by Section 6.8.9, Indebtedness in respect of Capitalized Lease Obligations or secured by purchase money security interests; provided,

however, that (a) the aggregate principal amount of all Indebtedness permitted by this Section 6.6.7 which consists of Indebtedness in respect of Capital Lease Obligations and other Indebtedness incurred for the acquisition of equipment shall not exceed 2% of Consolidated Net Tangible Assets at any one time outstanding and (b) that the aggregate principal amount of all Indebtedness permitted by this Section 6.6.7 which consists of Indebtedness issued to sellers of any business or part thereof or operating assets in consideration for the acquisition thereof by the Company or a Subsidiary shall not exceed 4% of Consolidated Net Tangible Assets at any one time outstanding.

6.6.8                        Indebtedness in respect of deferred taxes arising in the ordinary course of business.

6.6.9                        Indebtedness in respect of inter-company loans and advances among the Company and its Subsidiaries which are not prohibited by Section 6.9.

6.6.10                  Unfunded pension liabilities and obligations with respect to Plans so long as the Company is in compliance with Section 6.16.

6.6.11                  Indebtedness outstanding on the date hereof and described in Exhibit 7.3.

6.6.12                  Unsecured Funded Debt of the Company; provided, that after giving effect to the issuance of such unsecured Funded Debt and the application of any of the proceeds thereof on the issuance date no Default shall exist, and the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company in reasonable detail demonstrating compliance with these conditions after giving effect to such issuance and application; and, provided, further, that the terms and conditions of such unsecured Funded Debt exceeding $20,000,000 at any time outstanding, including without limitation, financial covenants, defaults, amortization and rate of interest shall have been consented to by the Required Lenders.

6.6.13                  Unsecured Funded Debt of the Company which is expressly subordinated to the Credit Obligations on terms satisfactory to the Administrative Agent with the prior written consent of the Required Lenders.

6.6.14                  Commodities margin loans extended by commodities brokers; provided, that such brokers shall have executed and delivered to the Collateral Agent for its benefit and for the benefit of the Secured Parties, having the relevant priorities as set forth in the Security Documents, blocked account or similar agreements reasonably satisfactory to the Administrative Agent; and provided further, that the outstanding principal amount of such margin loans at no time shall exceed $20,000,000.

6.6.15                  Indebtedness under the Senior Subordinated Notes (and Guarantees by the Guarantors thereof) in an aggregate principal amount not to exceed $300,000,000.

6.6.16                  Additional Indebtedness under the Senior Subordinated Notes (and Guarantees by the Guarantors thereof); provided that upon incurrence thereof, the Company shall provide the Administrative Agent a certificate, signed or authenticated by a Financial Officer of the Company, demonstrating compliance with the Computation Covenants using the Consolidated financial statements of the Company and its Subsidiaries as of the most recently ended fiscal quarter of the Company and calculated on a pro forma basis as if such incurrence had occurred on the first day of such fiscal quarter.

6.7.                              Guarantees; Letters of Credit.  Neither the Company nor any of its Subsidiaries shall become or remain liable with respect to any Guarantee, including reimbursement obligations under letters of credit or other financial guarantees by third parties (or become contractually committed to do so), except the following:

6.7.1                        Letters of Credit and Guarantees of the Credit Obligations.

6.7.2                        Guarantees by the Company or its Subsidiaries of Indebtedness incurred by any of its Subsidiaries and permitted by Section 6.6.

6.7.3                        Unsecured Guarantees by Wholly Owned Subsidiaries of the Credit Obligations, so long as such Wholly Owned Subsidiaries are Guarantors.

6.7.4                        Unsecured Guarantees by any Guarantor of the Senior Subordinated Notes.

6.7.5                        The Guarantee by the Company of the obligations of TransMontaigne Product Services Inc. delivered pursuant to Section 2.8 of the Acquisition Agreement.

6.8.                              Liens.  Neither the Company nor any of its Subsidiaries shall create, incur or enter into, or suffer to be created or incurred or to exist, any Lien (or become contractually committed to do so), except the following (the “Permitted Liens”):

6.8.1                        Liens on the Pledged Collateral that secure the Credit Obligations.

6.8.2                        Liens to secure taxes, assessments and other governmental charges, to the extent that payment thereof shall not at the time be required by Section 6.1; provided that in the case of any such charge or claim which has or may become a Lien against any of the Pledged Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions.

6.8.3                        Deposits or pledges made (a) in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security, (b) in connection with casualty insurance maintained in accordance with Section 6.3, (c) to secure the performance of bids, tenders, contracts (other than contracts relating to Financing Debt) or leases, (d) to secure statutory obligations or surety or appeal bonds, (e) to secure indemnity, performance or other similar bonds in the ordinary course of business or (f) in connection with contested amounts to the extent that payment thereof shall not at that time be required by Section 6.1; provided that in the case of any such Lien which has or may become a Lien against the Pledged Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions.

6.8.4                        Liens in respect of judgments or awards, to the extent that such judgments or awards are permitted by Section 6.6.6 but only to the extent that such Liens are junior to the Liens on the Pledged Collateral granted to secure the Credit Obligations; provided that in the case of any such Lien which has or may have become a Lien against Pledged Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions.

6.8.5                        Liens of carriers, warehouses, mechanics and similar Liens, in each case (a) in existence less than 90 days from the date of creation thereof or (b) being contested in good faith by the Company or any Subsidiary in appropriate proceedings (so long as the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto to the extent required by GAAP).

6.8.6                        Encumbrances in the nature of (a) zoning restrictions, (b) easements, covenants, conditions and other like exceptions, (c) restrictions of record on the use of Real Property, (d) landlords’ and lessors’ Liens on rented premises and (e) restrictions on transfers or assignment of leases, which in each case do not materially detract from the value of the encumbered property or materially impair the use thereof in the business of the Company or any Subsidiary.

6.8.7                        Restrictions under federal and state securities laws on the transfer of securities.

6.8.8                        Restrictions under Foreign Trade Regulations on the transfer or licensing of assets of the Company and its Subsidiaries.

6.8.9                        Liens constituting (a) purchase money security interests (including mortgages, conditional sales, Capitalized Leases and any other title retention or deferred purchase devices) in Real Property, interests in leases or tangible personal property (other than inventory) existing or created on the date on which such property is acquired, and (b) the renewal, extension or refunding of any security interest referred to in the foregoing clause (a) in an amount not to exceed the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding; provided, however, that (i) each such security interest shall attach solely to the particular item of property so acquired, and the principal amount of Indebtedness (including Indebtedness in respect of Capitalized Lease Obligations) secured thereby shall not exceed the cost (including all such Indebtedness secured thereby, whether or not assumed) of such item of property; and (ii) the aggregate principal amount of all Indebtedness secured by Liens permitted by this Section 6.8.9 shall not exceed the amount permitted by Section 6.6.7.

6.8.10                  Liens securing Indebtedness in respect of margin loans permitted under Section 6.6.14.

6.8.11                  Liens in existence on the Initial Closing Date and set forth on Schedule 6.8.11; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase and (ii) such Liens do not encumber any property other than the property subject thereto on the Initial Closing Date;

provided, however, that no Liens shall be permitted to exist, directly or indirectly, on any Pledged Securities.

6.9.                              Investments and Acquisitions.  Neither the Company nor any of its Subsidiaries shall have outstanding, acquire, commit itself to acquire or hold any Investment (including any Investment consisting of the acquisition of any business) (or become contractually committed to do so), except for the following:

6.9.1                        Investments of the Company and its Subsidiaries in Wholly Owned Subsidiaries existing on the Initial Closing Date who are Guarantors and Investments of the Company and its Subsidiaries in other Wholly Owned Subsidiaries as long as such other Wholly Owned Subsidiaries become Subsidiaries in compliance with Section 6.9.6 and become Guarantors.

6.9.2                        Intercompany loans and advances from any Wholly Owned Subsidiary to the Company or other Wholly Owned Subsidiaries but in each case only to the extent reasonably necessary for Consolidated tax planning and working capital management.

6.9.3                        Investments in Cash Equivalents.

6.9.4                        Guarantees permitted by Section 6.7.

6.9.5                        Investments outstanding on the Initial Closing Date and identified in Exhibit 7.3.

6.9.6                        Investments consisting of the acquisition of all or substantially all of an operating business (whether through a merger, a consolidation, an acquisition of assets or an acquisition of stock or other equity) to the extent that, after giving effect to the consummation thereof, Section 6.5.5 shall not have been contravened thereby.

6.10.                        Distributions.  Neither the Company nor any of its Subsidiaries shall make any Distribution (or become contractually committed to do so), except for the following:

6.10.1                  Subsidiaries of the Company may make Distributions to the Company or any Wholly Owned Subsidiary of the Company.

6.10.2                  [Reserved.]

6.10.3                  [Reserved.]

6.10.4                  So long as immediately before and after giving effect thereto no Default exists, the Company may make cash Distributions on the Series A Convertible Preferred Stock at a rate per share not exceeding 5% of the initial liquidation value of such shares.

6.10.5                  So long as immediately before and after giving effect thereto no Default exists, the Company may make cash Distributions on the Series B Convertible Preferred Stock at a rate per share not exceeding 6% of the initial liquidation value of such shares.

Notwithstanding any of the foregoing, cash Distributions are not permitted unless, after giving effect to any such Distribution, the ratio (expressed as a percentage) of the Fixed Charge EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended to the Consolidated Fixed Charges of the Company and its Subsidiaries for such period, equals or exceeds 150%.

6.11.                        Merger, Consolidation and Dispositions of Assets.  Neither the Company nor any of its Subsidiaries shall merge or enter into a consolidation or engage in an Asset Sale (or become contractually committed to do so), except the following:

6.11.1                  The Company and any of its Subsidiaries may sell or otherwise dispose of (a) inventory sold to customers in the ordinary course of business, (b) tangible assets to be replaced in the ordinary course of business within six months by other tangible assets used or useful in the business of the Company and its Subsidiaries of equal or greater value and (c) assets that are no longer used or useful in the business of the Company or such Subsidiary, the fair market value (or book value if greater) of which shall not (in the case of this clause (c) only) exceed in any fiscal year 10% of Consolidated Net Tangible Assets of the Company and its Subsidiaries as of the last day of the next preceding fiscal year; provided, that in the event of the sale or other disposition of any of the assets described in the definition of Minimum Petroleum Products Inventory Requirements, such assets shall be deemed to be inventory sold to customers in the ordinary course of business under clause (a).

6.11.2                  Any Wholly Owned Subsidiary of the Company may merge or be liquidated into the Company or any other Wholly Owned Subsidiary of the Company so long as after giving effect to any such merger to which the Company is a party the Company shall be the surviving or resulting Person; provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained in accordance with the provisions of Section 6.4.11.

6.11.3                  The Company and its Subsidiaries may enter into leases (other than Capitalized Leases) as lessor of real and tangible personal property and rights associated therewith in the ordinary course of business.

6.11.4                  Any inactive Subsidiary other than a Guarantor may be liquidated.

6.12.                        Lease Obligations.  Neither the Company nor any of its Subsidiaries will enter into any arrangement, directly or indirectly, whereby the Company or such Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or to lease other property which the Company or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.  Neither the Company nor any of its Subsidiaries shall be or become obligated as lessee under any lease except the following:

6.12.1                  Capitalized Leases permitted by Sections 6.6.7 and 6.8.9.

6.12.2                  Leases other than Capitalized Leases; provided, however, that the aggregate fixed rental obligations for any fiscal year (excluding payments required to be made by the lessee in respect of taxes and insurance whether or not denominated as rent) shall not exceed in any fiscal year 5% of Consolidated Net Tangible Assets as of the last day of the next preceding fiscal year.

6.13.                        Issuance of Stock by Subsidiaries; Subsidiary Distributions.

6.13.1                  Issuance of Stock by Subsidiaries.  No Subsidiary shall issue or sell any shares of its capital stock or other evidence of beneficial ownership to any Person other than the Company or any Wholly Owned Subsidiary of the Company, which shares shall have been pledged to the Collateral Agent as part of the Pledged Collateral.

6.13.2                  No Restrictions on Subsidiary Distributions.  Except for this Agreement and the Credit Documents and the Senior Subordinated Notes, neither the Company nor any Subsidiary shall enter into or be bound by any agreement (including covenants requiring the maintenance of specified amounts of net worth or working capital) restricting the right of any Subsidiary to make Distributions or extensions of credit to the Company (directly or indirectly through another Subsidiary).

6.14.                        Derivative Contracts.  Neither the Company nor any of its Subsidiaries shall enter into any Interest Rate Protection Agreement, foreign currency exchange contract or other financial or commodity derivative contracts except to provide hedge protection for an underlying economic transaction in the ordinary course of business or in accordance with the Company’s Risk Management Policies Manual.

6.15.                        Negative Pledge Clauses.  Neither the Company nor any of its Subsidiaries shall enter into any agreement, instrument, deed or lease which prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of their respective properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:

6.15.1                  This Agreement and the other Credit Documents.

6.15.2                  Covenants in documents creating Liens permitted by Section 6.8 prohibiting further Liens on the assets encumbered thereby.

6.15.3                  The Senior Subordinated Notes.

6.15.4                  Any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on property or assets of the Company or any of its Subsidiaries (whether now owned or hereafter acquired) securing the Loans or any Interest Rate Agreement and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of  the Company or any of its Subsidiaries to secure the Loans or any Hedging Agreement.

6.16.                        ERISA, etc.  Each of the Company and its Subsidiaries shall comply, and shall cause all ERISA Group Persons to comply, in all material respects, with the provisions of ERISA and the Code applicable to each Plan.  Each of the Company and its Subsidiaries shall meet, and shall cause all ERISA Group Persons to meet, all minimum funding requirements applicable to them with respect to any Plan pursuant to section 302 of ERISA or section 412 of the Code, without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted.  At no time shall the Accumulated Benefit Obligations under any Plan that is not a Multiemployer Plan exceed the fair market value of the assets of such Plan allocable to such benefits by more than $1,000,000.  The Company and its Subsidiaries shall not withdraw, and shall cause all other ERISA Group Persons not to withdraw, in whole or in part, from any Multiemployer Plan so as to give rise to withdrawal liability exceeding $1,000,000 in the aggregate.  At no time shall the actuarial present value of unfunded liabilities for post-employment health care benefits, whether or not provided under a Plan, calculated in a manner consistent with Statement No. 106 of the Financial Accounting Standards Board, exceed $1,000,000.

6.17.                        Transactions with Affiliates.  Neither the Company nor any of its Subsidiaries shall effect any transaction with any of their respective Affiliates (except for the Company and its Subsidiaries) on a basis less favorable to the Company and its Subsidiaries than would be the case if such transaction had been effected with a non-Affiliate.

6.18.                        Open Positions.  The Company and its Subsidiaries may maintain Open Positions relating to product inventory requirements that do not exceed 1,000,000 barrels.

6.19.                        Environmental Laws.

6.19.1                  Compliance with Law and Permits.  Each of the Company and its Subsidiaries shall use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep in effect all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, except where any failure to so act could not, individually or in the aggregate, have a Material Adverse Effect.

6.19.2                  Notice of Claims, etc.  Each of the Company and its Subsidiaries shall immediately notify the Administrative Agent, and provide copies upon receipt, of all written claims, complaints, notices or inquiries from Governmental Authorities or other Persons relating to the condition of its facilities and properties or compliance with or liability under Environmental Laws which could have, individually or in the aggregate, a Material Adverse Effect, and shall use best efforts to promptly cure and have dismissed with prejudice to the satisfaction of the Administrative Agent any actions and proceedings relating to compliance with or liability under Environmental Laws.

6.20.                        Deposit of Funds.  From and after the time that Control Accounts have been established in accordance with the requirements of Section 6.4.12, the Company shall, and shall cause each of its Subsidiaries to, deposit any funds, investments, money, cash, instruments, securities, rights, proceeds and other property and amounts received or held by the Company or any such Subsidiary into a Deposit Account, Securities Account or Commodity Account, as applicable, over which the Collateral Agent has a Control Agreement; provided that, in any event, if such Control Agreements have not been so established by on or before the 75th day following the Amendment and Restatement Date, the Company shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause each of its Subsidiaries to, deposit any funds, investments, money, cash, instruments, securities, rights, proceeds and other property and amounts received or held by the Company or any such Subsidiary into a Deposit Account, Securities Account or Commodity Account, as applicable, over which the Collateral Agent has a Control Agreement.

7.                                       Representations and Warranties.  In order to induce the Lenders to extend credit to the Company hereunder, each of the Company and such of its Subsidiaries as are party hereto from time to time jointly and severally represents and warrants as follows, except as disclosed in the Disclosure Schedule attached hereto as Exhibit 7:

7.1.                              Organization and Business.

7.1.1                        The Company.  The Company is a duly organized and validly existing corporation, in good standing under the laws of Delaware, with all power and authority, corporate or otherwise, necessary to (a) enter into and perform this Agreement and each other Credit Document to which it is party, (b) grant the Collateral Agent for its benefit and for the benefit of the Secured Parties, having the relevant priorities as set forth in the Security Documents, the security interests in the Pledged Collateral owned by it to secure the Credit Obligations and (c) own its properties and carry on the business now conducted or proposed to be conducted by it.  Certified copies of the Charter and By-laws of the Company have been previously delivered to the Administrative Agent and are correct and complete.  Exhibit 7.1, as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2, sets forth, as of the later of the date hereof or as of the end of the most recent fiscal quarter for which financial statements are required to be furnished in accordance with such Sections, (i) the jurisdiction of incorporation of the Company, (ii) the address of the Company’s principal executive office and chief place of business, (iii) each name, including any trade name, under which the Company conducts its business and (iv) the jurisdictions in which the Company owns real or tangible personal property.

7.1.2                        Subsidiaries.  Other than Republic Natural Gas Company, each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with all power and authority, corporate or otherwise, necessary to (a) enter into and perform this Agreement and each other Credit Document to which it is party, (b) guarantee the Credit Obligations, (c) grant the Collateral Agent for its benefit and for the benefit of the Secured Parties, having the relevant priorities as set forth in the Security Documents, the security interest in the Pledged Collateral owned by such Subsidiary to secure the Credit Obligations and (d) own its properties and carry on the business now conducted or proposed to be conducted by it.  Certified copies of the Charter and By-laws of each Subsidiary of the Company have been previously delivered to the Administrative Agent and are correct and complete.  Exhibit 7.1, as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2, sets forth, as of the later of the Initial Closing Date or the end of the most recent fiscal quarter for which financial statements are required to be furnished in accordance with such Sections, (i) the name and jurisdiction of organization of such Subsidiary of the Company, (ii) the address of the chief executive office and principal place of business of each such Subsidiary, (iii) each name under which each such Subsidiary conducts its business, (iv) each jurisdiction in which each such Subsidiary owns real or tangible personal property, and (v) the number of authorized and issued shares and ownership of each such Subsidiary; provided, however, that there may be omitted from

Exhibit 7.1 one or more Subsidiaries which have no business operations and no assets or liabilities.

7.1.3                        Qualification.  Each of the Company and its Subsidiaries is duly and legally qualified to do business as a foreign corporation or other entity and is in good standing in each state or jurisdiction in which such qualification is required and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner in which it is conducted, except for failures to be so qualified, authorized or licensed which would not in the aggregate result, or create a material risk of resulting, in any Material Adverse Change.

7.1.4                        Capitalization.  No options, warrants, conversion rights, preemptive rights or other statutory or contractual rights to purchase shares of capital stock or other securities of any Subsidiary now exist, nor has any Subsidiary authorized any such right, nor is any Subsidiary obligated in any other manner to issue shares of its capital stock or other securities.

7.2.                              Financial Statements and Other Information; Material Agreements.

7.2.1                        Financial Statements and Other Information.  The Company has previously furnished to the Lenders copies of the following:

(a)                                  The audited Consolidated balance sheets of the Company and its Subsidiaries as at June 30, 2001 and 2002 and the audited Consolidated statements of operations, of stockholders’ equity and of cash flows of the Company and its Subsidiaries for each of the years in the three year period ended June 30, 2002.

(b)                                 The unaudited Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2002 and the unaudited Consolidated statements of operations, of stockholders’ equity and of cash flows of the Company and its Subsidiaries for the portion of the fiscal year then ended.

(c)                                  The financial and operational projections and current capital expenditures plan of the Company and its Subsidiaries for the years ending June 30, 2003, June 30, 2004 and June 30, 2005.

(d)                                 Calculations demonstrating pro forma compliance with the Computation Covenants as of the end of the most recent quarter preceding the Initial Closing Date.

The audited Consolidated financial statements (including the notes thereto) referred to in clause (a) above were prepared in accordance with GAAP and fairly present the financial position of the Company and its Subsidiaries on a Consolidated basis at the respective dates thereof and the results of their operations for the periods covered thereby.  The unaudited Consolidated financial statements referred to in clause (b) above were prepared in accordance with GAAP and fairly present the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations for the periods covered thereby, subject to normal year-end audit adjustments and the addition of footnotes in the case of interim financial statements.  Neither the Company nor any of its Subsidiaries has any known contingent liability material to the Company and its Subsidiaries on a Consolidated basis which is not reflected in the balance sheets referred to in clauses (a) or (b) above (or delivered pursuant to Sections 6.4.1 or 6.4.2) or in the notes thereto.

In the Company’s judgment, the financial and operational projections referred to in clause (c) above constitute a reasonable basis as of the Initial Closing Date for the assessment of the future performance of the Company and its Subsidiaries during the periods indicated therein, it being understood that any projected financial information represents an estimate, based on various assumptions, of future results of operations, which assumptions may prove to have been incorrect and which results may not in fact occur.

7.2.2                        Other Material Agreements.  The Company has previously furnished to the Lenders correct and complete copies, including all exhibits, schedules and amendments thereto, of the Preferred Stock Recapitalization Agreements and the agreements and instruments, each as in effect on the Initial Closing Date, listed in Exhibit 7.2.2 (the “Other Material Agreements”).

7.3.                              Agreements Relating to Financing Debt, Investments, etc.  Exhibit 7.3, as of the Initial Closing Date and as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2, sets forth (a) the amounts (as of the dates indicated in Exhibit 7.3, as so supplemented) of all Financing Debt of the Company and its Subsidiaries and all agreements which relate to such Financing Debt, (b) all Liens and Guarantees with respect to such Financing Debt, (c) all agreements which directly or indirectly require the Company or any Subsidiary to make any Investment and (d) all Investments permitted under Section 6.9.5.  The Company has furnished the Lenders with correct and complete copies of any agreements described in clauses (a), (b), (c) and (d) above requested by the Required Lenders.

7.4.                              Changes in Condition.  Except as disclosed in the Company’s Form 10-K for the year then ended June 30, 2002 or the Company’s Form 10-Q for the quarters ended September 30, 2002 and December 31, 2002, since June 30, 2002 no Material Adverse Change has occurred and between June 30, 2002 and the date hereof, neither the Company nor any Subsidiary of the Company has entered into any material transaction outside the ordinary course of business except for the transactions contemplated by this Agreement and the Material Agreements.

7.5.                              Title to Assets.  The Company and its Subsidiaries have defensible title to or the right to use all material assets necessary for or used in the operations of their business as now conducted by them and reflected in the most recent balance sheet referred to in Section 7.2.1 (or the balance sheet most recently furnished to the Lenders pursuant to Sections 6.4.1 or 6.4.2), and to all assets acquired subsequent to the date of such balance sheet, subject to no Liens except for Liens permitted by Section 6.8 and except for assets disposed of as permitted by Section 6.11.

7.6.                              Operations in Conformity with Law, etc.  To the best knowledge of the Company and the Guarantors, the operations of the Company and its Subsidiaries as now conducted or proposed to be conducted are not in violation of, nor is the Company or its Subsidiaries in default under, any Legal Requirement presently in effect, except for such violations and defaults as do not and will not, in the aggregate, result, or create a material risk of resulting, in any Material Adverse Change.  The Company has received no notice of any such violation or default and has no knowledge of any basis on which the operations of the Company or its Subsidiaries, as now conducted and as currently proposed to be conducted after the date hereof, would be held so as to violate or to give rise to any such violation or default.

7.7.                              Litigation.  No litigation, at law or in equity, or any proceeding before any court, board or other governmental or administrative agency or any arbitrator is pending or, to the knowledge of the Company or any Guarantor, threatened which may involve any material risk of any final judgment, order or liability which, after giving effect to any applicable insurance, has resulted, or creates a material risk of resulting, in any Material Adverse Change or which seeks to enjoin the consummation, or which questions the validity, of any of the transactions contemplated by this Agreement or any other Credit Document.  No judgment, decree or order of any court, board or other governmental or administrative agency or any arbitrator has been issued against or binds the Company or any of its Subsidiaries which has resulted, or creates a material risk of resulting, in any Material Adverse Change.

7.8.                              Authorization and Enforceability.  Each of the Company and each other Obligor has taken all corporate action required to execute, deliver and perform this Agreement and each other Credit Document to which it is party.  No consent of stockholders of the Company is necessary in order to authorize the execution, delivery or performance of this Agreement or any other Credit Document to which the Company is party.  Each of this Agreement and each other Credit Document constitutes or will constitute upon execution and delivery thereof the legal, valid and binding obligation of each Obligor party thereto and is enforceable against such Obligor in accordance with its terms.

7.9.                              No Legal Obstacle to Agreements.  Neither the execution and delivery of this Agreement or any other Credit Document, nor the making of any Working Capital Loans hereunder, nor the guaranteeing of the Credit Obligations, nor the securing of the Secured Obligations with the Pledged Collateral, nor the consummation of any transaction referred to in or contemplated by this Agreement or any other Credit Document, nor the fulfillment of the terms hereof or thereof or of any other agreement, instrument, deed or lease contemplated by this Agreement or any other Credit Document, has constituted or resulted in or will constitute or result in

(a)                                  any breach or termination of the provisions of any material agreement, instrument, deed or lease to which the Company, any of its Subsidiaries or any other Obligor is a party or by which it is bound, or of the Charter or By-laws of the Company, any of its Subsidiaries or any other Obligor;

(b)                                 the violation of any law, statute, judgment, decree or governmental order, rule or regulation applicable to the Company, any of its Subsidiaries or any other Obligor;

(c)                                  the creation under any agreement, instrument, deed or lease of any Lien (other than Liens on the Pledged Collateral which secure the Credit Obligations) upon any of the assets of the Company, any of its Subsidiaries or any other Obligor; or

(d)                                 any redemption, retirement or other repurchase obligation of the Company, any of its Subsidiaries or any other Obligor under any Charter, By-law, agreement, instrument, deed or lease.

No approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made (which has not been so obtained or made) by the Company, any of its Subsidiaries or any other Obligor in connection with the execution, delivery and performance of this Agreement, the Notes or any other Credit Document, the transactions contemplated hereby or thereby, the making of any Loan hereunder, the guaranteeing of the Credit Obligations or the securing of the Credit Obligations with the Pledged Collateral (other than filings necessary to perfect Administrative Agent’s security interest in the Pledged Collateral).

7.10.                        Defaults.  Neither the Company nor any of its Subsidiaries is in default under any provision of its Charter or By-laws or of this Agreement or any other Credit Document.  Neither the Company nor any of its Subsidiaries is in default under any provision of any agreement, instrument, deed or lease to which it is party or by which it or its property is bound or has violated any law, judgment, decree or governmental order, rule or regulation, in each case so as to result, or create a material risk of resulting, in any Material Adverse Effect.

7.11.                        Licenses, etc.  To the best knowledge of the Company and the Guarantors, the Company and its Subsidiaries have all material patents, patent applications, patent licenses, patent rights, trademarks, trademark rights, trade names, trade name fights, copyrights, licenses, franchises, permits, authorizations and other fights as are necessary for the conduct of the business of the Company and its Subsidiaries as now conducted by them.  All of the foregoing are in full force and effect in all material respects, and each of the Company and its Subsidiaries is in substantial compliance with the foregoing without any known conflict with the valid rights of others which has resulted, or creates a material risk of resulting, in any Material Adverse Effect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such license, franchise or other right or which affects the rights of any of the Company and its Subsidiaries thereunder so as to result, or to create a material risk of resulting, in any Material Adverse Effect.  No litigation or other proceeding or dispute exists with respect to the validity or, where applicable, the extension or renewal, of any of the foregoing which has resulted, or creates a material risk of resulting, in any Material Adverse Effect.

7.12.                        Tax Returns.  Each of the Company and its Subsidiaries has filed all material tax and information returns or permitted extensions which are required to be filed by it and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to such returns or to any assessment received by it.  Neither the Company nor any of its Subsidiaries knows of any material additional assessments or any basis therefor.  The Company reasonably believes that the charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are adequate.

7.13.                        Certain Business Representations.

7.13.1                  Labor Relations.  No dispute or controversy between the Company or any of its Subsidiaries and any of their respective employees has resulted, or is reasonably likely to result, in any Material Adverse Effect, and neither the Company nor any of its Subsidiaries anticipates that its relationships with its unions or employees will result, or are reasonably likely to result, in any Material Adverse Effect.  The Company and each of its Subsidiaries is in compliance in all material respects with all federal and state laws with respect to (a) nondiscrimination in employment with which the failure to comply, in the aggregate, has resulted, or creates a material risk of resulting, in a Material Adverse Effect and (b) the payment of wages.

7.13.2                  Antitrust.  Each of the Company and its Subsidiaries is in compliance in all material respects with all federal and state antitrust laws relating to its business and the geographic concentration of its business.

7.13.3                  Consumer Protection.  Neither the Company nor any of its Subsidiaries is in violation of any rule, regulation, order, or interpretation of any rule, regulation or order of the Federal Trade Commission (including truth-in-lending), with which the failure to comply, in the aggregate, has resulted, or creates a material risk of resulting, in a Material Adverse Effect.

7.13.4                  Burdensome Obligations.  Neither the Company nor any of its Subsidiaries is party to or bound by any agreement, instrument, deed or lease or is subject to any Charter, By-law or other restriction, commitment or requirement which, in the opinion of the management of such Person, is so unusual or burdensome as in the foreseeable future to result, or create a material risk of resulting, in a Material Adverse Effect.

7.13.5                  Future Expenditures.  Neither the Company nor any of its Subsidiaries anticipate that the future expenditures, if any, by the Company and its Subsidiaries needed to meet the provisions of any federal, state or foreign governmental statutes, orders, rules or regulations will be so burdensome as to result, or create a material risk of resulting, in any Material Adverse Effect.

7.14.                        Environmental Regulations.

7.14.1                  Environmental Compliance.  To the best knowledge of the Company and the Guarantors, each of the Company and its Subsidiaries is in compliance in all material respects with and has no liability under the Clean Air Act, the Federal Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, RCRA, CERCLA, each as amended, and any other Environmental Law in effect in any jurisdiction in which any properties of the Company or any of its Subsidiaries are located or where any of them conducts its business, and with all applicable published rules and regulations (and applicable standards and requirements) of the federal Environmental Protection Agency and of any similar agencies in states or foreign countries in which the Company or any of its Subsidiaries conducts its business, in each case other than those which in the aggregate have not resulted, and do not create a material risk of resulting, in a Material Adverse Effect.

7.14.2                  Environmental Litigation.  Except in instances in which such event has not resulted, and does not create a material risk of resulting, individually or in the aggregate, in a Material Adverse Effect, no suit, claim, action or proceeding of which the Company or any of its Subsidiaries has been given notice or otherwise has knowledge is now pending before any court, Governmental Authority or other forum, or to the Company’s or any of its Subsidiaries’ knowledge, threatened by any Person (nor to the Company’s or any of its Subsidiaries’ knowledge, does any factual basis exist therefor) for, and neither the Company nor any of its Subsidiaries has received written correspondence from any federal, state or local Governmental Authority with respect to

(a)                                  noncompliance by the Company or any of its Subsidiaries with any Environmental Law;

(b)                                 personal injury, wrongful death or other tortious conduct relating to materials, commodities or products used, generated, sold, transferred or manufactured by the Company or any of its Subsidiaries (including products made of, containing or incorporating asbestos, lead or other hazardous materials, commodities or toxic substances); or

(c)                                  the release into the environment by the Company or any of its Subsidiaries of any Hazardous Material generated by the Company or any of its Subsidiaries whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

7.14.3                  Hazardous Material.  Exhibit 7.14 contains a list as of the Initial Closing Date of all waste disposal or dump sites (except sites as to which the involvement of the Company or any Subsidiary has not resulted, and does not present a material risk of resulting, individually or in the aggregate, in a Material Adverse Effect) at which Hazardous Material generated by either the Company or any of its Subsidiaries has been disposed of directly by the Company or any of its Subsidiaries and all independent contractors to whom the Company and its Subsidiaries have delivered Hazardous Material or, to the Company’s or any of its Subsidiaries’ knowledge, where Hazardous Material finally came to be located, and indicates all such sites which are or have been included (including as a potential or suspect site) in any published federal, state or local “superfund” or other list of hazardous or toxic waste sites.  Any waste disposal or dump sites at which Hazardous Material generated by either the Company or any of its Subsidiaries has been disposed of directly by the Company or any of its Subsidiaries and all independent contractors to whom the Company or any of its Subsidiaries have delivered Hazardous Material or, to the Company’s or any of its Subsidiaries’ knowledge, where Hazardous Material finally came to be located, has not resulted, and does not present a material risk of resulting, individually or in the aggregate, in a Material Adverse Effect.

7.14.4                  Environmental Condition of Properties.  None of the properties owned or leased by the Company or any of its Subsidiaries has been used as a treatment, storage or disposal site, other than as disclosed in Exhibit 7.14, except sites as to which the involvement of the Company or any Subsidiary has not resulted, and does not present a material risk of resulting, individually or in the aggregate, in a Material Adverse Effect.  No Hazardous Material is present in any Real Property currently or formerly owned or operated by the Company or any of its Subsidiaries except that which has not resulted, and does not present a material risk of resulting, individually or in the aggregate, in a Material Adverse Effect.

7.15.                        Pension Plans.  Each Plan (other than a Multiemployer Plan) and, to the knowledge of the Company and its Subsidiaries, each Multiemployer Plan is in material compliance with the applicable provisions of ERISA and the Code.  Each Multiemployer Plan and each Plan that constitutes a “defined benefit plan” (as defined in ERISA) are set forth in Exhibit 7.15 as of the Initial Closing Date and as from time to time supplemented thereafter in accordance with Sections 6.4.1 and 6.4.2..  Each ERISA Group Person has met all of the funding standards applicable to all Plans that are not Multiemployer Plans, and no condition exists which would permit the institution of proceedings to terminate any Plan that is not a Multiemployer Plan under section 4042 of ERISA.  To the best knowledge of the Company and each Subsidiary, no Plan that is a Multiemployer Plan is currently insolvent or in reorganization or has been terminated within the meaning of ERISA.  Neither the Company nor any of its Subsidiaries nor any ERISA Group Person has incurred any material liability under Title IV of ERISA in the past six years.  Neither the Company nor any of its Subsidiaries nor any ERISA Group Person has had a complete or partial withdrawal from any Multiemployer Plan, nor would they become subject to any liability under ERISA if they were to withdraw completely from all Multiemployer Plans, in either case that would result in a material liability to the Company or any of its Subsidiaries.

7.16.                        Foreign Trade Regulations; Government Regulation; Margin Stock.

7.16.1                  Foreign Trade Regulations.  Neither the execution and delivery of this Agreement or any other Credit Document, nor the making by the Company of any Loans hereunder, nor the guaranteeing of the Credit Obligations by any Guarantor, nor the securing of the Credit Obligations with the Pledged Collateral, has constituted or resulted in or will constitute or result in the violation of any Foreign Trade Regulation.

7.16.2                  Government Regulation.  Neither the Company nor any of its Subsidiaries, nor any Person controlling the Company or any of its Subsidiaries or under common control with the Company or any of its Subsidiaries, is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act, the Interstate Commerce Act or any other statute or regulation that regulates the incurring by the Company or any of its Subsidiaries of Financing Debt as contemplated by this Agreement and the other Credit Documents.

7.16.3                  Margin Stock.  Neither the Company nor any of its Subsidiaries owns any Margin Stock (other than the First Reserve Common Stock purchased or to be purchased by the Company, and the value of the First Reserve Common Stock does not exceed 25% of the aggregate book value of the Pledged Collateral determined in accordance with GAAP.

7.17.                        Minimum Petroleum Products Inventory Requirements.  The Minimum Petroleum Products Inventory Requirements of the Company and its Subsidiaries on a Consolidated basis is approximately 900,000 barrels as of the date hereof.

7.18.                        Solvency.  Each of the Company and the Guarantors is and, upon the incurrence of any Credit Obligation by such Obligor will be, Solvent.

7.19.                        Disclosure.  To the best knowledge of the Company and the Guarantors, neither this Agreement nor any other Credit Document to be furnished to the Lenders by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or by such Credit Document contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, considered as a whole, not misleading in light of the circumstances under which they were made.  No fact is actually known to the Company or any Guarantor which, so far as the Company or any Guarantor is aware, has resulted, or in the future (so far as the Company or any Guarantor can reasonably foresee) will result, or presents a material risk of resulting, in any Material Adverse Change, except to the extent that present or future general economic conditions may result in a Material Adverse Change.

8.                                       Defaults.

8.1.                              Events of Default.  The following events are referred to as “Events of Default”:

8.1.1                        Payment.  The Company shall fail to make any payment in respect of (a) interest or any fee on or in respect of any of the Credit Obligations owed by it as the same shall become due and payable, and such failure shall continue for a period of three Banking Days, or (b) any Credit Obligation with respect to payments made by any Letter of Credit Issuer under any Letter of Credit or any draft drawn thereunder within three Banking Days after demand therefor by such Letter of Credit Issuer or (c) principal of any of the Credit Obligations owed by it as the same shall become due, whether at maturity or by acceleration or otherwise.

8.1.2                        Specified Covenants.  The Company or any of its Subsidiaries shall fail to perform or observe any of the provisions of Section 6.2.5, 6.4.6, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.15 or 6.18.

8.1.3                        Other Covenants.  The Company, any of its Subsidiaries or any other Obligor shall fail to perform or observe any other covenant, agreement or provision to be performed or observed by it under this Agreement or any other Credit Document, and such failure shall not be rectified or cured to the written satisfaction of the Required Lenders within 30 days after the earlier of (a) notice thereof by the Administrative Agent to the Company and (b) a Financial Officer shall have actual knowledge thereof.

8.1.4                        Representations and Warranties.  Any representation or warranty of or with respect to the Company, any of its Subsidiaries or any other Obligor made to the Lenders or the Administrative Agent in, pursuant to or in connection with this Agreement or any other Credit Document shall be materially false on the date as of which it was made.

8.1.5                        Cross-Default, etc.

(a)                                  The Company or any of its Subsidiaries shall fail to make any payment when due (after giving effect to any applicable grace periods) in respect of any Financing Debt (other than the Credit Obligations) outstanding in an aggregate amount of principal (whether or not due) and accrued interest exceeding $5,000,000, and such failure shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in the agreement or instrument governing such Financing Debt;

(b)                                 The Company or any of its Subsidiaries shall fail to perform or observe the terms of any agreement or instrument relating to such Financing Debt, and such failure shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in such agreement or instrument, and such failure shall permit the acceleration of such Financing Debt;

(c)                                  All or any part of such Financing Debt of the Company or any of its Subsidiaries shall be accelerated or shall become due or payable prior to its stated maturity (except with respect to voluntary prepayments thereof) for any reason whatsoever;

(d)                                 Any Lien on any property of the Company or any of its Subsidiaries securing any such Financing Debt shall be enforced by foreclosure or similar action; or

(e)                                  Any holder of any such Financing Debt shall exercise any right of rescission with respect to the issuance thereof or put or repurchase rights against any obligor with respect to such Financing Debt.

8.1.6                        Ownership; Liquidation; etc.  Except as permitted by Section 6.11,

(a)                                  the Company shall cease to own, directly or indirectly, all the capital stock of any Subsidiary which is a Wholly Owned Subsidiary on the date hereof or subsequently becomes a Wholly Owned Subsidiary;

(b)                                 any Person, together with “affiliates” and “associates” of such Person within the meaning of Rule 12b-2 of the Exchange Act, shall acquire after the date hereof beneficial ownership within the meaning of Rule 13d-3 of the Exchange Act of 50% or more of either the voting power of the voting stock or total equity capital of the Company;

(c)                                  a majority of the board of directors shall consist of individuals who were not on the date hereof members of such board, except to the extent that the new members were nominated by a majority of the directors serving on the date hereof (or who themselves were nominated by those so nominated); and

(d)                                 the Company or any of its Subsidiaries (other that inactive Subsidiaries which do not, directly or indirectly, own material assets) or any other Obligor shall initiate any action to dissolve, liquidate or otherwise terminate its existence.

8.1.7                        Enforceability, etc.  Any Credit Document shall cease for any reason (other than the scheduled termination thereof in accordance with its terms) to be enforceable in accordance with its terms or in full force and effect and such enforceability shall not be restored, or other provision therefor made, to the satisfaction of the Required Lenders within 30 days following such cessation; or any party to any Credit Document shall so assert in a judicial or similar proceeding; or the security interests created by this Agreement or any other Credit Documents shall cease to be enforceable and of the same effect and priority purported to be created hereby.

8.1.8                        Judgments.  A final judgment (a) which, with other outstanding final judgments against the Company and its Subsidiaries, exceeds an aggregate of $1,000,000 in excess of applicable insurance coverage shall be rendered against the Company or any of its Subsidiaries, or (b) which grants injunctive relief that results, or creates a material risk of resulting, in a Material Adverse Change and in either case if, (i) within 60 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal or (ii) within 60 days after the expiration of any such stay, such judgment shall not have been discharged.

8.1.9                        ERISA.  Any “reportable event” (as defined in section 4043 of ERISA) shall have occurred that reasonably could be expected to result in termination of a Plan or the appointment by the appropriate United States District Court of a trustee to administer any Plan or the imposition of a Lien in favor of a Plan; or any ERISA Group Person shall fail to pay when due amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any ERISA Group Person or administrator; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or a proceeding shall be instituted by a fiduciary of any Plan against any ERISA Group Person to enforce section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 60 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated.

8.1.10                  Bankruptcy, etc.  The Company, any of its Subsidiaries or any other Obligor shall

(a)                                  commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

(b)                                 (i) have filed against it a petition commencing an involuntary case under the Bankruptcy Code that shall not have been dismissed within 90 days after the date on which such petition is filed, or (ii) file an answer or other pleading within such 90-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided, or (iii) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;

(c)                                  seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

(d)                                 have entered against it an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation or reorganization as a debtor or any modification or alteration of the rights of its creditors or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property; or

(e)                                  make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property.

8.1.11                  Series A Convertible Preferred Stock.  There shall occur any “Fundamental Change” as defined in the provisions of the Charter of the Company which relates to the Series A Convertible Preferred Stock.

8.1.12                  Series B Convertible Preferred Stock.  There shall occur any “Fundamental Change” as defined in the provisions of the Charter of the Company which relates to the Series B Convertible Preferred Stock.

8.2.                              Certain Actions Following an Event of Default.  If any one or more Events of Default shall occur, then in each and every such case the following shall apply:

8.2.1                        Terminate Obligation to Extend Credit.  The Administrative Agent on behalf of the Lenders may (and upon written request of the Required Lenders the Administrative Agent shall) terminate the obligations of the Lenders to make any further extensions of credit under the Credit Documents by furnishing notice of such termination to the Company.

8.2.2                        Specific Performance; Exercise of Rights.  The Administrative Agent on behalf of the Lenders may (and upon written request of the Required Lenders the Administrative Agent shall) proceed to protect and enforce the Lenders’ rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Agreement or any other Credit Document or in any instrument or assignment delivered to the Lenders pursuant to this Agreement or any other Credit Document, or in aid of the exercise of any power granted in this Agreement or any other Credit Document or any such instrument or assignment.

8.2.3                        Acceleration.  The Administrative Agent on behalf of the Lenders may (and upon written request of the Required Lenders the Administrative Agent shall) by notice in writing to the Company (a) declare all or any part of the unpaid balance of the Credit

Obligations then outstanding to be immediately due and payable, and (b) require the Company immediately to deposit with the Administrative Agent in cash an amount equal to the then Letter of Credit Exposure (which cash shall be held and applied as provided in Section 4.3), and thereupon such unpaid balance or part thereof and such amount equal to the Letter of Credit Exposure shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided, however, that if a Bankruptcy Default shall have occurred, the unpaid balance of the Credit Obligations shall automatically become immediately due and payable.

8.2.4                        Enforcement of Payment; Collateral; Setoff.  The Administrative Agent on behalf of the Lenders may (and upon written request of the Required Lenders the Administrative Agent shall) proceed to enforce payment of the Credit Obligations in such manner as it may elect, to cancel, or instruct other Letter of Credit Issuers to cancel, any outstanding Letters of Credit which permit the cancellation thereof and to realize upon any and all rights in the Pledged Collateral.  The Lenders may offset and apply toward the payment of the Credit Obligations (and/or toward the curing of any Event of Default) any Indebtedness from the Lenders to the respective Obligors, including any Indebtedness represented by deposits in any account maintained with the Lenders, regardless of the adequacy of any security for the Credit Obligations.  The Lenders shall have no duty to determine the adequacy of any such security in connection with any such offset.

8.2.5                        Cumulative Remedies.  To the extent not prohibited by applicable law which cannot be waived, all of the Lenders’ rights hereunder and under each other Credit Document shall be cumulative.

8.3.                              Annulment of Defaults.  Once an Event of Default has occurred, such Event of Default shall be deemed to exist and be continuing for all purposes of the Credit Documents until the Required Lenders (and, if required by Section 12.6(b)(ii), each Lender) or the Administrative Agent (with the consent of the Required Lenders (and, if required by Section 12.6(b)(ii), each Lender)) shall have waived such Event of Default in writing, stated in writing that the same has been cured to such Lenders’ reasonable satisfaction or entered into an amendment to this Agreement which by its express terms cures such Event of Default, at which time such Event of Default shall no longer be deemed to exist or to have continued.  No such action by the Lenders or the Administrative Agent shall extend to or affect any subsequent Event of Default or impair any rights of the Lenders upon the occurrence thereof.  The making of any extension of credit during the existence of any Default or Event of Default shall not constitute a waiver thereof.  Other than with respect to a Default or an Event of Default arising from a breach of Section 6.5 or arising under Section 8.1.10, once a Default or Event of Default shall have been cured, such Default or Event of Default (but no future or related Default or Event of Default, whether or not arising under the same provision as the cured Default or Event of Default) shall be deemed to not have occurred or be continuing.

8.4.                              Waivers.  To the extent that such waiver is not prohibited by the provisions of applicable law that cannot be waived, each of the Company and the other Obligors waives

(a)                                  all presentments, demands for performance, notices of nonperformance (except to the extent required by this Agreement or any other Credit Document), protests, notices of protest and notices of dishonor;

(b)                                 any requirement of diligence or promptness on the part of the Administrative Agent or any Lender in the enforcement of its rights under this Agreement, the Notes or any other Credit Document;

(c)                                  any and all notices of every kind and description which may be required to be given by any statute or rule of law; and

(d)                                 any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement, the Notes or any other Credit Document or with respect to the Credit Obligations.

9.                                       Guarantees.

9.1.                              Guarantees of Credit Obligations.  Each Guarantor unconditionally jointly and severally guarantees that the Credit Obligations will be performed and will be paid in full in cash when due and payable, whether at the stated or accelerated maturity thereof or otherwise, this guarantee being a guarantee of payment and not of collectability and being absolute and in no way conditional or contingent.  In the event any part of the Credit Obligations shall not have been so paid in full when due and payable, each Guarantor will, immediately upon notice by the Administrative Agent or, without notice, immediately upon the occurrence of a Bankruptcy Default, pay or cause to be paid to the Administrative Agent for the account of each Lender in accordance with the Lenders’ respective Percentage Interests the amount of such Credit Obligations which are then due and payable and unpaid.  The obligations of each Guarantor hereunder shall not be affected by the invalidity, unenforceability or irrecoverability of any of the Credit Obligations as against any other Obligor, any other guarantor thereof or any other Person.  For purposes hereof, the Credit Obligations shall be due and payable when and as the same shall be due and payable under the terms of this Agreement or any other Credit Document notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under the Bankruptcy Code or other applicable law.

9.2.                              Continuing Obligation.  Each Guarantor acknowledges that the Lenders and the Administrative Agent have entered into this Agreement (and, to the extent that the Lenders or the Administrative Agent may enter into any future Credit Document, will have entered into such agreement) in reliance on this Section 9 being a continuing irrevocable agreement, and such Guarantor agrees that its guarantee may not be revoked in whole or in part.  The obligations of the Guarantors hereunder shall terminate when the commitment of the Lenders to extend credit under this Agreement shall have terminated and all of the Credit Obligations have been indefeasibly paid in full in cash and discharged; provided, however, that

(a)                                  if a claim is made upon the Lenders at any time for repayment or recovery of any amounts or any property received by the Lenders from any source on account of any of the Credit Obligations and the Lenders repay or return any amounts or property so received (including interest thereon to the extent required to be paid by the Lenders) or

(b)                                 if the Lenders become liable for any part of such claim by reason of (i) any judgment or order of any court or administrative authority having competent jurisdiction, or (ii) any settlement or compromise of any such claim of which the Company has notice and an opportunity to comment, then the Guarantors shall remain liable under this Agreement for the amounts so repaid or property so returned or the amounts for which the Lenders become liable (such amounts being deemed part of the Credit Obligations) to the same extent as if such amounts or property had never been received by the Lenders, notwithstanding any termination hereof or the cancellation of any instrument or agreement evidencing any of the Credit Obligations.  Not later than five days after receipt of notice from the Administrative Agent, the Guarantors shall jointly and severally pay to the Administrative Agent an amount equal to the amount of such repayment or return for which the Lenders have so become liable.  Payments hereunder by a Guarantor may be required by the Administrative Agent on any number of occasions.

9.3.                              Waivers with Respect to Credit Obligations.  Except to the extent expressly required by this Agreement or any other Credit Document, each Guarantor waives, to the fullest extent permitted by the provisions of applicable law, all of the following (including all defenses, counterclaims and other rights of any nature based upon any of the following):

(a)                                  presentment, demand for payment and protest of nonpayment of any of the Credit Obligations, and notice of protest, dishonor or nonperformance;

(b)                                 notice of acceptance of this guarantee and notice that credit has been extended in reliance on the Guarantor’s guarantee of the Credit Obligations;

(c)                                  notice of any Default or of any inability to enforce performance of the obligations of the Company or any other Person with respect to any Credit Document, or notice of any acceleration of maturity of any Credit Obligations;

(d)                                 demand for performance or observance of, and any enforcement of any provision of, the Credit Obligations, this Agreement or any other Credit Document or any pursuit or exhaustion of rights or remedies with respect to any Pledged Collateral or against the Company or any other Person in respect of the Credit Obligations or any requirement of diligence or promptness on the part of the Administrative Agent or the Lenders in connection with any of the foregoing;

(e)                                  any act or omission on the part of the Administrative Agent or the Lenders which may impair or prejudice the rights of the Guarantor, including rights to obtain subrogation, exoneration, contribution, indemnification or any other reimbursement from the Company or any other Person, or otherwise operate as a deemed release or discharge;

(f)                                    failure or delay to perfect or continue the perfection of any security interest in any Pledged Collateral or any other action which harms or impairs the value of, or any failure to preserve or protect the value of, any Pledged Collateral;

(g)                                 any statute of limitations or any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than the obligation of the principal;

(h)                                 any “single action” or “anti-deficiency” law which would otherwise prevent the Lenders from bringing any action, including any claim for a deficiency, against the Guarantor before or after the Administrative Agent’s or the Lenders’ commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or any other law which would otherwise require any election of remedies by the Administrative Agent or the Lenders;

(i)                                     all demands and notices of every kind with respect to the foregoing; and

(j)                                     to the extent not referred to above, all defenses (other than payment) which the Company may now or hereafter have to the payment of the Credit Obligations, together with all suretyship defenses, which could otherwise be asserted by such Guarantor.

Each Guarantor represents that it has obtained the advice of counsel as to the extent to which suretyship and other defenses may be available to it with respect to its obligations hereunder in the absence of the waivers contained in this Section 9.3.

No delay or omission on the part of the Administrative Agent or the Lenders in exercising any right under this Agreement or any other Credit Document or under any guarantee of the Credit Obligations or with respect to the Pledged Collateral shall operate as a waiver or relinquishment of such right.  No action which the Administrative Agent or the Lenders or the Company may take or refrain from taking with respect to the Credit Obligations, including any amendments thereto or modifications thereof or waivers with respect thereto, shall affect the provisions of this Agreement or the obligations of the Guarantor hereunder.  None of the Lenders’ or the Administrative Agent’s rights shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which the Administrative Agent or the Lenders may have or otherwise be charged with.

9.4.                              Lenders’ Power to Waive, etc.  Each Guarantor grants to the Lenders full power in their discretion, without notice to or consent of such Guarantor, such notice and consent being expressly waived to the fullest extent permitted by applicable law and, without in any way affecting the liability of the Guarantor under its guarantee hereunder,

(a)                                  to waive compliance with, and any Default under, and to consent to any amendment to or modification or termination of any terms or provisions of, or to give any waiver in respect of, this Agreement, any other Credit Document, the Pledged Collateral, the Credit Obligations or any guarantee thereof (each as from time to time in effect);

(b)                                 to grant any extensions of the Credit Obligations (for any duration), and any other indulgence with respect thereto, and to effect any total or partial release (by operation of law or otherwise), discharge, compromise or settlement with respect to the obligations of the Obligors or any other Person in respect of the Credit Obligations, whether or not rights against the Guarantor under this Agreement are reserved in connection therewith;

(c)                                  to take security in any form for the Credit Obligations, and to consent to the addition to or the substitution, exchange, release or other disposition of, or to deal in any other manner with, any part of any property contained in the Pledged Collateral whether or not the property, if any, received upon the exercise of such power shall be of a character or value the same as or different from the character or value of any property disposed of, and to obtain, modify or release any present or future guarantees of the Credit Obligations and to proceed against any of the Pledged Collateral or such guarantees in any order;

(d)                                 to collect or liquidate or realize upon any of the Credit Obligations or the Pledged Collateral in any manner or to refrain from collecting or liquidating or realizing upon any of the Credit Obligations or the Pledged Collateral; and

(e)                                  to extend credit under this Agreement, any other Credit Document or otherwise in such amount as the Lenders may determine, including increasing the amount of credit and the interest rate and fees with respect thereto, even though the condition of the Obligors (financial or otherwise on an individual or Consolidated basis) may have deteriorated since the date hereof.

9.5.                              Information Regarding the Company, etc.  Each Guarantor has made such investigation as it deems desirable of the risks undertaken by it in entering into this Agreement and is fully satisfied that it understands all such risks.  Each Guarantor waives any obligation which may now or hereafter exist on the part of the Administrative Agent or the Lenders to inform it of the risks being undertaken by entering into this Agreement or of any changes in such risks and, from and after the date hereof, each Guarantor undertakes to keep itself informed of such risks and any changes therein.  Each Guarantor expressly waives any duty which may now or hereafter exist on the part of the Administrative Agent or the Lenders to disclose to the Guarantor any matter related to the business, operations, character, collateral, credit, condition (financial or otherwise), income or prospects of the Company or its Affiliates or their properties or management, whether now or hereafter known by the Administrative Agent or the Lenders.  Each Guarantor represents, warrants and agrees that it assumes sole responsibility for obtaining from the Company all information concerning this Agreement and all other Credit Documents and all other information as to the Company and its Affiliates or their properties or management as such Guarantor deems necessary or desirable.

9.6.                              Certain Guarantor Representations.  Each Guarantor represents that

(a)                                  it is in its best interest and in pursuit of the purposes for which it was organized as an integral part of the business conducted and proposed to be conducted by the Company and its Subsidiaries, and reasonably necessary and convenient in connection with the conduct of the business conducted and proposed to be conducted by them, to induce the Lenders to enter into this Agreement and to extend credit to the Company by making the Guarantees contemplated by this Section 9,

(b)                                 the credit available hereunder will directly or indirectly inure to its benefit,

(c)                                  by virtue of the foregoing it is receiving at least reasonably equivalent value from the Lenders for its Guarantee,

(d)                                 it will not be rendered insolvent as a result of entering into this Agreement,

(e)                                  after giving effect to the transactions contemplated by this Agreement, it will have assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they become absolute and matured,

(f)                                    it has, and will have, access to adequate capital for the conduct of its business,

(g)                                 it has the ability to pay its debts from time to time incurred in connection therewith as such debts mature, and

(h)                                 it has been advised by the Administrative Agent that the Lenders are unwilling to enter into this Agreement unless the Guarantees contemplated by this Section 9 are given by it.

9.7.                              Subrogation.  Each Guarantor agrees that, until the Credit Obligations are paid in full, it will not exercise any right of reimbursement, subrogation, contribution, offset or other claims against the other Obligors arising by contract or operation of law in connection with any payment made or required to be made by such Guarantor under this Agreement.  After the payment in full of the Credit Obligations, each Guarantor shall be entitled to exercise against the Company and the other Obligors all such rights of reimbursement, subrogation, contribution and offset, and all such other claims, to the fullest extent permitted by law.

9.8.                              Subordination.  Each Guarantor covenants and agrees that, after the occurrence of an Event of Default, all Indebtedness, claims and liabilities then or thereafter owing by the Company or any other Obligor to such Guarantor whether arising hereunder or otherwise are subordinated to the prior payment in full of the Credit Obligations and are so subordinated as a claim against such Obligor or any of its assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such Indebtedness, claim or liability will be made or received while any Event of Default exists.

10.                                 [Reserved].

11.                                 Expenses; Indemnity.

11.1.                        Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Company will pay

(a)                                  all reasonable expenses of the Administrative Agent, the Sole Lead Arranger and the Syndication Agent (including the out-of-pocket expenses related to forming the group of Lenders and reasonable fees and disbursements of counsel to the Administrative Agent) incurred on or prior to the Initial Closing Date in connection with the negotiation, preparation and duplication of this Agreement and each other Credit Document or in connection with any environmental audit or review reports or examinations by and reports of the Administrative Agent’s commercial financial examiners and fixed asset appraisers;

(b)                                 all reasonable expenses of (i) the Administrative Agent (including the reasonable fees and disbursements of Cahill Gordon & Reindel llp, New York counsel to the Administrative Agent and of Liskow & Lewis, special counsel to the Administrative Agent) in connection with amendments, waivers, consents and other operations under this Agreement or the Credit Documents and (ii) all reasonable expenses of the Secured Parties, payable to the Collateral Agent (including the reasonable fees and disbursements of counsel to the Secured Parties and special counsel, if any, in connection with enforcement of their respective rights, interests or remedies under and pursuant to the Security Documents);

(c)                                  all recording and filing fees and transfer and documentary stamp and similar taxes at any time payable in respect of this Agreement, any other Credit Document, any Pledged Collateral or the incurrence of the Credit Obligations;

(d)                                 all other reasonable expenses incurred by the Administrative Agent, the Lenders or the holder of any Credit Obligation following the occurrence and continuance of an Event of Default or in connection with the enforcement of any rights hereunder or under any other Credit Document or any work-out negotiation relating to the Credit Obligations, including costs of collection and reasonable attorneys’ fees (including a reasonable allowance for the hourly cost of attorneys employed by the Lenders on a salaried basis) and expenses; and

(e)                                  all reasonable expenses of the Administrative Agent incurred after the Initial Closing Date in connection with reports of the Administrative Agent’s commercial financial examiners, provided that the Company shall be responsible for paying the cost of only one commercial finance exam in any fiscal year of the Company, unless an Event of Default has occurred and is continuing, in which case the Company shall be responsible for paying for such number of commercial finance exams as the Administrative Agent may reasonably require.

11.2.                        General Indemnity.  The Company shall indemnify the Secured Parties and the Administrative Agent and hold them harmless from any liability, loss or damage resulting from the violation by the Company of Section 2.5.  In addition, the Company shall indemnify each Lender, the Administrative Agent, the Collateral Agent, each of the Lenders’, the Administrative Agent’s or the Collateral Agent’s directors, officers, employees, agents, attorneys, accountants and consultants, and each Person, if any, who controls any Lender or the Administrative Agent (each Secured Party, the Administrative Agent and each of such directors, officers, employees, agents, attorneys, accountants, consultants and control Persons is referred to as an “Indemnified Party”) and hold each of them harmless from and against any and all claims, damages, liabilities, losses and reasonable expenses (including reasonable fees and disbursements of counsel with whom any Indemnified Party may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with (a) the Indemnified Party’s compliance with or contest of any subpoena or other process issued against it in any proceeding involving the Company or any of its Subsidiaries or their Affiliates, (b) any litigation or investigation involving the Company, any of its Subsidiaries or their Affiliates, or any officer, director or employee thereof, (c) the existence or exercise of any security rights with respect to the Pledged Collateral in accordance with the Credit Documents, or (d) this Agreement, any other Credit Document or any transaction contemplated hereby or thereby; provided, however, that the foregoing indemnity shall not apply to litigation commenced by the Company against the Lenders or the Administrative Agent which seeks enforcement of any of the rights of the Company hereunder or under any other Credit Document and is determined adversely to the Lenders or the Administrative Agent in a final nonappealable judgment or to the extent such claims, damages, liabilities and expenses result from a Lender’s or the Administrative Agent’s gross negligence or willful misconduct.  THE COMPANY EXPRESSLY ACKNOWLEDGES THAT IT MAY BE REQUIRED TO INDEMNIFY PERSONS AGAINST THEIR OWN NEGLIGENCE.

11.3.                        Indemnity with Respect to Letters of Credit.  The Company shall indemnify each Letter of Credit Issuer and its correspondents and hold each of them harmless from and against any and all claims, losses, liabilities, damages and reasonable expenses (including reasonable attorneys’ fees) arising from or in connection with any Letter of Credit, including any such claim, loss, liability, damage or expense arising out of any transfer, sale, delivery, surrender or endorsement of any invoice, bill of lading, warehouse receipt or other document at any time held by the Administrative Agent, such Letter of Credit Issuer or held for their respective accounts by any of their correspondents, in connection with any Letter of Credit, except to the extent such claims, losses, liabilities, damages and expenses result from gross negligence or willful misconduct on the part of the Administrative Agent or any other Letter of Credit Issuer.

12.                                 Operations; Administrative Agent.

12.1.                        Interests in Credits.  The Percentage Interest of each Lender in the Working Capital Commitments shall be computed based on the maximum principal amount for each Lender as set forth in the Register, as from time to time in effect.  The current Percentage Interests for the Working Capital Commitments are set forth on Schedule 1.1, which Schedule 1.1 may be updated by the Administrative Agent from time to time to conform to the Register.

12.2.                        Administrative Agent’s Authority to Act, etc.  Each of the Lenders appoints and authorizes UBS AG, Stamford Branch to act for the Lenders as the Lenders’ Administrative Agent in connection with the transactions contemplated by this Agreement and the other Credit Documents on the terms set forth herein.  In acting hereunder, the Administrative Agent is acting for the account of UBS AG, Stamford Branch to the extent of its Percentage Interest and for the account of each other Lender to the extent of the Lenders’ respective Percentage Interests, and all action in connection with the enforcement of, or the exercise of any remedies (other than the Lenders’ rights of set-off as provided in Section 8.2.4 or in any Credit Document) in respect of the Credit Obligations and Credit Documents shall be taken by the Administrative Agent.  The Administrative Agent, when acting as Collateral Agent under this Agreement and the other Credit Documents, shall have the same rights and duties as provided for in this Agreement and the other Credit Documents when acting as the Administrative Agent.  The Lenders hereby approve the terms of the Credit Documents as in effect on the Amendment and Restatement Date relating to the Collateral Agent, and ratify the execution and delivery of such Credit Documents by the Administrative Agent and the Collateral Agent.

12.3.                        Company to Pay Administrative Agent, etc.  The Company and each Guarantor shall be fully protected in making all payments in respect of the Credit Obligations to the Administrative Agent, in relying upon consents, modifications and amendments executed by the Administrative Agent purportedly on the Lenders’ behalf, and in dealing with the Administrative Agent as herein provided.  The Administrative Agent may charge the accounts of the Company, on the dates when the amounts thereof become due and payable, with the amounts of the principal of and interest on the Loans, any amounts paid by the Letter of Credit Issuers to third parties under Letters of Credit or drafts presented thereunder, commitment fees, Letter of Credit fees and all other fees and amounts owing under any Credit Document.

12.4.                        Lender Operations for Advances, Letters of Credit, etc.

12.4.1                  Advances.  On the Amendment and Restatement Date or any Subsequent Closing Date, as the case may be, each Lender shall advance to the Administrative Agent in immediately available funds such Lender’s Percentage Interest in any Loan or Loans advanced on the Amendment and Restatement Date or such Subsequent Closing Date, as the case may be, prior to 2:00 p.m. (New York City time).  If such funds are not received at such time, but all applicable conditions set forth in Section 5 have been satisfied, each Lender authorizes and requests the Administrative Agent to advance for such Lender’s account, pursuant to the terms hereof, such Lender’s respective Percentage Interest in such Loan or Loans and agrees to reimburse the Administrative Agent in immediately available funds for the amount thereof prior to 4:30 p.m. (New York City time) on the day any Loan or Loans are advanced hereunder; provided that the Administrative Agent is not authorized to make any such advance for the account of any Lender who has previously notified the Administrative Agent in writing that such Lender will not be performing its obligations to make further advances hereunder; and provided, further, that the Administrative Agent shall be under no obligation to make any such advance.

12.4.2                  Letters of Credit.  Each of the Working Capital Lenders authorizes and requests each Letter of Credit Issuer to issue the Letters of Credit provided for in Section 2.4 and to grant each Working Capital Lender a participation in each of such Letters of Credit in an amount equal to its Percentage Interest in the amount of each such Letter of Credit.  Promptly upon the request of the Letter of Credit Issuer, each Working Capital Lender shall reimburse the Letter of Credit Issuer in immediately available funds for such Working Capital Lender’s Percentage Interest in the amount of all obligations to third parties incurred by the Letter of Credit Issuer in respect of each Letter of Credit and each draft accepted under a Letter of Credit to the extent not reimbursed by the Company.  The Letter of Credit Issuer will notify each Working Capital Lender of the issuance of any Letter of Credit, the amount and date of payment of any draft drawn or accepted under a Letter of Credit and whether in connection with the payment of any such draft the amount thereof was added to the Working Capital Loans or was reimbursed by the Company.

12.4.3                  Administrative Agent to Allocate Payments, etc.  All payments of principal and interest in respect of the extensions of credit made pursuant to this Agreement, reimbursement of amounts paid by any Letter of Credit Issuer to third parties under Letters of Credit or drafts presented thereunder, commitment fees, Letter of Credit fees and other fees under this Agreement shall, as a matter of convenience, be made by the Company and the Guarantors to the Administrative Agent in immediately available funds.  The share of each Lender shall be credited to such Lender by the Administrative Agent in immediately available funds in such manner that the principal amount of the Credit Obligations to be paid shall be paid proportionately in accordance with the Lenders’ respective Percentage Interests in such Credit Obligations, except as otherwise provided in this Agreement.  Under no circumstances shall any Lender be required to produce or present its Notes as evidence of its interests in the Credit Obligations in any action or proceeding relating to the Credit Obligations.

12.4.4                  Delinquent Lenders; Nonperforming Lenders.  In the event that any Lender fails to reimburse the Administrative Agent pursuant to Section 12.4.1 for the Percentage Interest of such Lender (a “Delinquent Lender”) in any credit advanced by the Administrative Agent pursuant hereto, overdue amounts (the “Delinquent Payment”) due from the Delinquent Lender to the Administrative Agent shall bear interest, payable by the Delinquent Lender on demand, at a per annum rate equal to (a) the Federal Funds Rate for the first three days overdue and (b) the sum of 2% plus the Federal Funds Rate for any longer period.  Such interest shall be payable to the Administrative Agent for its own account for the period commencing on the date of the Delinquent Payment and ending on the date the Delinquent Lender reimburses the Administrative Agent on account of the Delinquent Payment (to the extent not paid by any Obligor as provided below) and the accrued interest thereon (the “Delinquency Period”), whether pursuant to the assignments referred to below or otherwise.  Upon notice by the Administrative Agent, the Company will pay to the Administrative Agent the principal (but not the interest) portion of the Delinquent Payment.  During the Delinquency Period, in order to make reimbursements for the Delinquent Payment and accrued interest thereon, the Delinquent Lender shall be deemed to have assigned to the Administrative Agent all interest, commitment fees and other payments made by the Company under Section 3 that would have thereafter otherwise been payable under the Credit Documents to the Delinquent Lender.

During any other period in which any Lender is not performing its obligations to extend credit under Section 2 (a “Nonperforming Lender”), the Nonperforming Lender shall be deemed to have assigned to each Lender that is not a Nonperforming Lender (a “Performing Lender”) all principal and other payments made by the Company under Section 4 that would have thereafter otherwise been payable under the Credit Documents to the Nonperforming Lender.  The Administrative Agent shall credit a portion of such payments to each Performing Lender in an amount equal to the Percentage Interest of such Performing Lender in an amount equal to the Percentage Interest of such Performing Lender divided by one minus the Percentage Interest of the Nonperforming Lender until the respective portions of the Working Capital Loans owed to all the Lenders are the same as the Percentage Interest of the Lenders immediately prior to the failure of the Nonperforming Lender to perform its obligations under Section 2.  The foregoing provisions shall be in addition to any other remedies the Administrative Agent, the Performing Lenders or the Company may have under law or equity against the Delinquent Lender as a result of the Delinquent Payment or against the Nonperforming Lender as a result of its failure to perform its obligations under Section 2.

12.5.                        Sharing of Payments, etc.  Each Lender agrees that (a) if by exercising any right of set-off or counterclaim or otherwise, it shall receive payment of (i) a proportion of the aggregate amount due with respect to its Percentage Interest in the Credit Exposure which is greater than (ii) the proportion received by any other Lender in respect of the aggregate amount due with respect to such other Lender’s Percentage Interest in the Loan and Letter of Credit Exposure and (b) if such inequality shall continue for more than 10 days, the Lender receiving such proportionately greater payment shall purchase participations in the Percentage Interests in the Loans, Working Capital Commitments and Letter of Credit Exposure held by the other Lenders, and such other adjustments shall be made from time to time (including rescission of such purchases of participations in the event the unequal payment originally received is recovered from such Lender through bankruptcy proceedings or otherwise), as may be required so that all such payments of principal and interest with respect to the Loan and Letter of Credit Exposure held by the Lenders shall be shared by the Lenders pro rata in accordance with their respective Percentage Interests; provided, however, that this Section 12.5 shall not impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of any Obligor other than such Obligor’s Indebtedness with respect to its Loan and Letter of Credit Exposure.  Each Lender that grants a participation in the Credit Obligations to a Credit Participant shall require as a condition to the granting of such participation that such Credit Participant agree to share payments received in respect of the Credit Obligations as provided in this Section 12.5.  The provisions of this Section 12.5 are for the sole and exclusive benefit of the Lenders and no failure of any Lender to comply with the terms hereof shall be available to any Obligor as defense to the payment of the Credit Obligations.

12.6.                        Amendments, Consents, Waivers, etc.  Except as otherwise set forth herein, the Administrative Agent may (and upon the written request of the Required Lenders the Administrative Agent shall) take or refrain from taking any action under this Agreement or any other Credit Document, including giving its written consent to any modification of or amendment to and waiving in writing compliance with any covenant or condition in this Agreement or any other Credit Document (other than an Interest Rate Protection Agreement) or any Default or Event of Default, all of which actions shall be binding upon all of the Lenders; provided, however, that the following shall apply:

(a)                                  Except as provided below, without the written consent of the Required Lenders, no written modification of, amendment to, consent with respect to, waiver of compliance with or waiver of a Default under, any of the Credit Documents (other than an Interest Rate Protection Agreement) shall be made.

(b)                                 Without the written consent of such Lenders as own 100% of the Percentage Interests (other than any Delinquent Lender during the existence of a Delinquency Period so long as such Delinquent Lender is treated the same as the other Lenders with respect to any actions enumerated below),

(i)                  no reduction shall be made in (A) the amount of principal of the Loan or reimbursement obligations for payments made under Letters of Credit, (B) the interest rate on the Loan or (C) the Letter of Credit fees (except those owed solely to the Letter of Credit Issuer, which may be reduced by agreement solely between the Company and the Letter of Credit Issuer) or commitment fees;

(ii)               no change shall be made in the stated time of payment (or any required prepayment, including any contingent mandatory prepayment) of all or any portion of the Loan or interest thereon or reimbursement of payments made under Letters of Credit or fees relating to any of the foregoing or in the allocation of such payments provided pursuant to Section 12.4.3 of this Agreement, and no waiver shall be made of any Default under Section 8.1.1;

(iii)            no alteration shall be made of the Lenders’ rights of set-off contained in Section 8.2.4;

(iv)           no release of any Pledged Collateral or of any Guarantor shall be made (except that the Administrative Agent and/or the Collateral Agent, without the consent of any other party, may release particular items of Pledged Collateral or particular Guarantors in dispositions permitted by Section 6.11 and may release all Pledged Collateral pursuant to Section 18 upon payment in full of the Credit Obligations or release any collateral pursuant to any term of any Security Document which permits such release and termination of the Working Capital Commitments without the written consent of the Lenders);

(v)              no amendment to or modification of this Section 12.6(b) or of Section 12.6(c) shall be made; and

(vi)           no amendment to or modification of the definition of “Required Lenders” shall be made.

(c)                                  No increase shall be made in the amount of any Working Capital Commitment of any Lender (provided that the termination or reduction of the Working Capital Commitment of any Lender will not be deemed to be an increase in the amount of any Working Capital Commitment of any other Lender), and no extension shall be made of the term of any Working Capital Commitment of any Lender, unless such increase or extension, respectively, shall have received the prior written consent of such Lender.

(d)                                 Without the consent of any other Person, the Obligors and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Pledged Collateral or additional property to become Pledged Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

12.7.                        Administrative Agent’s Resignation.  The Administrative Agent may resign at any time by giving at least 60 days’ prior written notice of its intention to do so to each of the Lenders and the Company and upon the appointment by the Required Lenders of a successor Administrative Agent satisfactory to the Company.  If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Administrative Agent’s giving of such notice of resignation, then the retiring Administrative Agent may with the consent of the Company, which shall not be unreasonably withheld, appoint a successor Administrative Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $100,000,000;  provided, however, that any successor Administrative Agent appointed under this sentence may be removed upon the written request of the Required Lenders, which request shall also appoint a successor Administrative Agent satisfactory to the Company.  Upon the appointment of a new Administrative Agent hereunder, the term “Administrative Agent” shall for all purposes of this Agreement thereafter mean such successor.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, or the removal hereunder of any successor Administrative Agent, the provisions of this Agreement shall continue to inure to the benefit of such Administrative

Agent as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

12.8.                        Concerning the Administrative Agent.

12.8.1                  Action in Good Faith, etc.  The Administrative Agent and its officers, directors, employees and agents shall be under no liability to any of the Lenders or to any future holder of any interest in the Credit Obligations for any action or failure to act taken or suffered in good faith, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in good faith.  The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to the Administrative Agent by the required holders of Credit Obligations as provided in this Agreement.

12.8.2                  No Implied Duties, etc.  The Administrative Agent shall have and may exercise such powers as are specifically delegated to the Administrative Agent under this Agreement or any other Credit Document together with all other powers incidental thereto.  The Administrative Agent shall have no implied duties to any Person or any obligation to take any action under this Agreement or any other Credit Document except for action specifically provided for in this Agreement or any other Credit Document to be taken by the Administrative Agent.  Before taking any action under this Agreement or any other Credit Document, the Administrative Agent may request an appropriate specific indemnity satisfactory to it from each Lender in addition to the general indemnity provided for in Section 12.11.  Until the Administrative Agent has received such specific indemnity, the Administrative Agent shall not be obligated to take (although it may in its sole discretion take) any such action under this Agreement or any other Credit Document.  Each Lender confirms that the Administrative Agent does not have a fiduciary relationship to it under the Credit Documents.  Each of the Company and its Subsidiaries party hereto confirms that neither the Administrative Agent nor any other Lender has a fiduciary relationship to it under the Credit Documents.

12.8.3                  Validity, etc.  The Administrative Agent shall not be responsible to any Lender or any future holder of any interest in the Credit Obligations (a) for the legality, validity, enforceability or effectiveness of this Agreement or any other Credit Document, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any other Credit Document, (c) for the existence or value of any assets included in any security for the Credit Obligations, (d) for the effectiveness of any Lien purported to be included in the Pledged Collateral, (e) for the specification or failure to specify any particular assets to be included in the Pledged Collateral, or (f) unless the Administrative Agent shall have failed to comply with Section 12.8.1, for the perfection of the security interests in the Pledged Collateral.

12.8.4                  Compliance.  The Administrative Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Credit Document; and in connection with any extension of credit under this Agreement or any other Credit Document, the Administrative Agent shall be fully protected in relying on a certificate of the Company as to the fulfillment by the Company of any conditions to such extension of credit.

12.8.5                  Employment of Administrative Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent under this Agreement or any other Credit Document by or through employees, agents and attorneys-in-fact and shall not be responsible to any of the Lenders, the Company or any other Obligor for the default or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent acting in good faith.  The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under any other Credit Document.

12.8.6                  Reliance on Documents and Counsel.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing reasonably believed in good faith by the Administrative Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including any telephonic or oral statement made by such Person, and, with respect to legal matters, upon an opinion or the advice of counsel selected by the Administrative Agent.

12.8.7                  Administrative Agent’s Reimbursement.  Each of the Lenders severally agrees to reimburse the Administrative Agent, pro rata in accordance with such Lender’s Percentage Interest, for any reasonable expenses not reimbursed by the Company or the Guarantors (without limiting the obligation of the Company or the Guarantors to make such reimbursement) (a) for which the Administrative Agent is entitled to reimbursement by the Company or the Guarantors under this Agreement or any other Credit Document, and (b) after the occurrence of a Default, for any other reasonable expenses incurred by the Administrative Agent on the Lenders’ behalf in connection with the enforcement of the Lenders’ rights under this Agreement or any other Credit Document.

12.8.8                  Administrative Agent’s Fees.  The Company shall pay to the Administrative Agent for its own account an agent’s fee in the amounts separately agreed to from time to time by the Company and the Administrative Agent.

12.8.9                  Agents.  None of the Lenders identified in this Agreement as a “Documentation Agent”  and/or a “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Documentation Agents or Syndication Agents shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Documentation

Agents and Syndication Agents as it makes with respect to Administrative Agent in Section 12.8.

12.9.                        Rights as a Lender.  With respect to any credit extended by it hereunder, UBS AG, Cayman Islands Branch shall have the same rights, obligations and powers hereunder as any other Lender and may exercise such rights and powers as though UBS AG, Stamford Branch were not the Administrative Agent, and unless the context otherwise specifies, UBS AG, Cayman Islands Branch shall be treated in its individual capacity as though it were not the Administrative Agent hereunder.  Without limiting the generality of the foregoing, the Percentage Interest of UBS AG, Cayman Islands Branch shall be included in any computations of Percentage Interests.  UBS AG, Cayman Islands Branch and its Affiliates may accept deposits from, lend money to, act as trustee for and generally engage in any kind of banking or trust business with the Company, any of its Subsidiaries or any Affiliate of any of them and any Person who may do business with or own an Equity Interest in the Company, any of its Subsidiaries or any Affiliate of any of them, all as if UBS AG, Stamford Branch were not the Administrative Agent and without any duty to account therefor to the other Lenders.

12.10.                  Independent Credit Decision.  Each of the Lenders acknowledges that it has independently and without reliance upon the Administrative Agent, based on the financial statements and other documents referred to in Section 7.2, on the other representations and warranties contained herein and on such other information with respect to the Company and its Subsidiaries as such Lender deemed appropriate, made such Lender’s own credit analysis and decision to enter into this Agreement and to make the extensions of credit provided for hereunder.  Each Lender represents to the Administrative Agent that such Lender will continue to make its own independent credit and other decisions in taking or not taking action under this Agreement or any other Credit Document.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to such Lender, and no act by the Administrative Agent taken under this Agreement or any other Credit Document, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent.  Except for notices, reports and other documents expressly required to be furnished to each Lender by the Administrative Agent under this Agreement or any other Credit Document, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition, financial or otherwise, or creditworthiness of the Company or any Subsidiary which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.11.                  Indemnification.  The holders of the Credit Obligations shall indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys, accountants,

consultants and controlling Persons (to the extent not reimbursed by the Obligors and without limiting the obligation of any of the Obligors to do so), pro rata in accordance with their respective Percentage Interests, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Persons relating to or arising out of this Agreement, any other Credit Document, the transactions contemplated hereby or thereby, or any action taken or omitted by the Administrative Agent in connection with any of the foregoing; provided, however, that the foregoing shall not extend to actions or omissions which are taken by the Administrative Agent with gross negligence or willful misconduct.  The obligations under this Section 12.11 shall survive the termination of this Agreement and the discharge of the Credit Obligations.

12.12.                  Regarding the Collateral Agent.

(i)                                     UBS AG, Stamford Branch shall serve as collateral agent and representative of each Secured Party under each of the Security Documents (in such capacity, together with its successors in such capacity, the “Collateral Agent”) and each such Secured Party irrevocably and unconditionally authorizes the Collateral Agent to act as agent for the Secured Parties for the purpose of executing and delivering, on behalf of all such Secured Parties, the Security Documents and any other documents or instruments related thereto or necessary or, as determined by the Collateral Agent, desirable to perfect the Liens granted to the Collateral Agent thereunder and for the purpose of enforcing the Secured Parties’ rights in respect of the Pledged Collateral and the obligations of the Pledgors under the Security Documents, and for the purpose of, or in connection with, releasing the obligations of the Pledgors under the Security Documents.

Without limiting the generality of the foregoing, the Collateral Agent shall act as agent for each of the Secured Parties to hold the Liens on the Pledged Collateral granted pursuant to the Security Documents with sole authority to exercise remedies under the Security Documents .  The Collateral Agent is authorized to act as a Secured Party under the Security Agreement and each other Security Document and to follow the instructions provided to it under this Agreement.

(ii)                                  The Collateral Agent shall not be the trustee of any Secured Party.  The Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, the Security Documents, and the Collateral Agent shall not by reason of this Agreement or the any of the Security Documents be a trustee for any Secured Party or have any other fiduciary obligation to any Secured Party (including any obligation under the Trust Indenture Act of 1939, as amended).  The Collateral Agent shall not be responsible to any Secured Party for any recitals, statements, representations or warranties contained in this Agreement or any Security Document or in any certificate or other document referred to or provided for in, or received by any of them under, any of the Security Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Security Documents or any other document referred to or provided for therein or any Lien under the Security Documents or for any failure by any other party to perform any of its respective obligations under any of the Security Documents.  The Collateral Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for actions that are finally judicially determined to have resulted from its or their own gross negligence or willful misconduct.

(iii)                               The Collateral Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telex, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent.  The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder, and any action taken or failure to act pursuant thereto, shall be binding on all of the Secured Parties.

(iv)                              Except for action expressly required of the Collateral Agent hereunder, the Collateral Agent shall, notwithstanding anything to the contrary in Section 11 hereof, in all cases be fully justified in failing or refusing to act hereunder unless it shall be further indemnified to its satisfaction by the Secured Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(v)                                 Except as expressly provided herein and in the Security Documents, the Collateral Agent shall have no duty to take any affirmative steps with respect to the collection of amounts payable in respect of the Pledged Collateral.  The Collateral Agent shall incur no liability to any Secured Party as a result of any sale of any Pledged Collateral at any private sale, so long as such sale is made in compliance with the applicable provisions of the UCC relating to the disposition of collateral.

(vi)                              The Collateral Agent may resign at any time by giving at least 5 days’ notice thereof to the Secured Parties (such resignation to take effect as hereinafter provided).   Any successor Collateral Agent appointed pursuant to this clause shall be a commercial bank organized under the laws of the United States of America or any state thereof and having a combined capital and surplus of at least $500,000,000.

Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent, and the retiring or removed Collateral Agent shall thereupon be discharged from its duties and obligations hereunder.  After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Section 12.8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent.

13.                                 Successors and Assigns; Lender Assignments and Participations.  Any reference in this Agreement or any other Credit Document to any of the parties hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of the Company, the other Obligors, the Administrative Agent or the Lenders that are contained in this Agreement or any other Credit Documents shall bind and inure to the benefit of their respective successors and assigns; provided, however, that (a) the Company and its Subsidiaries may not assign their rights or obligations under this Agreement or any other Credit Document except for mergers or liquidations permitted by Section 6.11, and (b) the Lenders shall be not entitled to assign their respective Percentage Interests in the credits extended hereunder or their Working Capital Commitments except as set forth below in this Section 13.

13.1.                        Assignments by Lenders.

13.1.1                  Assignees and Assignment Procedures.  Each Lender may, with the consent of (a) the Administrative Agent and (b) so long as (i) no Event of Default exists and (ii) the proposed assignee is not already a Lender hereunder or an Affiliate or Approved Fund of any Lender hereunder, the Company (which consents will not be unreasonably withheld), in compliance with applicable laws in connection with such assignment, assign to one or more banks, mutual funds or other financial institutions (each, an “Assignee”) all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents, including all or a portion, which need not be pro rata between the Working Capital Loans and the Letter of Credit Exposure, of its Loans or Working Capital Commitments, any Loan and Letter of Credit Exposure at the time owing to it and the Notes held by it, but excluding its rights and obligations as a Letter of Credit Issuer; provided, however, that

(i)                                     the aggregate amount of the Working Capital Commitments and Loans of the assigning Lender subject to each such assignment (A) to any Assignee other than another Lender or (B) to any group of Assignees the members of which are Affiliates of one another and which does not include an existing Lender (determined in each case as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than $5,000,000; provided, however, that in the case of an assignment to an Affiliate or Approved Fund of the assigning Lender the amount assigned may be less than the minimum dollar amounts set forth in this clause (i); and

(ii)                                  the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (the “Assignment and Acceptance”) substantially in the form of Exhibit 13.1.1, together with the Note subject to such assignment and a processing and recordation fee of $3,500 payable to the Administrative Agent by the assigning Lender.

Upon acceptance and recording pursuant to Section 13.1.4, from and after the effective date specified in each Assignment and Acceptance (which effective date shall be at least five Banking Days after the execution thereof unless waived by the Administrative Agent),

(1)                                  the Assignee shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and

(2)                                  the assigning Lender shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2.4, 3.5, 3.6, 3.7, 3.8 and 11, as well as to any fees accrued for its account hereunder and not yet paid).

13.1.2                  [Reserved]

13.1.3                  Terms of Assignment and Acceptance.  By executing and delivering an Assignment and Acceptance, the assigning Lender and the Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

(a)                                  other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto;

(b)                                 such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company and its

Subsidiaries or the performance or observance by the Company or any of its Subsidiaries of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto;

(c)                                  such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.2 or Section 6.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d)                                 such Assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(e)                                  such Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and

(f)                                    such Assignee agrees that it will perform in accordance with the terms of this Agreement all the obligations which are required to be performed by it as a Lender.

13.1.4                  Register.  The Administrative Agent shall maintain at the Stamford Office a register (the “Register”) for the recordation of (a) the names and addresses of the Lenders and the Assignees which assume rights and obligations pursuant to an assignment under Section 13.1.1, (b) the Percentage Interest of each such Lender as set forth in Section 12.1 and (c) the amount of the Loan and Letter of Credit Exposure owing to each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of demonstrable error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is registered therein for all purposes as a party to this Agreement.  The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.  In maintaining the Register as provided in this Section 13.1.4, and for no other purpose of this Agreement, the Administrative Agent shall be acting solely as agent of the Company and not of the Lenders.

13.1.5                  Acceptance of Assignment and Assumption.  Upon its receipt of a completed Assignment and Acceptance executed by an assigning Lender and an Assignee together with the Note subject to such assignment, and the processing and recordation fee referred to in Section 13.1.1, the Administrative Agent shall (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register and (c) give prompt notice thereof to the Company.  Within five Banking Days after receipt of notice, the

Company, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note, a new Note to the order of such Assignee in a principal amount equal to the applicable Working Capital Commitment and Loan assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Working Capital Commitment and Loan, a new Note to the order of such assigning Lender in a principal amount equal to the applicable Working Capital Commitment and Loan retained by it.  Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, and shall be dated the date of the surrendered Note which it replaces.

13.1.6                  Federal Reserve Bank.  Notwithstanding the foregoing provisions of this Section 13, any Lender may at any time pledge or assign all or any portion of such Lender’s rights under this Agreement and the other Credit Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from such Lender’s obligations hereunder or under any other Credit Document.

13.1.7                  Further Assurances.  The Company and its Subsidiaries shall sign such documents and take such other actions from time to time reasonably requested by an Assignee to enable it to share in the benefits of the rights created by the Credit Documents.

13.2.                        Credit Participants.  Each Lender may, in compliance with applicable laws in connection with such participation, sell to one or more commercial banks or other financial institutions (each a “Credit Participant”) participations in all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Working Capital Commitment, the Loan and Letter of Credit Exposure owing to it and the Note held by it); provided, however, that

(a)                                  such Lender’s obligations under this Agreement shall remain unchanged;

(b)                                 such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)                                  the Credit Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 3.2.4, 3.5, 3.6, 3.7, 3.8 and 11, but shall not be entitled to receive any greater payment thereunder than the selling Lender would have been entitled to receive with respect to the interest so sold if such interest had not been sold; and

(d)                                 the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right as one of the Lenders to vote with respect to the enforcement of the obligations of the Company relating to the Loan and Letter of Credit Exposure and the approval of any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications, consents or waivers described in clause (b) of the proviso to Section 12.6).

Each Obligor agrees, to the fullest extent permitted by applicable law, that any Credit Participant and any Lender purchasing a participation from another Lender pursuant to Section 12.5 may exercise all rights of payment (including the right of set-off), with respect to its participation as fully as if such Credit Participant or such Lender were the direct creditor of the Obligors and a Lender hereunder in the amount of such participation.

13.3.                        Replacement of Lender.  In the event that any Lender or, to the extent applicable, any Credit Participant (the “Affected Lender”),

(a)                                  fails to perform its obligations to fund any portion of the Loan or to issue any Letter of Credit on the Amendment and Restatement Date or Subsequent Closing Date, as the case may be, when required to do so by the terms of the Credit Documents;

(b)                                 demands payment under the reserve provisions of Section 3.5, the Tax provisions of Section 3.6, the capital adequacy provisions of Section 3.7 or the regulatory change provisions in Section 3.8 in an amount the Company deems materially in excess of the amounts with respect thereto demanded by the other Lenders; or

(c)                                  refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the holders of 100% of the Percentage Interests under Section 12.6(b) that is consented to by the Required Lenders;

then, so long as no Event of Default exists, the Company shall have the right to seek one or more replacement lenders which is reasonably satisfactory to the Administrative Agent (the “Replacement Lender”).  The Replacement Lender shall purchase the interests of the Affected Lender in the Loans, Letters of Credit and its Working Capital Commitment and shall assume the obligations of the Affected Lender hereunder and under the other Credit Documents upon execution by the Replacement Lender of an Assignment and Acceptance and the tender by it to the Affected Lender of a purchase price agreed between it and the Affected Lender (or, if they are unable to agree, a purchase price in the amount of the Affected Lender’s Percentage Interest in the Loan and Letter of Credit Exposure, or appropriate credit support for contingent amounts included therein, and all other outstanding Credit Obligations then owed to the Affected Lender).  Such assignment by the Affected Lender shall be deemed an early termination of any Eurodollar Pricing Option to the extent of the Affected Lender’s portion thereof, and the Company will pay to the Affected Lender any resulting amounts due under Section 3.2.4.  Upon consummation of such assignment, the Replacement Lender shall become party to this Agreement as a signatory hereto and shall have all the rights and obligations of the Affected Lender under this Agreement and the other Credit Documents with a

Percentage Interest equal to the Percentage Interest of the Affected Lender, the Affected Lender shall be released from its obligations hereunder and under the other Credit Documents, and no further consent or action by any party shall be required.  Upon the consummation of such assignment, the Company, the Administrative Agent and the Affected Lender shall make appropriate arrangements so that a new Working Capital Note is issued to the Replacement Lender if it has acquired a portion of the Working Capital Loans.  The Company and the Guarantors shall sign such documents and take such other actions reasonably requested by the Replacement Lender to enable it to share in the benefits of the rights created by the Credit Documents.  Until the consummation of an assignment in accordance with the foregoing provisions of this Section 13.3, the Company shall continue to pay to the Affected Lender any Credit Obligations as they become due and payable.

14.                                 Confidentiality.  No Lender will make any disclosure of confidential information furnished to it directly or indirectly by the Company or any of its Subsidiaries unless such information shall have become public, except

(a)                                  in connection with operations under or the enforcement of this Agreement or any other Credit Document;

(b)                                 pursuant to any statutory or regulatory requirement or any mandatory court order, subpoena or other legal process;

(c)                                  to any parent or corporate Affiliate of such Lender or to any Credit Participant, proposed Credit Participant or proposed Assignee; provided, however, that any such Person shall agree to comply with the restrictions set forth in this Section 14 with respect to such information;

(d)                                 to its independent counsel, auditors and other professional advisors with an instruction to such Person to keep such information confidential;

(e)                                  to the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about the investment portfolio of such Lender; and

(f)                                    with the prior written consent of the Company, to any other Person.

15.                                 Foreign Lenders.  If any Lender is not incorporated or organized under the laws of the United States of America or a state thereof, such Lender shall deliver to the Company and the Administrative Agent the following:

(a)                                  two duly completed copies of United States Internal Revenue Service Form W-8BEN or Form W-8ECI, W-8IMY or successor form, as the case may be, certifying in each case that such Person (or the beneficial owner) is entitled to receive payments under this Agreement, the Notes and reimbursement obligations under Letters of Credit payable to it, without deduction or withholding of any United States federal income taxes, provided, however, that in the case of such a Lender claiming exemption from United States withholding tax under section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN or form W-8IMY, as the case may be, or any subsequent version thereof or successor thereto (and, if such Lender delivers a Form W-8BEN or Form W-8IMY, as the case may be, a certificate representing that such Lender (or the beneficial owner) is not a bank for purposes of section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of section 864(d)(4) of the Code)), properly completed and duly executed by such Lender (or beneficial owner) claiming complete exemption from United States withholding tax on payments of interest by the Company under this Agreement; and

(b)                                 a duly completed Internal Revenue Service Form W-8BEN or W-9 or successor form, as the case may be, to establish an exemption from United States backup withholding tax.

Each such Lender that delivers to the Company and the Administrative Agent a Form W-8BEN, W-8ECI, W-8IMY and/or W-9 pursuant to this Section 15 further undertakes to deliver to the Company and the Administrative Agent two further copies of such Form, or successor applicable form, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company and the Administrative Agent.  Such Forms W-8BEN or W-8ECI shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.  The foregoing documents need not be delivered in the event any change in treaty, law or regulation or official interpretation thereof has occurred which renders all such forms inapplicable or which would prevent such Lender from delivering any such form with respect to it, or such Lender advises the Company that it is not capable of receiving payments without any deduction or withholding of United States federal income tax and, in the case of a Form W-8BEN or W-9, establishing an exemption from United States backup withholding tax.  Until such time as the Company and the Administrative Agent have received such forms indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Company shall withhold taxes from such payments at the applicable statutory rate without regard to Section 3.6.

16.                                 Notices.  Except as otherwise specified in this Agreement, any notice required to be given pursuant to this Agreement or any other Credit Document shall be given in writing.  Any notice, consent, approval, demand or other communication in connection with this Agreement or any other Credit Document shall be deemed to be given if given in writing (including by telecopy) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor) and, if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, unless actual receipt of the notice is required by any Credit Document, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

If to the Company or any of its Subsidiaries, to it at its address set forth in Exhibit 7.1 (as supplemented pursuant to Sections 6.4.1 and 6.4.2), to the attention of the chief financial officer, with a copy to Hogan & Hartson L.L.P., One Tabor Center, Suite 1500, 1200 Seventeenth Street, Denver, CO 80202, Attention:  Whitney Holmes.

If to any Lender or the Administrative Agent, to it at its address set forth on the signature pages of this Agreement or in the Register, with a copy to the Administrative Agent, with a copy to Cahill Gordon & Reindel llp, 80 Pine Street, New York, NY 10005, Attn: Michael E. Michetti.

17.                                 Course of Dealing; Amendments and Waivers.  No course of dealing between any Lender or the Administrative Agent, on one hand, and the Company or any other Obligor, on the other hand, shall operate as a waiver of any of the Lenders’ or the Administrative Agent’s rights under this Agreement or any other Credit Document or with respect to the Credit Obligations.  Each of the Company and the Guarantors acknowledges that if the Lenders or the Administrative Agent, without being required to do so by this Agreement or any other Credit Document, gives any notice or information to, or obtains any consent from, the Company or any other Obligor, the Lenders and the Administrative Agent shall not by implication have amended, waived or modified any provision of this Agreement or any other Credit Document, or created any duty to give any such notice or information or to obtain any such consent on any future occasion.  No delay or omission on the part of any Lender or the Administrative Agent in exercising any right under this Agreement or any other Credit Document or with respect to the Credit Obligations shall operate as a waiver of such right or any other right hereunder or thereunder.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.  No waiver, consent or amendment with respect to this Agreement or any other Credit Document shall be binding unless it is in writing and signed by the Administrative Agent or the Required Lenders.

18.                                 Defeasance.  When all Credit Obligations have been paid and all Letters of Credit terminated and returned to the Letter of Credit Issuer or cash collateralized in a manner satisfactory to the Lenders, and if at the time no Lender continues to be committed to extend any credit to the Company hereunder or under any other Credit Document, this Agreement shall terminate and, at the Company’s written request, accompanied by such certificates and other items as the Administrative Agent shall reasonably deem necessary, the

Pledged Collateral shall revert to the Obligors and the right, title and interest of the Lenders therein shall terminate.  Thereupon, on the Obligors’ demand and at their cost and expense, the Administrative Agent shall execute proper instruments acknowledging satisfaction of and discharging this Agreement and shall redeliver to the Obligors any Pledged Collateral then in its possession; provided, however, that Sections 3.2.4, 3.5, 3.6, 3.7, 3.8, 11, 12.8.7, 12.11, 14, 21 and 22 shall survive the termination of this Agreement.

19.                                 No Strict Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement and the other Credit Documents with counsel sophisticated in financing transactions.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Credit Documents shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the other Credit Documents.

20.                                 Certain Obligor Acknowledgments.  Each of the Company and the other Obligors acknowledges that

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Obligors arising out of or in connection with this Agreement or any other Credit Document, and the relationship between the Administrative Agent and Lenders, on one hand, and the Obligors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Obligors and the Lenders.

21.                                 Venue; Service of Process; Certain Waivers.  Each of the Company and the other Obligors

(a)                                  irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of New York and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Credit Document or the subject matter hereof or thereof;

(b)                                 waives to the extent not prohibited by applicable law that cannot be waived, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or any other Credit Document, or the subject matter hereof or thereof, may not be enforced in or by such court;

(c)                                  each of the Company and the other Obligors consents to service of process in any such proceeding in any manner at the time permitted by applicable New York State law and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 16 is reasonably calculated to give actual notice; and

(d)                                 Waives to the extent not prohibited by applicable law that cannot be waived any right if may have to claim or recover in any such proceeding any special, exemplary, punitive or consequential damages.

22.                                 WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE COMPANY, THE OTHER OBLIGORS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY CREDIT OBLIGATION OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE LENDERS, THE ADMINISTRATIVE, THE COLLATERAL AGENT, THE COMPANY OR ANY OTHER OBLIGOR IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.  Each of the Company and the other Obligors acknowledges that it has been informed by the Administrative Agent that the provisions of this Section 22 constitute a material inducement upon which each of the Lenders has relied and will rely in entering into this Agreement and any other Credit Document, and that it has reviewed the provisions of this Section 22 with its counsel.  Any Lender, the Administrative Agent, the Company or any other Obligor may file an original counterpart or a copy of this Section 22 with any court as written evidence of the consent of the Company, the other Obligors, the Administrative Agent and the Lenders to the waiver of their rights to trial by jury.

23.                                 General.  Time is (and shall be) of the essence in this Agreement and the other Credit Documents.  All covenants, agreements, representations and warranties made in this Agreement or any other Credit Document or in certificates delivered pursuant hereto or thereto shall be deemed to have been relied on by each Lender, notwithstanding any investigation made by any Lender on its behalf, and shall survive the execution and delivery to the

Lenders hereof and thereof.  The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable position shall be modified so as to be enforced to the maximum extent of its validity or enforceability.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.  This Agreement and the other Credit Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings and agreements, whether written or oral.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument.  This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of New York, except as may be required by the UCC with respect to matters involving the perfection of the Collateral Agent’s Lien on the Pledged Collateral.

Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.

TRANSMONTAIGNE INC.

By:	/s/ Donald H. Anderson
Name: Donald H. Anderson
Title: President

TRANSMONTAIGNE PRODUCT SERVICES INC.

By:	/s/ Randall J. Larson
Name: Randall J. Larson
Title: Executive Vice President

TRANSMONTAIGNE TRANSPORT INC.

By:	/s/ Donald H. Anderson
Name: Donald H. Anderson
Title: President

COASTAL FUELS MARKETING, INC.

By:	/s/ Randall J. Larson
Name: Randall J. Larson
Title: Executive Vice President

COASTAL TUG AND BARGE, INC.

By:	/s/ Randall J. Larson
Name: Randall J. Larson
Title: Executive Vice President

UBS AG, Stamford Branch As Administrative Agent and Collateral Agent

By:	/s/ Wilfred V. Saint
Name: Wilfred V. Saint
Title: Associate Director, Banking Products Services, US

By:	/s/ Thomas R. Salzano
Name: Thomas R. Salzano
Title: Director, Banking Products Services, US

UBS AG, Cayman Islands Branch as Working Capital Lender

By:	/s/ Wilfred V. Saint
Name: Wilfred V. Saint
Title: Associate Director, Banking Products Services, US

By:	/s/ Thomas R. Salzano
Name: Thomas R. Salzano
Title: Director, Banking Products Services, US

Wachovia Bank, National Association as Syndication Agent and Lender

By:	/s/ Philip Trinder
Name: Philip Trinder
Title: Vice President

Société Générale, New York Branch

By:	/s/ Jordan Neroff
Name: Jordan Neroff
Title: Vice President

By:	/s/ Emmanuel Chesneau
Name: Emmanuel Chesneau
Title: Director

BNP Paribas

By:	/s/ Zali Win
Name: Zali Win
Title: Director

By:	/s/ Sally Haswell
Name: Sally Haswell
Title: Director

Wells Fargo Bank, N.A.

By:	/s/ Laura Bumgarner
Name: Laura Bumgarner
Title: Relationship Manager

Hibernia National Bank

By:	/s/ Daria Mahoney
Name: Daria Mahoney
Title: Vice President

U.S. Bank National Association

By:	/s/ Monte E. Deckerd
Name: Monte E. Deckerd
Title: Vice President

BANK OF SCOTLAND

By:	/s/ Susan E. Hay
Name: Susan E. Hay
Title: Director, Business Services

BANK OF OKLAHOMA, N.A.

By:	/s/ Michael M. Logan
Name: Michael M. Logan
Title: Senior Vice President

Natexis Banques Popalaires

By:	/s/ David Pershad
Name: David Pershad
Title: Vice President

By:	/s/ Guillaume de Parscau
Name: Guillaume de Parscau
Title: First Vice President & Group Manager